   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997



                                                      REGISTRATION NO. 333-39187

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       BRIDGESTREET ACCOMMODATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                            7021                           04-3327773
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                             30670 BAINBRIDGE ROAD
                                SOLON, OH 44139
                                 (440) 248-3005
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             WILLIAM N. HULETT, III
                       BRIDGESTREET ACCOMMODATIONS, INC.
                             30670 BAINBRIDGE ROAD
                                SOLON, OH 44139
                                 (440) 248-3005
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                            JAMES E. DAWSON, ESQUIRE
                         NUTTER, MCCLENNEN & FISH, LLP
                            ONE INTERNATIONAL PLACE
                                BOSTON, MA 02110
                                 (617) 439-2000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

===========================================================================================================
                                                                         PROPOSED MAXIMUM
                                                        PROPOSED MAXIMUM     AGGREGATE
        TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE      OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED      PER SHARE(1)       PRICE(1)     REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........... 1,500,000 shares      $10.125       $15,187,500     $4,602.27(2)
===========================================================================================================


(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Common Stock reported on The Nasdaq National Market on October 28, 1997.


(2) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS



                                1,500,000 SHARES


                       LOGO: BRIDGESTREET ACCOMMODATIONS

                                  COMMON STOCK

                            ------------------------

     This Prospectus relates to 1,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of BridgeStreet Accommodations, Inc. ("BridgeStreet" or the "Company") that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

     BridgeStreet intends to concentrate its acquisitions within the flexible accommodation services industry. If the opportunity arises, however, BridgeStreet may attempt to make acquisitions that are either complementary to its present operations or advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between BridgeStreet and the owners or controlling persons of businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


     The Company's Common Stock is listed on The Nasdaq National Market under the symbol "BEDS." The closing market price of the Common Stock on The Nasdaq National Market on November 10, 1997 was $10.75.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.


                               November 14, 1997

                       This page intentionally left blank

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and pro forma and historical financial statements, including the notes thereto, appearing elsewhere in this Prospectus. BridgeStreet Accommodations, Inc. ("BridgeStreet" or the "Company") was incorporated in 1996, and in January and March 1997 acquired by merger (the "Combination") five flexible accommodation service providers (the "Founding Companies"). See "Combination." Unless otherwise indicated, the information contained in this Prospectus gives effect to the Combination. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY


     BridgeStreet is a leading provider of flexible accommodation services in 17 metropolitan areas primarily located in the Midwest and Mid-Atlantic regions of the United States. The Company offers high-quality, fully-furnished apartments, townhouses, condominiums and to a lesser extent, houses (collectively, "accommodations"), primarily for individuals traveling on business and company executives relocating to new communities who require lodging for one week to several months. Together with the specialized amenities offered by the Company, these accommodations are intended to provide guests with a "home away from home." As of June 30, 1997, BridgeStreet had more than 2,700 units under lease, and for the six months ended June 30, 1997, BridgeStreet's average occupancy rate was approximately 90%.


     As a provider of flexible accommodation services, BridgeStreet leases substantially all of its accommodations on a short-term basis from property managers, and then rents them to its clients. This enables the Company to (i) adjust the quantity, mix and location of its accommodations as client needs dictate and local economic conditions warrant, (ii) expand and enter new markets without the costs and lead times associated with investing in "bricks and mortar" and (iii) avoid the fixed costs associated with ownership or long-term leasing of real estate. The Company also leases the furniture for its accommodations on a short-term basis from furniture rental companies. These furniture leasing arrangements enable BridgeStreet to maintain well-appointed, modern and attractive accommodations, upgrade and replace furniture as needed, and satisfy specific furnishing requests. BridgeSteet's leasing strategy distinguishes it from fixed-location lodging providers, such as all-suite or extended-stay hotels, that own their lodging facilities and furnishings or lease them on a long-term basis.

     Traditionally, travelers on extended trips have stayed in hotels and motels. According to the American Hotel and Motel Association, in 1995, business travelers staying three or more nights represented approximately 37% of total domestic hotel stays during that year. The Company believes that business travelers on extended trips increasingly desire alternatives to conventional hotel and motel rooms, which typically lack the spaciousness and amenities of home. The Company believes that this has been an important factor in the recent growth in the extended-stay segment of the lodging industry. Participants in this segment include flexible accommodation service providers, all-suite hotels and extended-stay hotels.

     By providing flexible accommodation services, the Company can satisfy client requests for accommodations in a variety of locations and neighborhoods, as well as requests for accommodations of specific types and sizes. The substantial majority of the Company's accommodations are located within high-quality property complexes that typically feature, among other things, in-unit washers and dryers, dedicated parking and access to fitness facilities (including, in many cases, pools, saunas and tennis courts). In addition, at a guest's request, BridgeStreet can upgrade an accommodation by providing specialized amenities such as office furniture, fax machines and computers. The Company's accommodations generally are priced competitively with all-suite and upscale extended-stay hotel rooms even though, on average, the Company believes its accommodations are substantially larger.

     BridgeStreet was founded in August 1996, and in the first quarter of 1997 combined by merger five regional providers of flexible accommodation services. The Company has achieved significant growth in recent years. On a combined basis, units available for rent increased from 1,041 units on December 31, 1994 to 1,936 units on December 31, 1996, representing a compound annual growth rate of 36%. In addition, combined net

--------------------------------------------------------------------------------

revenues increased from $18.9 million in 1994 to $37.6 million in 1996, representing a compound annual growth rate of 41%.

     The Company plans to achieve its goal of becoming a leading national provider of flexible accommodation services by implementing an aggressive acquisition program and a national operating strategy designed to increase internal revenue growth, cost efficiencies and profitability. Key elements of the Company's business strategy include:

     Growth Through Acquisitions. The Company believes that the flexible accommodation services industry is highly fragmented, with over 400 geographically dispersed companies in the United States, few of which have more than a regional presence. BridgeStreet plans to take advantage of the fragmented nature of the industry by acquiring flexible accommodation service companies in major metropolitan areas frequented by business travelers. BridgeStreet intends to implement its business model at each acquired company as soon as practicable after the acquisition is completed. BridgeStreet's acquisition strategy is to:

     - Enter New Geographic Markets and Establish Nationwide Coverage. In each new market, the Company intends to target for acquisition one local or regional flexible accommodation services provider having the size and quality of operations suitable for serving as the Company's base for expansion in the market. Acquisitions in new markets will enable BridgeStreet to (i) gain local or regional market share rapidly, (ii) increase sales to existing clients by meeting their needs for accommodations in other regions, (iii) increase sales to the acquired company's clients by providing them with access to BridgeStreet's growing national network and (iv) establish the BridgeStreet brand name in new regions and enhance its nationwide recognition. The Company also may expand into new markets by establishing new operations.

     - Expand Within Existing Markets. Once the Company has established operations in a new region, it may seek to expand its market share by acquiring other flexible accommodation service providers within that region. The Company believes that it can achieve operating efficiencies by incorporating the businesses of smaller acquired companies into the Company's operations without any significant increase in infrastructure. On June 30, 1997, the Company acquired the assets of a flexible accommodation services provider in Memphis, Tennessee with 135 units under lease.

     National Operating Strategy. The Company has begun to implement a national operating strategy with the following components:

     - Maximize Sales to Existing and New Clients. The Company plans to maximize sales to existing corporate clients and to obtain new clients through a national sales and marketing program which highlights the Company's expanding national network. Many of the Company's clients are Fortune 1000 companies with significant, national employee lodging requirements. These corporate clients generally have numerous key decision makers (such as human resource directors, relocation managers or training directors) who both establish and administer company travel and accommodation policies. The Company plans to obtain a greater share of each client's lodging requirements by establishing relationships with additional key decision makers and emphasizing the Company's expanding national presence.

     - Achieve Cost Efficiencies. The Company believes it should be able to reduce total operating expenses of the Founding Companies and any additional acquired companies by consolidating certain functions (including sales, marketing and purchasing operations) performed separately by such companies. In addition, the Company believes that as a large, national flexible accommodation services company, it should be able to achieve lower costs (as a percentage of revenues) compared to those of the individual Founding Companies and other acquired companies in such areas as leasing accommodations and furniture, purchasing certain hard and soft goods, and obtaining financing arrangements, employee benefits and insurance.

     - Adopt Best Practices. The Company will continue reviewing its operations at the local and regional operating levels in order to identify "best practices" that can be implemented throughout its operations. Areas where "best practices" may be utilized include accommodation pricing, occupancy management and cash flow management. BridgeStreet believes the implementation of these practices will enable the Company to provide superior customer service and maximize sales opportunities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     - Implement Management Information System. BridgeStreet intends to develop and implement a centrally-controlled, computerized management information system that will integrate the Company's customer contact, sales, marketing, finance, telephone, property management, internet access, lease management and reservation functions. BridgeStreet believes that the proposed system will enable it to deliver superior customer service, more efficiently manage its operations and achieve cost savings.

     The Company is a Delaware corporation. Its principal executive offices are located at 30670 Bainbridge Road, Solon, Ohio 44139 and its telephone number is
(440) 248-3005. As used herein, unless the context otherwise requires, "BridgeStreet" or the "Company" refers to BridgeStreet Accommodations, Inc. and its wholly-owned subsidiaries.












--------------------------------------------------------------------------------

                        SUMMARY UNAUDITED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND FOOTNOTE DATA)


     The following summary unaudited financial data presents certain data of the Company, as adjusted, in the case of the Pro Forma Statement of Operations Data, for (i) the effects of the Combination on a historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements of the Founding Companies and (iii) the consummation on September 30, 1997 of the initial public offering of the Company's Common Stock (including the underwriters' exercise on September 26, 1997 of their over-allotment option in connection therewith) (the "IPO"). See the Company's Unaudited Pro Forma Combined Financial Statements and Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                           PRO FORMA           PRO FORMA             ACTUAL
                                                           YEAR ENDED      NINE MONTHS ENDED      THREE MONTHS
                                                          DECEMBER 31,       SEPTEMBER 30,           ENDED
                                                            1996(1)           1997(1)(2)       SEPTEMBER 30, 1997
                                                          ------------     -----------------   ------------------
STATEMENT OF OPERATIONS DATA:
  Revenues..............................................  $   37,566          $  38,082             $ 15,371
  Operating income (3)..................................       1,790              1,331                1,371
  Income before income taxes(4).........................       1,783              1,584                1,455
  Net income (loss)(5)..................................  $      871          $     327             $    800
                                                          ==========          =========
  Net income (loss) per share...........................  $     0.12          $    0.04             $   0.15
                                                          ==========          =========
  Weighted average shares outstanding...................   7,567,250          7,567,250            5,498,952



                                                                                        SEPTEMBER 30, 1997
                                                                                        ------------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.....................................................................       $ 13,331
  Total assets........................................................................       $ 42,600
  Long-term debt, net of current maturities...........................................             20
  Total stockholders' equity..........................................................         34,797


---------------


(1) The Pro Forma Statement of Operations Data assumes that the Combination and the IPO took place at the beginning of the period. This data is not necessarily indicative of the results the Company would have had if these events actually then occurred or of the Company's future results. The Pro Forma Statement of Operations Data for the year ended December 31, 1996 excludes (i) any adjustments for the compensation to be paid in 1997 for services to be rendered in 1997 by the Company's Chief Executive Officer and Chief Financial Officer pursuant to their employment agreements, and (ii) non-recurring, non-cash compensation expense recorded in the first quarter of 1997 in connection with the accelerated vesting of restricted stock. The Pro Forma Statement of Operations Data for the nine months ended September 30, 1997 assumes the acquisition of Home Again occurred at the beginning of the period. See "Combination." The pro forma data is based on preliminary estimates, available information and certain assumptions that management deems appropriate, and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.



(2) Includes non-recurring, non-cash compensation expense of $1,210,000 recorded in connection with the accelerated vesting of restricted stock. This represents a reduction of $0.16 per share in the Pro Forma Statement of Operations.



(3) Reflects (i) for the year ended December 31, 1996, the reduction of $552,000 in salary and benefits to executives of the Founding Companies and the amortization of $497,000 of goodwill to be recorded as a result of the Combination, assuming a 35-year amortization period, and (ii) for the nine months ended September 30, 1997, an increase of $30,000 in such salary and benefits and the amortization of $16,000 of goodwill in connection with the acquisition of Home Again.



(4) Reflects an interest expense reduction of $158,000 for the year ended December 31, 1996 and $120,000 for the nine months ended September 30, 1997 related to bank debt and notes payable repaid from the net proceeds of the IPO.



(5) Reflects an increase in the Company's historical provision for income taxes of $373,000 for the year ended December 31, 1996 to account for the Company's estimated consolidated effective tax rate subsequent to the Combination, after considering nondeductible goodwill amortization, and an increase of $85,000 in the historical provision for income taxes for the nine months ended September 30, 1997 to account for the estimated consolidated 1997 effective tax rate, after considering nondeductible goodwill.

--------------------------------------------------------------------------------

            SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL AND OTHER DATA
                               (DOLLARS IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies (including their respective affiliates, if any) for the three most recent fiscal years.

                                                                     YEAR ENDED DECEMBER 31,
                                                                    -------------------------
                                                                     1994     1995     1996
                                                                    ------   ------   -------
Temporary Corporate Housing Columbus, Inc.
  Revenues........................................................  $8,309   $9,754   $12,502
  Operating income................................................     206      336     1,087
  Number of units leased at end of year...........................     510      539       624

Corporate Lodgings, Inc.
  Revenues........................................................  $4,069   $6,067   $ 8,820
  Operating income................................................      87       39       195
  Number of units leased at end of year...........................     213      301       434

Exclusive Interim Properties, Ltd.(1)
  Revenues........................................................  $4,015   $5,521   $ 8,626
  Operating income................................................     104      300       213
  Number of units leased at end of year(2)........................     125      302       441

Home Again, Inc.
  Revenues........................................................  $  532   $1,570   $ 4,035
  Operating income (loss).........................................     (49)      74       315
  Number of units leased at end of year...........................      40      100       198

Temporary Housing Experts, Inc.
  Revenues........................................................  $2,000   $3,086   $ 3,583
  Operating income (loss).........................................     115       30       (73)
  Number of units leased at end of year...........................     153      214       239

---------------

(1) Prior to the Combination, Exclusive Interim Properties, Ltd.'s fiscal year end was March 31. The 1994 and 1995 data presents data for that company's fiscal years ended March 31, 1995 and 1996, respectively. The 1996 data presents 12 months of data derived from the unaudited three-month period ended March 31, 1996 and the audited nine-month period ended December 31, 1996.

(2) Includes 19 condominium units owned by Exclusive Interim Properties, Ltd. for all periods presented.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and other factors discussed elsewhere in this Prospectus.

LIMITED COMBINED OPERATING HISTORY

     BridgeStreet was founded in August 1996 to acquire flexible accommodation service providers and has only conducted combined operations since the Combination in the first quarter of 1997. Prior to the Combination, each of the Founding Companies operated (together with any affiliates) as a separate, independent entity. The Company generally has continued to operate the Founding Companies under their current management, although it has integrated some sales, marketing and purchasing operations, implemented centralized financial and management information systems and controls, and implemented "best practices" throughout its operations. The Company's senior management group has been assembled only recently, and there can be no assurance that this group will be successful in the Company's integration and implementation efforts, in managing the combined operations of the Founding Companies or in implementing the Company's business strategy. Any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND PLANNED RAPID EXPANSION


     As part of its strategy to establish a nationwide presence, the Company initially has targeted the following markets within which to expand its operations: Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, New York, Philadelphia, Phoenix, San Francisco, Seattle, Tampa, Toronto and Vancouver. BridgeStreet intends to grow in part through the acquisition of additional flexible accommodation service providers in these and other major metropolitan markets throughout the United States. However, in cases where the Company seeks to enter a new market but is unable to acquire a suitable existing provider on terms the Company deems acceptable, the Company may elect to establish a new operation or strategic alliance in that market. The Company also intends to pursue rapid internal growth through expansion of existing and acquired operations. See "Business -- Growth Strategy" and "-- Acquisition and Expansion Strategy."


     There can be no assurance that the Company will be successful in entering any market which it has targeted for expansion. There also can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses in existing or targeted expansion markets or successfully integrate any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Certain risks inherent in an acquisition strategy, such as increasing leverage and debt service requirements (to the extent that the Company elects to finance its acquisitions with debt) and encountering difficulties associated with combining disparate company systems and cultures, could adversely affect the Company's ability to integrate acquired businesses. The process of integrating acquired companies may involve unforeseen difficulties and may require a disproportionate amount of management's attention and financial and other resources. Moreover, increased competition for acquisition candidates may develop, in which event fewer acquisition opportunities may be available to the Company and acquisition costs for the opportunities that are available may be higher. There can be no assurance that any business acquired in the future will achieve anticipated revenues and earnings. In addition, the size, timing and integration of such acquisitions may cause substantial fluctuations in the Company's operating results from quarter to quarter. To the extent that the Company chooses to enter particular markets by establishing new operations, its results may be adversely affected by the increased time required for such operations to achieve profitability. Future internal growth will depend on a number of factors, including the effective and timely initiation and development of client relationships, the availability of additional accommodations on acceptable terms, the maintenance of the high quality of services the Company provides to its guests, and the recruitment, training, motivation and retention of qualified employees.

     Sustaining the Company's growth and expansion will require substantial enhancements to the Company's operational and financial systems and controls as well as additional administrative, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations successfully or that it will be able to maintain or accelerate its growth, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO ACQUISITION FINANCING

     The Company may choose to finance future acquisitions by issuing shares of Common Stock for a portion or all of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates otherwise are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company might not be able to utilize Common Stock as consideration for acquisitions and would be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it could obtain additional capital through debt or equity financings. While the Company currently has a $10 million revolving credit facility to finance acquisitions, there can be no assurance that this credit facility will be sufficient for the Company's acquisition financing needs in the near term, or that additional financing will be available if and when needed or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- BridgeStreet." The inability of the Company to use its Common Stock as consideration for future acquisitions or to obtain additional financing for acquisitions could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that future issuances of Common Stock in connection with acquisitions will not be dilutive to the Company's stockholders.

MARKET ACCEPTANCE OF BRAND NAME

     BridgeStreet has yet to complete the integration of the Founding Companies and, as a result, has limited history upon which to gauge client acceptance of its combined operations. Further, the Company will compete against other companies with substantially greater brand name recognition, and there can be no assurance that the Company will be able to persuade clients of such competitors to use the Company's services. The failure of the Company to successfully establish and promote "BridgeStreet" as a recognized brand name capable of attracting sufficient numbers of clients, or the receipt of adverse publicity relating to the Company's brand name, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing" and "-- Competition."

DEPENDENCE ON THIRD PARTIES

     BridgeStreet generally leases its accommodations from residential property managers. The Company's profitability largely depends on its ability to lease accommodations on favorable terms, and local or regional declines in either vacancy rates or new apartment construction could lead to an increase in leasing costs or an inability to satisfy client demand. The Company also leases the furniture used in its accommodations from furniture rental companies, which may increase their prices, restrict the Company's flexibility in renting greater or lesser amounts of furniture, or otherwise impose unfavorable conditions on the Company's ability to customize the furnishings in its accommodations. The Company's reliance on third party vendors, assuming the occurrence of any of the events described above, would negatively affect the Company's operating margins and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Properties" and " -- Accommodations and Services."

MARKET CONDITIONS MAY AFFECT PROFITABILITY

     The Company's operating results depend primarily on the difference, or "spread," between the rental rates it charges its clients for accommodations and the lease amounts it pays to the owners or managers of such accommodations. The rates that the Company is able to charge its clients in a given market can be expected to fluctuate based in part on conditions existing within the lodging industry as a whole, including the occupancy rates of, and average daily rates being charged by, hotels and other competitors. To the extent competitors in a given market were to exert downward pressure on the rates that the Company is able to charge its clients, the Company's aggregate "spread" could decrease. In addition, while the Company seeks to manage the risks of fluctuating rates by "matching" its rental obligations with the length of its clients' stays through flexible lease arrangements, competitive rental market conditions could force the Company to enter into longer-term, fixed rate leases in order to establish or protect its unit inventory. The fixed rates in such leases also might lead to a reduction in the Company's "spread" in the event of downward trends in lodging prices. A reduction in the Company's "spread," as a result of either lower average daily rates charged by competitors or longer-term leases entered into by the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FACTORS AFFECTING TRAVEL, SEASONALITY AND CYCLICALITY

     The Company's operations are subject to events generally affecting levels of business and leisure travel, including business cycles, political changes and technological advances. The Company cannot predict the likelihood of occurrence of any such events. To the extent any such event significantly reduces travel, there could be a material adverse effect on the Company's business, financial condition and results of operations. The Company typically experiences a decline in earnings during its first quarter due to a decrease in business travel following the holiday season and travel disruptions caused by winter weather. As a general matter, due to (i) the Company's current reliance on corporate clients and (ii) the strong correlation between the lodging industry's performance and macroeconomic conditions, the Company may be subject to cyclical changes in revenues and profits in response to changes in the national economy or the economies of the regions in which it operates. See "Management's Discussion of Financial Condition and Results of Operations -- Seasonality."

COMPETITION

     The lodging industry generally, and the flexible accommodation services industry in particular, is highly competitive. Providers of flexible accommodation services compete with each other and with traditional hotels, motels, and all-suite and extended-stay hotels, primarily on the basis of location, availability, price and quality of accommodations, brand name recognition, and quality and scope of service. The Company competes with other flexible accommodation service providers both for clients and for possible acquisitions. The Company expects its business to become more competitive as existing competitors expand and new competitors enter the industry. Moreover, because the financial barriers to entry are relatively low in the flexible accommodation services industry, entities that maintain a vendor-vendee relationship with companies in this industry, such as real estate managers or furniture rental businesses, have entered the industry and more such entities may decide to enter the industry in the future. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company. In particular, Oakwood Corporate Housing, Inc. ("Oakwood"), a flexible accommodation services provider which currently rents a substantially larger number of accommodations than the Company, is affiliated with R&B Realty Group, the nation's tenth largest apartment management company. This affiliation gives Oakwood access to apartment communities and capital that may be unavailable to the Company. Competitive market conditions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     BridgeStreet's day-to-day operations depend on the continuing efforts of its executive officers and the senior management of the Company's operating subsidiaries. In particular, the Company depends on: William N. Hulett, III, its President and Chief Executive Officer; Rocco A. Di Lillo, its Vice President and Chief Operating Officer; and Mark D. Gagne, its Chief Financial Officer and Treasurer. While the Company has entered into employment agreements with these individuals, there can be no assurance that the Company will be able to retain the services of any of them. If any of these individuals does not continue in his management role and if the Company is unable to attract and retain qualified replacements, there could be a material adverse effect on the Company's business, financial condition and results of operations. Each of the employment agreements with these individuals contains non-competition covenants with the Company. See "Management."

LICENSING AND TAX ISSUES

     As a lessee of its accommodations, BridgeStreet believes that it and its employees are either outside the purview of, exempted from or in compliance with laws in the jurisdictions in which the Company operates requiring real estate brokers to hold licenses. However, there can be no assurance that the Company's position in any jurisdiction where it believes itself to be excepted or exempted will be upheld if challenged or that any such jurisdiction will not amend its laws to specifically require the Company and/or one or more of its employees to be licensed brokers. Moreover, there can be no assurance that the Company will not operate in the future in additional jurisdictions requiring such licensing. If the Company were found to have failed to comply with brokerage licensing laws, there could be a material adverse effect upon the Company's business, financial condition and results of operations.

     The Company provides flexible accommodation services for extended periods in leased as opposed to fixed-location accommodations. As a result, in some of the jurisdictions in which the Company operates, the Company believes that it is exempt from charging certain guests the sales and "bed" taxes that many jurisdictions require fixed-location lodging providers to charge their overnight guests. The imposition of a sales or "bed" tax requirement on the Company in instances where the Company currently does not charge such taxes, or the pursuit by taxing authorities of arrearages and penalties with respect to prior periods during which the Company did not collect and remit such taxes, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulation and Tax."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The Company's directors, executive officers and principal stockholders, together with their affiliates, beneficially own approximately 51.8% of the Company's outstanding shares of Common Stock (including shares issuable upon the exercise of portions of options that vest on January 1, 1998). As a result, these stockholders, if acting together, have the ability to influence the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

POSSIBLE FUTURE SALES OF SHARES

     Sales of substantial amounts of Common Stock in the public market during or after this offering under Rule 144 under the Securities Act, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to effect acquisitions using shares of its Common Stock. Prior to the IPO, the Company had outstanding 5,475,000 shares of Common Stock, of which 915,000 were sold by the Selling Stockholders in the IPO. The remaining 4,560,000 shares are "restricted securities" within the meaning of Rule 144. Subject to the contractual lockup provisions discussed below and unless the resale of the shares is registered under the Securities Act, these shares may not be sold in the open market until after the first anniversary of the transaction in which they were acquired, and then only in compliance with the applicable requirements of Rule 144. See "Shares Eligible for Future Sale."

     The Company and each of its directors, director nominees, executive officers and pre-IPO stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, prior to March 24, 1998 without the written consent of Legg Mason Wood Walker, Incorporated and McDonald & Company Securities, Inc., subject, in the case of the Company, to an exception for the grant of options under the Company's Equity Incentive Plan and Directors' Plan (both as defined herein) or in connection with acquisitions (provided that the shares issued in any such acquisition are not resold during the 180-day period). See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and By-Laws require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and require reasonable advance notice by a stockholder with respect to a proposal or director nomination such stockholder desires to present at any such meeting. Special meetings of stockholders may be called only by the President or Chairman of the Company or by the Board of Directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue up to 5,000,000 shares of, Preferred Stock. These provisions and other provisions of the Certificate of Incorporation and By-Laws may have the effect of deterring unsolicited acquisition proposals or hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares of Common Stock over the then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. The Company also is subject to
Section 203 of the Delaware General Corporation Law (the "DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE AND LIMITATIONS ON RESALE

     There can be no assurance that an active public market for the Common Stock will continue during or after this offering. In addition, from time to time during or after this offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the lodging industry, or other developments affecting the Company or the Company's competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. Any such fluctuations following completion of this offering may adversely affect the prevailing market price of the Common Stock.

     Affiliates of companies acquired by BridgeStreet who receive Common Stock under this Prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements thereof. The requirements of Rule 145 may limit the ability of such affiliates to resell Common Stock they may receive under this Prospectus.

ABSENCE OF DIVIDENDS

     The Company has never paid dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future. Declarations of dividends on the Common Stock will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions. The Company's credit facility currently prohibits dividend payments. See "Dividend Policy."

                                  COMBINATION

     The Company was incorporated in August 1996 to become a leading national provider of flexible accommodation services. In the Combination, the Company acquired the Founding Companies through stock-for-stock mergers and issued 4,301,000 shares of Common Stock to their former stockholders. For a description of the transactions pursuant to which these companies were merged into BridgeStreet, see "Certain Transactions -- Organization of the Company; The Combination."

     Set forth below is a brief description of each of the Founding Companies:

     Temporary Corporate Housing Columbus, Inc.: Temporary Corporate Housing Columbus, Inc. (together with three affiliates, "TCH") was founded by Lynda D. Clutchey and Max Holzer in 1983. TCH is headquartered in Columbus, Ohio and, prior to its acquisition by the Company, operated its flexible accommodation services business in the following metropolitan areas: Cincinnati, Cleveland and Columbus, Ohio; and Pittsburgh, Pennsylvania. During its fiscal year ended December 31, 1996, TCH had combined revenues of approximately $12.5 million, and during December 1996 TCH's average occupancy rate was approximately 79%.

     Corporate Lodgings, Inc.: Corporate Lodgings, Inc. (together with four affiliates, "CLI") was founded by Rocco A. Di Lillo in 1987. CLI is headquartered in Hudson, Ohio and, prior to its acquisition by the Company, operated its flexible accommodation services business in the following metropolitan areas: Akron, Canton and Cleveland, Ohio; Lexington and Louisville, Kentucky; Minneapolis, Minnesota; Milwaukee, Wisconsin; Pittsburgh, Pennsylvania; and Detroit, Michigan. During its fiscal year ended December 31, 1996, CLI had combined revenues of approximately $8.8 million, and during December 1996 CLI's average occupancy rate was approximately 80%.

     Exclusive Interim Properties, Ltd.: Exclusive Interim Properties, Ltd. (together with an affiliate, "EIP") was founded by Melanie R. Sabelhaus in 1987. EIP is headquartered in Baltimore, Maryland and, prior to its acquisition by the Company, operated its flexible accommodation services business in the Baltimore, Maryland and District of Columbia metropolitan areas. During its 12 months ended December 31, 1996, EIP had combined revenues of approximately $8.6 million, and during December 1996 EIP's average occupancy rate was approximately 88%.

     Home Again, Inc.: Home Again, Inc. (together with two affiliates, "Home Again") was founded by Sandra A. Brown in 1993. Home Again is headquartered in Minneapolis, Minnesota and, prior to its acquisition by the Company, operated its flexible accommodation services business in the Minneapolis, Minnesota and Oklahoma City, Oklahoma metropolitan areas. During its fiscal year ended December 31, 1996, Home Again had combined revenues of approximately $4.0 million.

     Temporary Housing Experts, Inc.: Temporary Housing Experts, Inc. ("THEI") was founded in 1991 by Connie F. and Thomas W. O'Briant. THEI is headquartered in Memphis, Tennessee and, prior to its acquisition by the Company, operated its flexible accommodation services business in the Memphis, Tennessee and Jackson, Mississippi metropolitan areas. During its fiscal year ended December 31, 1996, THEI had revenues of approximately $3.6 million, and during December 1996 THEI's average occupancy rate was approximately 75%.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on The Nasdaq National Market under the symbol "BEDS." The following table sets forth for each period indicated the high and low sale prices for the Common Stock as reported by The Nasdaq National Market.


                                                                        HIGH      LOW
                                                                        ----      ---
          September 25, 1997 through September 30, 1997..............   $12 5/8  $10 3/4
          October 1, 1997 through November 10, 1997..................    14 1/8    9 5/8



     On November 10, 1997, the last reported sale price of the Common Stock was $10.75. As of such date, there were 51 holders of record of Common Stock.


                                DIVIDEND POLICY

     The Company intends to retain all earnings to finance the growth and development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's future earnings, if any, the operating and financial condition of the Company, its capital requirements, general business conditions and any other factors the Board of Directors of the Company may consider. The Company's revolving credit facility currently prohibits dividend payments.

                            SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND FOOTNOTE DATA)


     For financial reporting purposes, TCH is presented as the acquiror of all of the other companies acquired by BridgeStreet in the Combination. Consequently, the Company's historical combined financial statements for periods ended on or before December 31, 1996 are the historical combined financial statements of TCH. The historical financial statements as of September 30, 1997 and for the period then ended are of the Company and include the accounts of each of the Founding Companies from its date of acquisition. The following selected historical financial data of TCH as of December 31, 1995 and 1996 and for each year in the three-year period ended December 31, 1996 has been derived from the audited financial statements of TCH included elsewhere herein. The remaining selected historical financial data of TCH and the Company has been derived from unaudited financial statements of TCH and the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that data.



                                                                                      HISTORICAL
                                   HISTORICAL (TCH ONLY)                              (TCH ONLY)     HISTORICAL       PRO FORMA
                        -------------------------------------------                  ------------   -------------   -------------
                                  YEAR ENDED DECEMBER 31,              PRO FORMA           NINE MONTHS ENDED SEPTEMBER 30,
                        -------------------------------------------     COMBINED     --------------------------------------------
                         1992     1993     1994     1995     1996      YEAR ENDED        1996           1997           1997(1)
                        ------   ------   ------   ------   -------   DECEMBER 31,   ------------   -------------   -------------
                                                                        1996(1)
                                                                      ------------
STATEMENT OF
  OPERATIONS DATA:
  Revenues............  $5,627   $6,803   $8,309   $9,754   $12,502     $ 37,566        $9,054         $36,915         $38,082
  Cost of services....   4,520    5,312    6,475    7,354     9,088       27,945         6,644          26,738          27,561
  Selling, general and
    administrative
    expense...........   1,328    1,373    1,628    2,064     2,327        7,334(2)      1,647           7,345           7,605(2)
  Officers' stock
    compensation......      --       --       --       --        --           --            --           1,210(3)        1,210(3)
  Goodwill
    amortization......      --       --       --       --        --          497(4)         --             359             375(4)
                        ------   ------   ------   ------   -------     --------        ------         -------         -------
  Operating income
    (loss)............    (221)     118      206      336     1,087        1,790           763           1,263           1,331
  Interest and other
    income (expense),
    net...............      11        5       21       53        89           (7)(5)        87             132             253(5)
                        ------   ------   ------   ------   -------     --------        ------         -------         -------
  Income (loss) before
    provision for
    income taxes......    (210)     123      227      389     1,176        1,783           850           1,395           1,584
  Provision (benefit)
    for income
    taxes.............     (84)      49      114      178       512          912(6)        370           1,172           1,257(6)
                        ------   ------   ------   ------   -------     --------        ------         -------         -------
  Net income (loss)...  $ (126)  $   74   $  113   $  211   $   664     $    871        $  480         $   223         $   327
                        ======   ======   ======   ======   =======     ========        ======         =======         =======
  Net income (loss)
    per share.........                                                  $   0.12                       $  0.04         $  0.04
                                                                        ========                       =======         =======
  Weighted average
    shares
    outstanding.......                                                 7,567,250                     5,326,478       7,567,250



                                                                           HISTORICAL (TCH ONLY)
                                                                  ----------------------------------------
                                                                                DECEMBER 31,
                                                                  ----------------------------------------   SEPTEMBER 30,
                                                                  1992    1993     1994     1995     1996        1997
                                                                  ----   ------   ------   ------   ------   -------------
BALANCE SHEET DATA:
  Working capital...............................................  $499   $  592   $  496   $  563   $  986      $13,331
  Total assets..................................................   901    1,209    1,672    2,510    2,013       42,600
  Long-term debt, less current maturities.......................    16       10       67       --       --           20
  Total stockholders' equity....................................   471      545      658      869    1,184       34,797


                   See accompanying notes on following page.

(1) The Pro Forma Combined Statement of Operations Data assumes that the Combination and the IPO took place at the beginning of the period. This data is not necessarily indicative of the results the Company would have had if these events had actually then occurred or of the Company's future results. The Pro Forma Combined Statement of Operations Data for the year ended December 31, 1996 excludes (i) any adjustments for the compensation to be paid in 1997 for services to be rendered in 1997 by the Company's Chief Executive Officer and Chief Financial Officer pursuant to their employment agreements and (ii) non-recurring, non-cash compensation expense recorded in the first quarter of 1997 in connection with the accelerated vesting of restricted stock. The Pro Forma Statement of Operations Data for the nine months ended September 30, 1997 assumes the acquisition of Home Again occurred at the beginning of the period. The pro forma data presented herein is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the Company's Unaudited Pro Forma Financial Statements and the other financial statements and notes thereto included elsewhere in this Prospectus.


(2) Reflects the reduction of $552,000 in salary and benefits to executives of the Founding Companies for the year ended December 31, 1996 and an increase of $30,000 in salary and benefits for the nine months ended September 30, 1997.


(3) Consists of non-recurring, non-cash compensation expense recorded in connection with the accelerated vesting of restricted stock. This represents a reduction of $0.23 per share in the historical consolidated statement of operations and $0.16 per share in the pro forma statement of operations.


(4) Reflects the $497,000 and $16,000 amortization of goodwill to be recorded as a result of the Combination for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, assuming a 35-year amortization period.


(5) Reflects an interest expense reduction of $158,000 for the year ended December 31, 1996 and $120,000 for the nine months ended September 30, 1997 related to bank debt and notes payable repaid from the net proceeds of the IPO.


(6) Reflects (i) an increase of $373,000 in the Company's historical provision for income taxes for the year ended December 31, 1996 to account for the Company's estimated consolidated effective tax rate subsequent to the Combination, after considering nondeductible goodwill amortization, and (ii) an increase of $85,000 in the historical provision for income taxes for the nine months ended September 30, 1997 to account for the estimated consolidated 1997 effective tax rate, after considering nondeductible goodwill.

         SELECTED INDIVIDUAL FOUNDING COMPANY FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

     The selected historical and pro forma financial data presented below for the individual Founding Companies (including their respective affiliates, if any) is derived from, and should be read in conjunction with, their respective audited financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                     YEAR ENDED DECEMBER 31,
                                                                    -------------------------
                                                                     1994     1995     1996
                                                                    ------   ------   -------
Temporary Corporate Housing Columbus, Inc.
  Revenues........................................................  $8,309   $9,754   $12,502
  Operating income................................................     206      336     1,087
  Number of units leased at end of year...........................     510      539       624

Corporate Lodgings, Inc.
  Revenues........................................................  $4,069   $6,067   $ 8,820
  Operating income................................................      87       39       195
  Number of units leased at end of year...........................     213      301       434

Exclusive Interim Properties, Ltd.(1)
  Revenues........................................................  $4,015   $5,521   $ 8,626
  Operating income................................................     104      300       213
  Number of units leased at end of year(2)........................     125      302       441

Home Again, Inc.
  Revenues........................................................  $  532   $1,570   $ 4,035
  Operating income (loss).........................................     (49)      74       315
  Number of units leased at end of year...........................      40      100       198

Temporary Housing Experts, Inc.
  Revenues........................................................  $2,000   $3,086   $ 3,583
  Operating income (loss).........................................     115       30       (73)
  Number of units leased at end of year...........................     153      214       239

---------------

(1) Prior to the Combination, Exclusive Interim Properties, Ltd.'s fiscal year end was March 31. The 1994 and 1995 data presents data for that company's fiscal years ended March 31, 1995 and 1996, respectively. The 1996 data presents 12 months of data derived from the unaudited three-month period ended March 31, 1996 and the audited nine-month period ended December 31, 1996.

(2) Includes 19 condominium units owned by Exclusive Interim Properties, Ltd. for all periods presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Unaudited Pro Forma Combined Financial Statements and Consolidated Financial Statements and the Founding Companies' Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     BridgeStreet was incorporated in August 1996 with the goal of becoming a leading national provider of flexible accommodation services. The Company plans to achieve this goal by implementing an aggressive acquisition program and a national operating strategy designed to increase internal revenue growth, cost efficiencies and profitability. In the first quarter of 1997, BridgeStreet acquired by merger the five Founding Companies in the Combination.

     The Company's revenues are derived primarily from renting accommodations to guests for extended periods. Revenues depend on the number of accommodations the Company has available under lease, the occupancy rate and the rate charged. The rate charged is a function of, among other factors, (i) the type, size and location of the accommodation being rented, (ii) the rental period and (iii) any additional amenities made available to the guest during his or her stay. Cost of services consists primarily of lease payments for accommodations and their furnishings, and expenses associated with cleaning, maintaining and providing utilities to accommodations. Selling, general and administrative expense consists primarily of compensation and related benefits for management and key employees, administrative salaries and benefits, office rents and utilities, professional fees and advertising.

     Prior to their acquisition by BridgeStreet, the Founding Companies were managed as independent private businesses. As such, their historical results of operations reflect different tax structures (i.e., S corporations and C corporations) which have influenced, among other things, their historical levels of owners' compensation and benefits. Certain Founding Company owners agreed to reductions in their compensation and benefits in connection with the Combination.

     BridgeStreet currently is in the process of integrating the Founding Companies and their operations and administrative functions. This integration process is presenting opportunities to (i) enhance revenues through the geographic cross-sell capabilities that each of the Founding Companies can provide to its existing clients and (ii) reduce costs through, among other things, the elimination of duplicative functions and the receipt of greater volume discounts from vendors. However, integration also will necessitate additional costs and expenditures related to corporate management and administration, public company operations, systems integration and facilities expansion. As a result of these possible cost savings and various additional costs, historical operating results may not be comparable to, or indicative of, future performance. There can be no assurance that the Company's integration efforts will be successful. See "Risk Factors -- Limited Combined Operating History."

     For financial reporting purposes, Temporary Corporate Housing Columbus, Inc. (together with its three affiliates) is presented as the acquiror of the other Founding Companies. Consequently, the Company's historical financial statements for periods ended on or before December 31, 1996 are the historical financial statements of TCH.


RESULTS OF OPERATIONS -- BRIDGESTREET INTERIM RESULTS



  Three and Nine Months Ended September 30, 1997 Compared to Three and Nine Months Ended September 30, 1996



     BridgeStreet's Consolidated Statements of Operations for the three and nine months ended September 30, 1997 contained in this Prospectus include the unaudited accounts of TCH, CLI, EIP and THEI, all of which were acquired on January 2, 1997. In addition, the operating results for the three months ended September 30, 1997 include the unaudited accounts of Home Again, which was acquired on March 31, 1997. The Statement of Operations of BridgeStreet for the three and nine months ended September 30, 1996 included in this Prospectus consist of the unaudited accounts of only TCH, the designated accounting acquiror. Consequently, the 1996 and 1997 three- and nine-month periods are not comparable, and the comparison of the periods below is not indicative of future results of operations. The Company's Consolidated Balance Sheet as of September 30, 1997 and the Statement of Operations for the three months ended September 30, 1997 reflect the accounts of all the Founding Companies and Corporate Housing Services, Inc. ("CHS"), a flexible accommodation services provider acquired on June 30, 1997. The acquisition of CHS has been accounted for as a purchase.



     Revenues. Revenues increased $27.8 million, or 308%, from $9.1 million for the nine months ended September 30, 1996 to $36.9 million for the nine months ended September 30, 1997. For the three months ended September 30, revenues increased $11.9 million, or 343%, from $3.5 million in 1996 to $15.4 million in 1997. The increase in revenues primarily was the result of an increase in the number of accommodations rented during the periods due to the acquisition of the flexible accommodation service providers and the growth in existing markets.



     Cost of Services. Cost of services increased $20.1 million, or 302%, from $6.6 million for the nine months ended September 30, 1996 to $26.7 million for the nine months ended September 30, 1997. For the three months ended September 30, cost of services increased $8.4 million, or 341%, from $2.5 million in 1996 to $10.9 million in 1997. Cost of services as a percentage of revenues decreased from 73.4% for the nine months ended September 30, 1996 to 72.4% for the nine months ended September 30, 1997. Cost of services as a percentage of revenues for the three months ended September 30 decreased from 71.3% in 1996 to 71.1% in 1997. The dollar increase in cost of services was primarily related to the acquisition of the flexible accommodation service providers. Cost of services decreased as a percentage of revenues primarily as a result of increased rental rates and higher occupancy rates.



     Selling, General and Administrative Expense. Selling, general and administrative expense increased $5.7 million, or 346%, from $1.6 million for the nine months ended September 30, 1996 to $7.3 million for the nine months ended September 30, 1997. For the three months ended September 30, selling, general and administrative expense increased $2.3 million, or 375%, from $621,000 in 1996 to $2.9 million in 1997. Selling, general and administrative expense as a percentage of revenues increased from 18.2% for the nine months ended September 30, 1996 to 19.9% for the nine months ended September 30, 1997. Selling, general and administrative expense as a percentage of revenues for the three months ended September 30 increased from 17.9% in 1996 to 19.2% in 1997. The dollar increase in selling, general and administrative expense primarily was a result of the acquisition of the flexible accommodation service providers. The increase in such expense as a percentage of revenues resulted from hiring corporate personnel and acquiring certain companies that had higher selling, general and administrative expenses as a percentage of revenues. The Statement of Operations for the nine months ended September 30, 1997 includes $1.2 million of non-recurring, non-cash compensation expense relating to the accelerated vesting of restricted stock held by executive officers. The compensation charge represents the difference between the value of stock issued to officers and the amount paid.



     Income Tax Provision. For the nine months ended September 30, 1997, the Company recorded a tax provision of $1.2 million on a pre-tax income of $1.4 million, compared to a tax provision of $370,582 on pre-tax income of $850,393 for the nine months ended September 30, 1996. The tax provision for the nine months ended September 30, 1997 is based on the Company's estimated consolidated effective tax rate for the 1997 fiscal year after considering nondeductible goodwill and nondeductible officers' stock compensation expense.



LIQUIDITY AND CAPITAL RESOURCES -- BRIDGESTREET



     For the nine months ended September 30, 1997, net cash provided by operating activities totaled $3.8 million. Net cash used in investing activities during the nine months ended September 30, 1997 was $1.8 million, primarily for acquisitions (as described below) and the purchase of operating stock and equipment required in the Company's business. Net cash provided by financing activities during the nine months ended September 30, 1997 was $12.8 million, primarily due to proceeds, net of expenses, from the IPO partially offset by repayments of amounts due stockholders, long-term debt and costs associated with the offering. Cash, cash equivalents and investments in short-term marketable securities increased by $14.9 million during the period and totaled $15.4 million at September 30, 1997.


     The Company has a revolving credit facility with Fleet National Bank, the material terms of which are summarized as follows. The facility provides the Company with a revolving line of credit of up to $10.0 million, secured by guarantees by certain material subsidiaries of the Company and a pledge of the capital stock of all of the Company's wholly-owned operating subsidiaries. The credit facility may be used for refinancing of the Company's subsidiaries' indebtedness, post-offering acquisitions and working capital. Loans made under the credit facility bear interest, at the Company's option, at the bank's prime lending rate, 1.25% above the Eurodollar rate or a 30-day LIBOR rate. The credit facility will terminate on March 31, 2002, or sooner at the discretion of the Company, and all amounts outstanding thereunder (if any) will be due upon such termination. The credit facility (i) prohibits the payment of dividends and other distributions by the Company, (ii) generally will not permit the Company to incur or assume other indebtedness and (iii) requires the Company to comply with certain financial covenants. The Company had no amounts outstanding under the credit facility as of October 15, 1997.


     On March 31, 1997 the Company acquired Home Again in a stock-for-stock merger and issued 475,000 shares of Common Stock as merger consideration. The acquisition has been accounted for using the purchase method of accounting. The Company has recorded approximately $2.3 million of goodwill related to the transaction that will be amortized over a period of 35 years. Home Again had combined revenues of approximately $4.0 million for the year ended December 31, 1996 and approximately $1.2 million for the three months ended March 31, 1997. Home Again's results of operations for the three months ended June 30, 1997 are reflected in the Company's Consolidated Statements of Operations for the three- and nine-month periods ended September 30, 1997.



     On June 30, 1997 the Company acquired for cash all the assets of CHS, a provider of flexible accommodation services in the Memphis, Tennessee metropolitan area. CHS had revenues of approximately $2.5 million for the year ended December 31, 1996. The cost of the acquisition was $1.0 million and was funded through borrowings from the Company's revolving line of credit. The acquisition price was allocated to net assets of $50,000 and to goodwill of $950,000.



     The Company's primary sources of funding to date have been cash flow from operations, commercial credit facilities, loans from affiliates and net proceeds from the IPO. The Company anticipates that the net proceeds from the IPO and cash flow from operations will be its principal future sources of funding. The Company's principal future uses of cash, in addition to cash used in operating activities, include investment in the Company's management information systems, funding of acquisitions and expansion into new markets. The Company does not plan to make any material capital expenditures for leasehold improvements. While there can be no assurance, management believes that cash flow from operations, funds from the revolving credit facility and the net proceeds to the Company from the IPO will be adequate to meet the Company's capital requirements for the next 12 months, depending on the size and methods of financing potential acquisitions.


SEASONALITY

     Quarterly earnings may be affected by the timing of certain holidays, business and vacation patterns, weather conditions, economic factors and other considerations affecting travel. Corporate relocation activity peaks in the summer months and declines significantly during the first part of the first quarter. Long-term consulting activity tends to follow a similar pattern, but not to the same extent. The Company expects to realize lower revenues, operating income and net income during the first quarter. For example, revenues at TCH for the three months ended March 31, 1996, represented approximately 21.1% of its revenues for the year ended December 31, 1996. Likewise, TCH's operating income and net income for this three-month period represented approximately 15.3% and 16.4% of 1996 operating income and net income, respectively.

RESULTS OF OPERATIONS -- COMBINED

     The Combined Founding Company Statements of Operations data for the years ended December 31, 1994, 1995 and 1996 do not purport to present the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the data of the individual Founding Companies on a historical basis and do not include the effects of pro forma adjustments. This data will not be comparable to and may not be indicative of the Company's post-Combination results of operations because (i) the Founding Companies historically were not under common control or management and had different tax structures during the periods presented, (ii) the Company used the purchase method of accounting to reflect the Combination and (iii) the Founding Companies were not all acquired at the same time.

     The following table sets forth certain unaudited combined data of the Founding Companies and that data as a percentage of revenues on a historical basis and excludes the effects of pro forma adjustments for the periods indicated (dollars in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------
                                         1994                  1995                 1996(1)
                                   -----------------     -----------------     -----------------
    Revenues.....................  $18,925     100.0%    $25,998     100.0%    $37,566     100.0%
    Cost of services.............   14,048      74.2      19,121      73.5      27,945      74.4
    Selling, general and
      administrative expense.....    4,413      23.3       6,099      23.5       7,883      21.0
                                   -------     -----     -------     -----     -------     -----
    Operating income.............  $   464       2.5%    $   778       3.0%    $ 1,738       4.6%
                                   =======     =====     =======     =====     =======     =====

---------------
(1) Data for the period ending December 31, 1996 includes data derived from EIP's unaudited three-month period ended March 31, 1996 and the audited nine-month period ended December 31, 1996. Data for 1995 and 1994 includes data for EIP's fiscal years ended March 31, 1996 and March 31, 1995, respectively.

  1996 Compared to 1995

     Revenues. Revenues increased $11.6 million, or 44.5%, from $26.0 million in 1995 to $37.6 million in 1996. Revenues for each of the Founding Companies increased during this period. The increase primarily was a result of an increase in the number of accommodations rented during the year, both in existing markets and in new markets.

     Cost of Services. Cost of services increased $8.8 million, or 46.1%, from $19.1 million in 1995 to $27.9 million in 1996. Cost of services as a percentage of revenues increased slightly from 73.5% in 1995 to 74.4% in 1996. The dollar increase in cost of services resulted primarily from an increase in the number of accommodations leased during the year. Cost of services as a percentage of revenues was adversely affected by certain pricing practices at one of the Founding Companies, which since have been discontinued, as well as higher leasing and maintenance costs and lower occupancy rates resulting from the entry by another Founding Company into new markets.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $1.8 million, or 29.3%, from $6.1 million in 1995 to $7.9 million in 1996, primarily as a result of an increase in staffing required to support the increased number of accommodations, higher compensation paid to owners of the Founding Companies and increased overhead costs associated with entering new markets. Selling, general and administrative expense decreased as a percentage of revenues from 23.5% in 1995 to 21.0% in 1996, generally as a result of spreading the fixed costs of the Founding Companies' operations over a larger revenue base.

  1995 Compared to 1994

     Revenues. Revenues increased $7.1 million, or 37.4%, from $18.9 million in 1994 to $26.0 million in 1995. Revenues for each of the Founding Companies increased during this period. The increase primarily was a result of an increase in the number of accommodations rented during the year, both in existing markets and in new markets. In addition, Home Again initiated operations in mid-1993, and as a result did not have its operations fully implemented during 1994.

     Cost of Services. Cost of services increased $5.1 million, or 36.1%, from $14.0 million in 1994 to $19.1 million in 1995 as a result of the increase in the number of accommodations leased during the year. Cost of services as a percentage of revenues decreased slightly from 74.2% in 1994 to 73.5% in 1995.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $1.7 million, or 38.2%, from $4.4 million in 1994 to $6.1 million in 1995, and increased slightly as a percentage of revenues from 23.3% in 1994 to 23.5% in 1995. The increase both in dollars and as a percentage of revenues primarily was a result of an increase in staffing required to support the increased number of accommodations, higher compensation paid to certain owners of the Founding Companies and increased overhead costs associated with entering new markets.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     On a combined basis, the Founding Companies generated $1.6 million and $700,000 of net cash from operating activities during 1995 and 1996, respectively. TCH and EIP generated the most cash flow from operating activities in 1995 (approximately $620,000 and $403,000, respectively); and Home Again and EIP generated the most cash flow from operating activities in 1996 (approximately $562,000 and $293,000, respectively). Net cash used in investing activities by the Founding Companies was $791,000 during each of 1995 and 1996. Cash used in investing activities primarily was for the purchase of operating stock and property and equipment. EIP and THEI used the most cash for investing activities in 1995 (approximately $333,000 and $138,000, respectively); and EIP and Home Again used the most cash for investing activities in 1996 (approximately $337,000 and $335,000, respectively). Net cash used in financing activities by the Founding Companies on a combined basis was approximately $146,000 and $341,000 during 1995 and 1996, respectively. Net cash used in financing activities primarily was for the repayment of notes to stockholders, payment of long-term debt and distributions to stockholders. TCH and EIP used the most cash for financing activities in 1995 (approximately $156,000 and $74,000, respectively); and TCH and Home Again used the most cash for financing activities in 1996 (approximately $270,000 and $96,000, respectively). The combined cash and cash equivalents of the Founding Companies decreased by $400,000, from $1.4 million in 1995 to $1.0 million in 1996. At December 31, 1996, three of the Founding Companies had a working capital deficit aggregating approximately $700,000.

IMPACT OF INFLATION

     Due to the low levels of inflation experienced in 1994, 1995 and 1996, inflation did not have a significant effect on the combined results of the Founding Companies in those years.

INDIVIDUAL FOUNDING COMPANIES

RESULTS OF OPERATIONS -- TEMPORARY CORPORATE HOUSING

  1996 Compared to 1995 and 1995 Compared to 1994

     Revenues. Revenues increased $2.7 million, or 28.2%, from $9.8 million in 1995 to $12.5 million in 1996. This increase was a result of an increase in the number of accommodations rented during the year, an improvement in the occupancy rate and an increase in the rates realized by TCH. Revenues increased $1.4 million, or 17.4%, from $8.3 million in 1994 to $9.8 million in 1995. This increase was a result of an increase in the number of accommodations rented during the year, an improvement in the occupancy rate and an increase in the rates realized by TCH.

     Cost of Services. Cost of services increased $1.7 million, or 23.6%, from $7.4 million in 1995 to $9.1 million in 1996, primarily as a result of an increase in the number of accommodations leased and the cost of furnishing such accommodations during the year. Cost of services as a percentage of revenues decreased from 75.4% in 1995 to 72.7% in 1996 as a result of an improved occupancy rate and an increase in the rates realized by TCH. Cost of services increased $879,000, or 13.6%, from $6.5 million in 1994 to $7.4 million in 1995, primarily as a result of an increase in the number of accommodations leased and the cost of furnishing such accommodations during the year. Cost of services as percentage of revenues decreased from 77.9% in 1994 to 75.4% in 1995 as a result of an improved occupancy rate and an increase in the rates realized by TCH.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $263,000, or 12.7%, from $2.1 million in 1995 to $2.3 million in 1996, primarily as a result of increased compensation to the stockholders, administrative payroll and sales commissions. Selling, general and administrative expense as a percentage of revenues decreased from 21.2% in 1995 to 18.6% in 1996, primarily as a result of spreading the fixed costs of the company's operations over a larger revenue base. Selling, general and administrative expense increased $436,000, or 26.8%, from $1.6 million in 1994 to $2.1 million in 1995. Selling, general and administrative expense increased as a percentage of revenues increased from 19.6% in 1994 to 21.2% in 1995. This increase both in dollars and as a percentage of revenues primarily was a result of increased compensation to the stockholders, administrative payroll and sales commissions.

LIQUIDITY AND CAPITAL RESOURCES -- TEMPORARY CORPORATE HOUSING

     For the three years ended December 31, 1996, TCH generated $873,000 in net cash flow from operating activities. Increases in cash flow primarily were generated from net income plus depreciation and amortization of $1.2 million, while reductions in cash flow were due to increases in accounts receivable balances of $401,000 attributable to TCH's increased sales levels. TCH also expended $374,000 during this period, primarily for purchases of operating stock and property and equipment. Cash used in financing activities was $432,000 during this period and primarily was attributable to loans to stockholders and a dividend to stockholders of $349,000.

     At December 31, 1996, TCH had working capital of $986,000. TCH historically has funded its operations from cash provided by operating activities. At December 31, 1996, TCH had cash and cash equivalents of $598,000 with no outstanding indebtedness.

RESULTS OF OPERATIONS -- CORPORATE LODGINGS

  1996 Compared to 1995 and 1995 Compared to 1994

     Revenues. Revenues increased $2.7 million, or 45.4%, from $6.1 million in 1995 to $8.8 million in 1996. This increase was a result of an increase in the number of accommodations rented during the year, an improvement in the occupancy rate and an increase in the rates realized by CLI. Revenues increased $2.0 million, or 49.1%, from $4.1 million in 1994 to $6.1 million in 1995. This increase was a result of an increase in the number of accommodations rented during the year and an increase in the rates realized by CLI.

     Cost of Services. Cost of services increased $2.1 million, or 50.9%, from $4.0 million in 1995 to $6.1 million in 1996. Cost of services as percentage of revenues also increased, from 66.7% in 1995 to 69.2% in 1996. The increase both in dollars and as a percentage of revenues primarily was a result of an increase in the cost to lease, furnish and clean a unit. Cost of services increased $1.3 million, or 47.4%, from $2.7 million in 1994 to $4.0 million in 1995, primarily as a result of an increase in the number of accommodations leased and the cost of furnishing such accommodations during the year. Cost of services as percentage of revenues decreased from 67.5% in 1994 to 66.7% in 1995 primarily as a result of an increase in the rates realized by CLI.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $537,000, or 27.1%, from $2.0 million in 1995 to $2.5 million in 1996, primarily as a result of increased compensation to the majority stockholder, increased sales and administrative payroll, and general office expenses. Selling, general and administrative expense as a percentage of revenues decreased from 32.7% in 1995 to 28.6% in 1996, primarily as a result of spreading the fixed costs of the company's operations over a larger revenue base. Selling, general and administrative expense increased $745,000, or 60.2%, from $1.2 million in 1994 to $2.0 million in 1995. Selling, general and administrative expense as a percentage of revenues increased from 30.4% in 1994 to 32.7% in 1995. The increase both in dollars and as a percentage of revenues primarily was a result of costs associated with entering the Milwaukee, Wisconsin market and expansion within the Lexington, Kentucky market.

RESULTS OF OPERATIONS -- EXCLUSIVE INTERIM PROPERTIES

 Twelve Months Ended December 31, 1996 Compared to Fiscal Year Ended March 31, 1996 and Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995

     Revenues. Revenues increased $3.1 million, or 56.2%, from $5.5 million in the fiscal year ended March 31, 1996 to $8.6 million in the 12 months ended December 31, 1996. This increase was a result of an increase in the number of accommodations rented. Revenues increased $1.5 million, or 37.5%, from $4.0 million in the fiscal year ended March 31, 1995 to $5.5 million in the fiscal year ended March 31, 1996, as a result of an increase in the number of accommodations rented during the year.

     Cost of Services. Cost of services increased $2.8 million, or 65.8%, from $4.2 million in the fiscal year ended March 31, 1996 to $7.0 million in the 12 months ended December 31, 1996, primarily as a result of an increase in the number of accommodations leased. Cost of services as a percentage of revenues increased from 76.9% in the fiscal year ended March 31, 1996 to 81.6% in the 12 months ended December 31, 1996. The increase in cost of services as a percentage of revenues primarily was attributable to the effect of certain pricing practices, which since have been discontinued. Cost of services increased $1.2 million, or 40.8%, from $3.0 million in the fiscal year ended March 31, 1995 to $4.2 million in the fiscal year ended March 31, 1996, as a result of an increase in the number of accommodations leased during the year. Cost of services as a percentage of revenues increased from 75.1% in the fiscal year ended March 31, 1995 to 76.9% in the fiscal year ended March 31, 1996.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $399,000, or 40.9%, from $975,000 in the fiscal year ended March 31, 1996 to $1.4 million in the 12 months ended December 31, 1996. Selling, general and administrative expense as a percentage of revenues decreased from 17.7% in the fiscal year ended March 31, 1996 to 15.9% in the 12 months ended December 31, 1996, primarily as a result of spreading the fixed costs of the company's operations over a larger revenue base. Selling, general and administrative expense increased $80,000, or 8.9%, from $895,000 in the fiscal year ended March 31, 1995 to $975,000 in the fiscal year ended March 31, 1996. Selling, general and administrative expense as a percentage of revenues decreased from 22.3% in the fiscal year ended March 31, 1995 to 17.7% in the fiscal year ended March 31, 1996, primarily as a result of spreading the fixed costs of the company's operations over a larger revenue base.

RESULTS OF OPERATIONS -- HOME AGAIN

  1996 Compared to 1995

     Revenues. Revenues increased $2.5 million, or 157.0%, from $1.6 million in 1995 to $4.0 million in 1996. This increase was a result of an increase in the number of accommodations rented during the year.

     Cost of Services. Cost of services increased $1.9 million, or 144.1%, from $1.3 million in 1995 to $3.1 million in 1996, as a result of an increase in the number of accommodations leased during the year. Cost of services as percentage of revenues decreased from 81.8% in 1995 to 77.7% in 1996, primarily as a result of spreading the fixed costs of the company's operations over a larger revenue base.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $374,000, or 176.4%, from $212,000 in 1995 to $586,000 in 1996. The increase both in dollars and as a percentage of revenues primarily was a result of increased compensation to the stockholder and an increase in administrative payroll.

RESULTS OF OPERATIONS -- TEMPORARY HOUSING EXPERTS

  1996 Compared to 1995

     Revenues. Revenues increased $500,000, or 16.1%, from $3.1 million in 1995 to $3.6 million in 1996. This increase was a result of an increase in the number of accommodations rented during the year.

     Cost of Services. Cost of services increased $388,000, or 17.7%, from $2.2 million in 1995 to $2.6 million in 1996. The increase both in dollars and as a percentage of revenues primarily was a result of an increase in the number of accommodations leased during the year and a lower occupancy rate due to entering a new market in August 1995.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $212,000, or 24.5%, from $866,000 to 1995 to $1.1 million in 1996. The increase both in dollars and as a percentage of revenues primarily was a result of increased compensation to the stockholders and an increase in administrative payroll.

                                    BUSINESS

OVERVIEW


     BridgeStreet is a leading provider of flexible accommodation services in 17 metropolitan areas primarily located in the Midwest and Mid-Atlantic regions of the United States. The Company offers high-quality, fully-furnished apartments, townhouses, condominiums and to a lesser extent, houses (collectively, "accommodations"), primarily for individuals traveling on business and company executives relocating to new communities who require lodging for one week to several months. Together with the specialized amenities offered by the Company, these accommodations are intended to provide guests with a "home away from home." As of June 30, 1997, BridgeStreet had more than 2,700 units under lease, and for the six months ended June 30, 1997, BridgeStreet's occupancy rate was approximately 90%.


     As a provider of flexible accommodation services, BridgeStreet leases substantially all of its accommodations on a short-term basis from property managers, and then rents them to its clients. This enables the Company to (i) adjust the quantity, mix and location of its accommodations as client needs dictate and local economic conditions warrant, (ii) expand and enter new markets without the costs and lead times associated with investing in "bricks and mortar" and (iii) avoid the fixed costs associated with ownership or long-term leasing of real estate. The Company also leases the furniture for its accommodations on a short-term basis from furniture rental companies. These furniture leasing arrangements enable BridgeStreet to maintain well-appointed, modern and attractive accommodations, upgrade and replace furniture as needed, and satisfy specific furnishing requests. BridgeSteet's leasing strategy distinguishes it from fixed-location lodging providers, such as all-suite or extended-stay hotels, that own their lodging facilities and furnishings or lease them on a long-term basis.

     Traditionally, travelers on extended trips have stayed in hotels and motels. According to the American Hotel and Motel Association, in 1995, business travelers staying three or more nights represented approximately 37% of total domestic hotel stays during that year. The Company believes that business travelers on extended trips increasingly desire alternatives to conventional hotel and motel rooms, which typically lack the spaciousness and amenities of home. The Company believes that this has been an important factor in the recent growth in the extended-stay segment of the lodging industry. Participants in this segment include flexible accommodation service providers, all-suite hotels and extended-stay hotels.

     By providing flexible accommodation services, the Company can satisfy client requests for accommodations in a variety of locations and neighborhoods, as well as requests for accommodations of specific types and sizes. The substantial majority of the Company's accommodations are located within high-quality property complexes that typically feature, among other things, in-unit washers and dryers, dedicated parking and access to fitness facilities (including, in many cases, pools, saunas and tennis courts). In addition, at a guest's request, BridgeStreet can upgrade an accommodation by providing specialized amenities such as office furniture, fax machines and computers. The Company's accommodations generally are priced competitively with all-suite and upscale extended-stay hotel rooms even though, on average, the Company believes its accommodations are substantially larger.

     BridgeStreet was founded in August 1996, and in the first quarter of 1997 combined by merger five regional providers of flexible accommodation services. The Company has achieved significant growth in recent years. On a combined basis, units available for rent increased from 1,041 units on December 31, 1994 to 1,936 units on December 31, 1996, representing a compound annual growth rate of 36%. In addition, pro forma net revenues increased from $18.9 million in 1994 to $37.6 million in 1996, representing a compound annual growth rate of 41%.

GROWTH STRATEGY

     The Company plans to achieve its goal of becoming a leading national provider of flexible accommodation services by implementing an aggressive acquisition program and a national operating strategy designed to increase internal revenue growth, cost efficiencies and profitability. Key elements of the Company's business strategy include:

     Growth Through Acquisitions. The Company believes that the flexible accommodation services industry is highly fragmented, with over 400 geographically dispersed companies in the United States, few of which have more than a regional presence. BridgeStreet plans to take advantage of the fragmented nature of the industry by acquiring flexible accommodation service companies in major metropolitan areas frequented by business travelers. BridgeStreet intends to implement its business model at each acquired company as soon as practicable after the acquisition is completed. BridgeStreet's acquisition strategy is to:

     - Enter New Geographic Markets and Establish Nationwide Coverage. In each new market, the Company intends to target for acquisition one local or regional flexible accommodation services provider having the size and quality of operations suitable for serving as the Company's base for expansion in the market. Acquisitions in new markets will enable BridgeStreet to (i) gain local or regional market share rapidly, (ii) increase sales to existing clients by meeting their needs for accommodations in other regions, (iii) increase sales to the acquired company's clients by providing them with access to BridgeStreet's growing national network and (iv) establish the BridgeStreet brand name in new regions and enhance its nationwide recognition. The Company also may expand into new markets by establishing new operations.

     - Expand Within Existing Markets. Once the Company has established operations in a new region, it may seek to expand its market share by acquiring other flexible accommodation service providers within that region. The Company believes that it can achieve operating efficiencies by incorporating the businesses of smaller acquired companies into the Company's operations without any significant increase in infrastructure. On June 30, 1997, the Company acquired the assets of a flexible accommodation services provider in Memphis, Tennessee with 135 units under lease.

     National Operating Strategy. The Company has begun to implement a national operating strategy with the following components:

     - Maximize Sales to Existing and New Clients. The Company plans to maximize sales to existing corporate clients and to obtain new clients through a national sales and marketing program which highlights the Company's expanding national network. Many of the Company's clients are Fortune 1000 companies with significant, national employee lodging requirements. These corporate clients generally have numerous key decision makers (such as human resource directors, relocation managers or training directors) who both establish and administer company travel and accommodation policies. The Company plans to obtain a greater share of each client's lodging requirements by establishing relationships with additional key decision makers and emphasizing the Company's expanding national presence.

     - Achieve Cost Efficiencies. The Company believes it should be able to reduce total operating expenses of the Founding Companies and any additional acquired companies by consolidating certain functions (including sales, marketing and purchasing operations) performed separately by such companies. In addition, the Company believes that as a large, national flexible accommodation services company, it should be able to achieve lower costs (as a percentage of revenues) compared to those of the individual Founding Companies and other acquired companies in such areas as leasing accommodations and furniture, purchasing certain hard and soft goods, and obtaining financing arrangements, employee benefits and insurance.

     - Adopt Best Practices. The Company will continue reviewing its operations at the local and regional operating levels in order to identify "best practices" that can be implemented throughout its operations. Areas where "best practices" may be utilized include accommodation pricing, occupancy management and cash flow management. BridgeStreet believes the implementation of these practices will enable the Company to provide superior customer service and maximize sales opportunities.

     - Implement Management Information System. BridgeStreet intends to develop and implement a centrally-controlled, computerized management information system that will integrate the Company's customer contact, sales, marketing, finance, telephone, property management, internet access, lease management and reservation functions. BridgeStreet believes that the proposed system will enable it to deliver superior customer service, more efficiently manage its operations and achieve cost savings.

ACQUISITION AND EXPANSION STRATEGY

     Given the highly fragmented nature of the flexible accommodation services industry, the Company believes that there are numerous potential acquisition targets both within markets currently served by the Company and in other major metropolitan areas. The Company intends to implement an aggressive acquisition program aimed at (i) expanding into major metropolitan markets not currently served by the Company and (ii) acquiring other flexible accommodation service providers in its existing markets to enhance its market position.

     In new markets, the Company will target for acquisition one or more leading local or regional flexible accommodation service providers. Generally, these companies will be run by successful entrepreneurs, whom BridgeStreet will endeavor to retain after the acquisitions, and will be of sufficient size to provide the basis for the Company's future expansion within the new markets. Each of the Company's acquisition candidates will be expected to demonstrate potential for increased revenues and profitability. The Company also will evaluate certain qualitative characteristics of acquisition candidates, including their reputations in their respective geographic regions, the size and strength of their customer bases, the quality and experience levels of their operational management, and their operating histories. In addition, the Company may enter a new market by establishing a new operation or forming a strategic alliance.

     In existing markets, the Company will seek to acquire flexible accommodation service providers that meet the Company's criteria with respect to reputation, customer base, management and operating history. Some of the companies acquired within existing markets will be large enough to retain much of their own operating and management infrastructures. Other, generally smaller acquired companies will be combined with BridgeStreet's existing operations to eliminate redundant functions and improve profitability. Acquisitions in existing markets should improve revenues and profitability by enhancing regional brand name recognition and leveraging the economies of scale associated with a larger business enterprise.

     The Company believes that acquisition by BridgeStreet will be attractive to many smaller independent operators because of (i) the Company's strategy to create a large, professionally-managed company with national brand name recognition and a reputation for quality service and customer satisfaction, (ii) the experience of its officers with industry consolidations, (iii) the Company's decentralized operating strategy, (iv) the Company's increased visibility and access to financial resources as a public company, (v) the potential for increased profitability due to centralized administrative functions, enhanced systems capabilities and access to increased marketing resources, (vi) the ability of the acquired companies to participate in the Company's growth and expansion, and (vii) the strong desire of the owners of many privately-held companies for liquidity and a return on their investments in their companies.

     Based on BridgeStreet's experience in the Combination, BridgeStreet believes the senior executives of the Founding Companies will be instrumental in establishing new markets for BridgeStreet and in identifying and completing future acquisitions. Prior to the Combination, the Founding Companies' senior executives led their companies' successful expansion into 11 new markets:
Cleveland, Cincinnati, Detroit, Jackson, Lexington, Louisville, Milwaukee, Minneapolis, Oklahoma City, Pittsburgh and Washington, DC. Several of these executives had leadership roles in founding and directing the National Interim Housing Network ("NIHN"), the flexible accommodation services industry's leading trade association. The Company believes that the visibility of these individuals within NIHN and within the industry in general will increase the industry's awareness of the Company and its acquisition program, thereby attracting interest from owners of other flexible accommodation service companies.

     As consideration for future acquisitions, the Company intends to use various combinations of cash, notes and Common Stock. The consideration paid for each future acquisition will depend on such factors as the acquired company's historical operating results and future prospects and the ability of the acquired company's business to complement the services offered by the Company. The Company currently has no binding acquisition agreements. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted.


     The Company initially has targeted the following markets within which to expand by making acquisitions, establishing new operations or arranging strategic alliances: Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, New York, Philadelphia, Phoenix, San Francisco, Seattle, Tampa, Toronto and Vancouver. The Company also is considering other markets for expansion. See "Risk Factors -- Risks Associated with Acquisition Strategy and Planned Rapid Expansion."


ACCOMMODATIONS AND SERVICES

Accommodations

     BridgeStreet offers high-quality, fully-furnished one-, two- and three-bedroom accommodations that, together with the specialized amenities offered by the Company, are intended to provide guests with a "home away from home." BridgeStreet selects its accommodations based on location, general condition and basic amenities, with the goal of providing accommodations that meet each guest's particular needs. As a flexible accommodation services provider, the Company can satisfy client requests for accommodations in a variety of locations and neighborhoods, including requests for proximity to an office, school or area attraction, as well as requests for accommodations of specific types and sizes. The substantial majority of the Company's accommodations are located within high-quality property complexes that typically feature in-unit washers and dryers, dedicated parking, and access to fitness facilities (including, in many cases, pools, saunas and tennis courts). Standard furnishings typically include, among other things, cable televisions, answering machines and clock radios. BridgeStreet also is able to customize its accommodations at a guest's request with items such as office furniture, fax machines and computers.

     The Company's accommodations generally are priced competitively with all-suite or upscale extended-stay hotel rooms even though, on average, the Company believes its accommodations are substantially larger. The Company believes it generally is able to price its accommodations competitively due to
(i) the high quality of its accommodations, (ii) its relatively low operating cost structure and (iii) its ability to lease accommodations in accordance with demand and leave unfavorable markets quickly. The length of a guest's stay can range from a few nights to a few years, with the typical stay ranging from 30 to 45 days.

Corporate Client Services

     The Company believes that it provides valuable, cost-effective services to its corporate clients, many of which have human resource directors, relocation managers or training directors with significant, national employee lodging requirements. In particular, the Company aims to relieve its clients of the administrative burden often associated with relocating employees and/or providing them with temporary housing. In addition to providing clients with a diverse range of accommodation types and sizes in a variety of locations, the Company believes it satisfies its clients' needs for (i) a high degree of local market knowledge, (ii) special accommodation requests (such as last-minute location switches), (iii) accurate, customized billing options and (iv) other ancillary services such as assistance in locating permanent housing and school systems. The Company believes that existing and potential clients will increasingly turn to outside providers such as BridgeStreet to satisfy their employee lodging requirements as their awareness of BridgeStreet and the flexible accommodation services industry increases.

  Guest Services

     The Company strives to provide the highest quality of customer service by coordinating in advance all aspects of a guest's lodging experience. Prior to a guest's arrival, BridgeStreet arranges to have keys and directions sent to the guest, along with other information relating to the guest's interests (as discerned through prior communications), such as literature on local golf courses or other forms of entertainment. The Company makes at least one follow-up telephone call to the guest before the guest moves in to ensure that the guest will feel comfortable in his or her new accommodation from the moment of arrival. Immediately prior to the guest's arrival, BridgeStreet's professional housekeeping staff cleans and inventories the accommodation to ensure that it is prepared for the guest.

     During a guest's stay, BridgeStreet keeps in touch with the guest to confirm that he or she is satisfied, and to encourage the guest to call whenever the Company can be of assistance. In addition, the Company maintains a representative in each city in which it operates to be responsive to guests' needs. The Company's guest services department offers guests comprehensive information services before and during their stays to help guests acclimate themselves to their new surroundings. A guest can obtain information concerning, among other things, local schools, day care providers and area playgrounds, by placing a single telephone call. Similarly, the guest services department can identify local entertainment and cultural events, and help coordinate automobile rentals, grocery shopping and other miscellaneous activities.

     BridgeStreet also oversees the moving-out process. The guest is asked either to mail the keys to the Company in a self-addressed, stamped envelope or simply to leave the keys in the accommodation. The guest also is asked to complete a form evaluating his or her stay, and is encouraged to contact the Company whenever the guest needs accommodations in other locations where BridgeStreet provides services. The guest's evaluation form is thoroughly reviewed, and (if applicable) a copy is sent to the corporate client.

CLIENT BASE

     BridgeStreet has a diverse client base composed primarily of domestic Fortune 1000 corporations, business professionals and professional firms. Among the Company's clients are Ameritech Corporation, Andersen Consulting, members of the Baltimore Orioles, Cargill Inc., Ernst & Young LLP, KPMG Peat Marwick LLP, Maybelline, Inc. and United Healthcare Corporation. The Company's guests include corporate employees, consultants, legal and accounting professionals, sales representatives, traveling health care workers, visiting professors, professional athletes, artistic performers, medical patients and their relatives, and people between homes. No client accounted for more than 5% of the Company's pro forma 1996 revenues.

SALES AND MARKETING

     BridgeStreet focuses primarily on business-to-business selling. At the local level, each of the Company's operating subsidiaries has corporate account specialists that call on local companies (including local branches of regional or national companies) to solicit business. The account specialist focuses his or her efforts on the key decision makers at each company responsible for establishing and administering travel and accommodation policies, typically human resource directors, relocation managers or training directors. By aggressively pursuing relationships with potential clients and expanding services to existing clients, BridgeStreet seeks to become each client's primary or sole provider of flexible accommodation services nationwide. As its operations expand, BridgeStreet increasingly will market its nationwide capabilities to its local corporate clients.

     The Company tailors its marketing strategy to the needs of particular clients. For example, BridgeStreet markets itself to a corporation with relocating employees by focusing on its ability to situate large families in houses and apartments with three or more bedrooms, its access to accommodations in both metropolitan and suburban settings, and its access to accommodations that allow pets. In contrast, when marketing to a potential corporate client having consultants in need of short-term housing, the Company emphasizes its flexible lease terms and its ability to customize an accommodation with amenities such as office equipment (including computers), additional telephone lines and other work-related items.

     The Company intends to implement an advertising program designed to enhance the "BridgeStreet" name both inside and outside the flexible accommodation services industry and broaden its client base. In addition, the Company intends to promote its brand name by advertising in trade publications, Chamber of Commerce listings, local visitor magazines and telephone directories, on the radio and the Internet, and through periodic direct mail campaigns.

LEASING ARRANGEMENTS

     BridgeStreet leases substantially all of its accommodations through flexible, short-term leasing arrangements in order to match its supply of accommodations with client demand. The Company believes that its flexible leasing strategy allows it to react quickly to changes in market demand for particular geographic locations and types of accommodations. The Company's strategy also provides it flexibility to address cyclicality in particular markets. During the six months ended June 30, 1997, BridgeStreet's average occupancy rate was approximately 90%. The Company seeks to maintain high occupancy rates by staggering its lease expiration dates within a geographic area, allowing it to adjust its inventory of accommodations in a given market to reflect fluctuations in overall demand and demand for particular types of accommodations.

     The Company strives to develop strong relationships with property managers to ensure that it has a reliable supply of high-quality, conveniently-located accommodations. The Company believes that it can provide property managers with numerous direct benefits, including (i) higher overall occupancy levels, (ii) simplified lease agreements (with one lease often covering numerous individual units), (iii) convenient, timely payment (with one check for all units under lease in a complex) and (iv) maintenance by BridgeStreet of the accommodations it leases.

     BridgeStreet leases the furniture for its accommodations on a short-term basis ordinarily from major furniture rental companies. Furniture leases range from three to 18 months, but may be terminated by the Company prior to expiration. Through its short-term furniture leasing approach, the Company is able to maintain well-appointed, modern and attractive accommodations, upgrade and replace furniture as needed and satisfy specific furnishing requests.

PROPERTIES


     BridgeStreet leases all of its accommodations (with the exception of 19 condominium units which are owned). The Company has no plans to purchase or own any additional properties. The Company's accommodations include one-, two- and three-bedroom apartments, condominiums, townhouses, and, to a lesser extent, houses. As of June 30, 1997, the Company had approximately 2,700 accommodations under lease, with approximately 93% of such leases being for one year or less. As of December 31, 1996, over 90% of the Founding Companies' aggregate leases of accommodations were for periods of one year or less. The terms of the Company's leases generally range from one to 18 months. The following table indicates the number of units under lease as of October 31, 1997 in each metropolitan area in which BridgeStreet operates:



     50 OR FEWER               51 TO 150                GREATER THAN 150
     -----------               ---------                ----------------
     Canton, OH                Akron, OH                 Baltimore, MD
    Detroit, MI*              Jackson, MS                Cincinnati, OH
    Houston, TX*             Lexington, KY               Cleveland, OH
  Oklahoma City, OK          Milwaukee, WI                Columbus, OH
                                                         Louisville, KY
                                                          Memphis, TN
                                                   Minneapolis/St. Paul, MN**
                                                        Pittsburgh, PA**
                                                         Washington, DC


---------------

 * BridgeStreet has operated in this metropolitan area for less than 12 months. ** The operations of two Founding Companies have been integrated in this metropolitan area.

INDUSTRY OVERVIEW

  United States Lodging Industry Overview

     According to Smith Travel Research, in 1996, the United States lodging industry posted record profits of approximately $12.5 billion on approximately $56.3 billion in room revenues and hotel occupancies reached 65%, representing their highest level since 1987. In 1996, there was overall domestic supply of approximately 3.4 million rooms per night.

     The Company believes that the domestic lodging industry has benefited from a gradually improving supply and demand balance, evidenced by increasing average daily room and occupancy rates in recent years. Room supply growth in the lodging industry slowed in the early 1990s and has rebounded in recent years, but demand nonetheless continues to grow faster than supply. According to Smith Travel Research, supply growth was 0.3% in 1993, 1.0% in 1994, 1.2% in 1995 and 2.1% in 1996. This slow supply growth, coupled with 1.7%, 3.0%, 1.7% and 2.3% increases in demand (measured by occupied rooms) in 1993, 1994, 1995 and 1996, respectively, reflects an improved supply and demand balance in the industry.

     The Company believes that new hotels and lodging concepts are emerging to compete with older hotels by offering newer and more contemporary facilities. New concepts in the lodging industry are focusing more closely on customer needs and are offering modern amenities such as microwave ovens, voice mail and computers.

  Lodgings for Stays of Three Nights or Longer

     According to the American Hotel and Motel Association, in 1995, business travelers staying three or more consecutive nights in a hotel accounted for more than 37% of all hotel rooms rented. Based on 1995 room demand of 2.2 million rooms per night, this data shows an implied demand of nearly 800,000 rooms for such stays. According to a Smith Travel Research survey of 11 extended-stay hotel chains (representing the majority of currently-operating extended-stay hotels), in April 1997 these chains offered approximately 60,000 rooms per night. From January 1, 1995 to December 31, 1996, supply growth in these chains of 21.5% exceeded demand growth of 19.1%, but for the first four months of 1997, compound monthly supply growth of 0.7% was exceeded by demand growth of 5.6%.

     The Company believes that business travelers on extended trips desire alternatives to conventional hotel and motel rooms, and that this desire has led to the recent growth in the extended-stay segment of the lodging industry. According to data compiled by Smith Travel Research, room revenues in the 11 extended-stay hotel chains referred to above increased at a 17.9% compound annual growth rate over the last 10 years.

     The extended-stay segment of the lodging industry includes the following accommodation concepts:

     All-Suite Hotels. All-suite hotels constitute a relatively new segment of the lodging industry, having developed largely over the past 10 years. All-suite hotels were developed partially in response to the increasing number of corporate relocations, transfers and temporary assignments, and principally are oriented toward business travelers willing to pay rates in the mid- to upper-price levels. All-suite hotel rooms are larger than traditional hotel rooms and, in some cases, contain efficiency kitchens. All-suite hotels typically offer discounts to guests staying for extended periods.

     Extended-Stay Hotels. Extended-stay hotels are an extension of the all-suites concept, generally providing more space, rooms and "home-like" conveniences to the traveler. Extended-stay hotel units typically are larger than traditional hotel rooms and, in some cases, include kitchen facilities with a stove, refrigerator and microwave, a work desk, laundry facilities, and a separate bedroom. According to Smith Travel Research, from 1992 through 1996, the compound annual growth rate in occupied rooms in the selected extended-stay hotel chains described above was approximately 10.1%, compared to approximately 1.8% for the overall domestic lodging industry, while the compound annual growth rate in room supply in such hotel chains was approximately 9.6%, compared to approximately 0.9% for the overall domestic lodging industry.

     Flexible Accommodation Service Providers. Flexible accommodation service providers utilize a substantially different business model than fixed-location providers (such as all-suite and extended-stay hotels) with respect to sourcing of inventory (i.e., accommodations and furnishings), unit economics, and sales and marketing. Companies in the flexible accommodation services industry typically do not own real estate but instead lease apartments, condominiums, townhouses and even houses on a short-term basis. These companies then rent the leased accommodations, primarily for business travelers. The Company believes that travelers on extended trips desire accommodations that better approximate their everyday living environment. Accommodations in this segment typically are the most "home-like" in the lodging industry, offering full-sized, fully-equipped kitchens, bedrooms, bathrooms and living rooms. Flexible accommodation service providers focus primarily on employees in the corporate workforce, from entry-level to executive. Due to their short-term leasing strategy, flexible accommodation service providers are less capital- and labor-intensive, and have a more variable cost structure, than fixed-location providers.

     The industry information in this Prospectus for which Smith Travel Research and the American Hotel and Motel Association are the indicated sources is publicly-available. Smith Travel Research has provided authorization to be named as the source of the information attributed to it; such authorization has not been sought from the American Hotel and Motel Association. It should be noted that neither Smith Travel Research nor the American Hotel and Motel Association has provided any form of consultation, advice or counsel regarding any aspects of, or is associated with, this offering.

COMPETITION

     Flexible accommodation service providers compete primarily on the basis of location, availability, price and quality of accommodations, quality and scope of service and brand name recognition. The Company believes that, while it currently competes against all lodging providers, in the future its primary competition will come from other flexible accommodation service providers and, to a lesser extent, all-suite hotels and upscale extended-stay hotels. The Company intends to compete by maintaining a loyal customer base and offering a client-oriented approach with convenient locations, large and high-quality customized accommodations, and personalized customer service.

     The Company expects its business to become more competitive as existing competitors expand and additional companies enter the flexible accommodation services industry. The Company believes that the largest providers of flexible accommodation services currently are Oakwood, Gables Corporate Accommodations, Accommodations America, Inc., ExecuStay Corporation and Globe Furniture Rentals, Inc., some of which are larger (in terms of number of available accommodations) than BridgeStreet. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater resources than the Company. In particular, Oakwood is affiliated with R&B Realty Group, the nation's tenth largest apartment management company. This affiliation gives Oakwood access to apartment communities and capital that may be unavailable to the Company. See "Risk Factors -- Competition."

REGULATION AND TAX

     The Company is subject to employment laws, including minimum wage, overtime, working condition and work permit requirements. The Company believes that it is in compliance with all applicable employment laws, and intends to continue to comply with such laws.

     In addition, the Company is subject to the Americans with Disabilities Act (the "ADA") as a private entity providing public accommodations. All public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that all of the units it leases are substantially in compliance with these requirements, a determination that such units are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

     As a lessee of its accommodations, BridgeStreet believes that it and its employees are either outside the purview of, exempted from or in compliance with laws in the jurisdictions in which the Company operates requiring real estate brokers to hold licenses. However, there can be no assurance that the Company's position in any jurisdiction where it believes itself to be excepted or exempted would be upheld if challenged or that any such jurisdiction will not amend its laws to require the Company and/or one or more of its employees to be licensed brokers. Moreover, there can be no assurance that the Company will not operate in the future in additional jurisdictions requiring such licensing. See "Risk Factors -- Licensing and Tax Issues."

     In some of the jurisdictions in which the Company operates, the Company believes that it is not required to charge certain guests the sales and "bed" taxes that are applicable to establishments furnishing rooms to transient guests. There can be no assurance, however, that the tax laws in particular jurisdictions will not change or that a tax collection agency will not successfully challenge the Company's position regarding the applicability of such taxes. The Company believes that it properly charges and remits such taxes in all jurisdictions where it is required to do so. See "Risk Factors -- Licensing and Tax Issues."

INSURANCE

     The Company purchases general liability, comprehensive property damage, automobile, workers' compensation and other insurance coverages that management considers adequate for the protection of the Company's assets and operations, although there can be no assurance that the coverage limits of such policies will be adequate. A successful claim against the Company beyond the scope of its insurance coverage or in excess of its limits could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or outcome, also may have an adverse effect on the Company's reputation and business.

INTELLECTUAL PROPERTY

     The Company has filed an application with the United States Patent and Trademark Office to register the service mark "BridgeStreet."

HEADQUARTERS AND REGIONAL OFFICES

     The Company's corporate headquarters is located in Solon, Ohio and is occupied pursuant to a lease that expires in July 2000. The Company has the option to extend the lease for an additional three years. In addition, the Company currently leases regional offices in Columbus, Ohio; Hudson, Ohio; Baltimore, Maryland; Memphis, Tennessee; and Minneapolis, Minnesota.

EMPLOYEES

     As of June 30, 1997 the Company had approximately 300 employees, of which approximately 290 are full-time. BridgeStreet expects that it will increase the number of its employees as it expands its business. The Company's employees are not subject to any collective bargaining agreements, and management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is from time to time a party to litigation arising in the ordinary course of business. There can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities arising out of such litigation. Management believes that any liability that the Company might incur upon the resolution of any existing litigation will not have a material adverse effect upon the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information as of November 10, 1997 concerning the Company's current directors and executive officers.



                     NAME                   AGE               CURRENT POSITIONS
                     ----                   ---               -----------------
    William N. Hulett, III................   54     President, Chief Executive Officer and
                                                    Director
    Rocco A. Di Lillo.....................   45     Vice President, Chief Operating
                                                    Officer and Director, and President of
                                                    Corporate Lodgings, Inc.
    Mark D. Gagne, CPA....................   37     Chief Financial Officer and Treasurer
    Paul M. Verrochi......................   48     Chairman of the Board
    James M. Biggar.......................   68     Director
    Lynda D. Clutchey.....................   39     Director, and President of Temporary
                                                    Corporate Housing, Inc.
    Robert R. Mesel.......................   61     Director
    Connie F. O'Briant....................   39     Director, and President of Temporary
                                                    Housing Experts, Inc.
    Melanie R. Sabelhaus..................   49     Director, and President of Exclusive
                                                    Interim Properties, Ltd.
    Jerry Sue Thornton....................   50     Director


     William N. Hulett, III has been President, Chief Executive Officer and a director of the Company since January 1997. He also is Chief Executive Officer and sole director of each of the Company's wholly-owned subsidiaries. Prior to the commencement in June 1997 of his employment with the Company under his employment agreement, Mr. Hulett served from January 1997 through May 1997 as a consultant to the Company. Mr. Hulett's career in the hotel industry has spanned 33 years, from 1960 to 1993. During 21 years with Westin Hotels ("Westin") (from 1960 to 1981), Mr. Hulett managed some of the best known hotels in America, including the St. Francis in San Francisco and The Mayflower in Washington, D.C., served as the Managing Director for all Westin Hotels in Hawaii, and also served as Vice President for Operations and Development, during which time Westin built the Westin in Cincinnati and the Westin O'Hare in Chicago. In 1981, Mr. Hulett joined the Nestle Corporation as President of the Stouffer Hotel Company ("Stouffer"). During his 12 years as President of Stouffer, Stouffer built, acquired or joint ventured over 35 hotels. In 1993, when Stouffer was sold, he devoted his time to fund raising and building the Rock and Roll Hall of Fame and Museum, which opened in Cleveland, Ohio in 1995. He served as Chairman and Chief Executive Officer of that facility until joining BridgeStreet in 1997. Mr. Hulett is a director of the Travel Industry Association of America and of Developers Diversified Realty Corporation, and has served the American Hotel and Motel Association in various capacities, including Vice Chairman of its Educational Institute.

     Rocco A. Di Lillo has been Vice President, Chief Operating Officer and a director of the Company, and President and Chief Operating Officer of one of the Company's five operating subsidiaries, since January 1997. Mr. Di Lillo also is President of City Visitor Publications, Inc., a leading publisher of travel and visitor guides in the Midwest. Until the Combination in January 1997, Mr. Di Lillo was President of CLI, which he founded in March 1987, and which expanded into 10 Midwest cities in six states. Mr. Di Lillo was named 1997 Ohio Entrepreneur of the Year for service companies by Ernst & Young LLP. Mr. Di Lillo is a charter member of NIHN, the flexible accommodation services industry's leading trade association.

     Mark D. Gagne, CPA, has been Chief Financial Officer and Treasurer of the Company since January 1997. From January 1996 until January 1997, Mr. Gagne was a consultant to ABP. Previously, from February 1992 to December 1995, Mr. Gagne was Chief Financial Officer and Treasurer of CMG Information Services Inc. and subsidiaries, a publicly-traded information technology company. From April 1988 to January 1992, Mr. Gagne was Vice President and Chief Financial Officer of the Trodella Companies, three privately-held construction services companies. From 1982 to 1988, Mr. Gagne served in a number of positions as a Certified Public Accountant for Kennedy & Lehan, P.C. and Arthur Andersen LLP.

     Paul M. Verrochi has been Chairman of the Board of Directors of the Company since August 1996. In 1992, Mr. Verrochi co-founded American Medical Response, Inc. ("AMR"), which prior to its acquisition was a publicly-held company and the largest national provider of ambulance services. From August 1992 to January 1996, Mr. Verrochi served as AMR's President and Chief Executive Officer, and until January 1997 he also served as the Chairman of the Board of Directors. Mr. Verrochi was selected as the 1995 National Entrepreneur of the Year for Emerging Growth Companies by Inc. Magazine. Mr. Verrochi serves as an advisory board member to numerous charitable foundations, including the New England Aquarium and the Boston Symphony Orchestra. Mr. Verrochi also is Chairman of ABP and a director of Coach USA, Inc., a publicly-held company.


     James M. Biggar has been a director of the Company since September 1997. Mr. Biggar has been Chairman and Chief Executive Officer of Glencairn Corporation, a real estate development company, since July 1991. From 1960 to July 1991, Mr. Biggar served in various positions with subsidiaries of Nestle SA and the Stouffer Corporation (which was acquired by Nestle SA in 1973), including Director of Marketing, Vice President and ultimately Chief Executive Officer of the Stouffer Corporation, President, Chief Executive Officer and Chairman of Nestle Enterprises, Inc. and Chairman of Nestle USA, Inc. Mr. Biggar is a director of The Sherwin-Williams Company and ESSEF Corporation.


     Lynda D. Clutchey has been a director of the Company, and President and Chief Operating Officer of one of the Company's five operating subsidiaries, since January 1997. Until January 1997, Ms. Clutchey was President and a director of TCH, which she co-founded in August 1983. Prior to co-founding TCH, Ms. Clutchey served in the United States Peace Corps. Ms. Clutchey is a charter member of NIHN and served on its Board of Directors from its inception in 1990 through 1994.


     Robert R. Mesel has been a director of the Company since September 1997. Mr. Mesel recently retired from BP Chemicals, Inc., where from January 1991 he had served as President and Chief Executive. From June 1994, he also had served as Chief Executive, Bulk Chemicals Division (London). Prior to joining BP Chemicals, Inc., Mr. Mesel had been Vice President, Administration of BP America, Inc. from October 1989 until January 1991, and Vice President, Corporate Control of Standard Oil from July 1985 until October 1989. Previously, from May 1980 to July 1985, Mr. Mesel was President of Chase Brass, a manufacturing company. Mr. Mesel has served on many local community and charitable boards, as well as the Board of Regents and the Board of Trustees for Canisius College.


     Connie F. O'Briant has been a director of the Company, and President and Chief Operating Officer of one of the Company's five operating subsidiaries, since January 1997. Until January 1997, Ms. O'Briant was President and a director of THEI, which she co-founded in May 1991. THEI received the Memphis Business Journal's "Memphis Business of the Year" Small Business Award in 1994. Ms. O'Briant is a member of the President's Council of United American Bank and an investment partner of Junior Achievement. Ms. O'Briant also is a member of NIHN and served on its Board of Directors from 1995 to 1996.

     Melanie R. Sabelhaus has been a director of the Company, and President and Chief Operating Officer of one of the Company's five operating subsidiaries, since January 1997. Until January 1997, Ms. Sabelhaus was President and a director of EIP, which she founded in June 1987. Prior to founding EIP, Ms. Sabelhaus spent 17 years in various sales and management positions at IBM. Ms. Sabelhaus was listed in the Women's Top 100 of Maryland 1996, and also was honored by the Baltimore Business Journal in 1995 for operating one of the top 25 women-owned businesses in that city. Ms. Sabelhaus is a charter member of NIHN.


     Jerry Sue Thornton, Ph.D. has been a director of the Company since September 1997. Dr. Thornton has been President of Cuyahoga Community College, the largest community college in Ohio, since 1992. Previously, from 1985 to 1992, Dr. Thornton had been President of Lakewood Community College in White Bear Lake, Minnesota. Dr. Thornton is a director of Applied Industrial Technologies, Inc. and National City Bank (Cleveland), and of several non-profit organizations, including the Greater Cleveland Growth Association, the Urban League of Greater Cleveland and United Way Services.

     Officers of the Company serve at the pleasure of the Board of Directors, subject to the terms of any employment agreements with the Company. The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when his successor is elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Company has established an Audit Committee and Compensation Committee. The Audit Committee, comprised of Mr. Mesel and Dr. Thornton, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the Company's annual audit, approves professional services provided by and the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Compensation Committee, comprised of Messrs. Biggar and Mesel and Dr. Thornton, establishes a general compensation policy for the Company, administers the Company's 1997 Equity Incentive Plan and Stock Plan for Non-Employee Directors, and determines, subject to the provisions of the Company's employee benefit plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.


DIRECTOR COMPENSATION

     Members of the Board of Directors who also serve as officers of the Company or its subsidiaries do not receive compensation for serving on the Board. Each other member of the Board receives a fee of $2,000 for each Board of Directors meeting attended and an additional fee of $1,000 for each committee meeting attended, except that $500 is paid for each committee meeting attended on the same date as a Board meeting. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

     The Company's Board of Directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). Subject to adjustment for stock splits and similar events, a total of 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan. Pursuant to the Directors' Plan, each director who is neither an employee of the Company or one of its subsidiaries nor a holder of five percent or more of the Company's Common Stock (a "non-employee director") will be granted upon his or her initial election to the Board an option to purchase 7,500 shares of Common Stock, and thereafter will be granted, immediately following every third anniversary of such election provided he or she still is a non-employee director at such time (or third annual meeting at which such non-employee director is reelected, if the director initially was elected at an annual meeting) an option to acquire an additional 7,500 shares of Common Stock. The exercise price of options granted pursuant to the Directors' Plan is the fair market value of the Common Stock on the date of grant. Each option will be non-transferable except upon death (unless otherwise approved by the Board), will expire 10 years after the date of grant and will become exercisable with respect to one-third of the shares of Common Stock issuable thereunder on each of the first three anniversaries of the date of grant if the individual is a director at such time. If the director dies or otherwise ceases to be a director prior to the expiration of an option, the option (if exercisable) will remain exercisable for a period of one year (following death) or three months (following other termination of the individual's status as a director), but in no event beyond the tenth anniversary of the date of grant. The Board of Directors may at any time or times amend the Directors' Plan for any purpose that at the time may be permitted by law.

     As of the date of this Prospectus, options to purchase 37,500 shares of Common Stock have been granted under the Directors' Plan.

EXECUTIVE COMPENSATION

     The Company did not pay any compensation to its executive officers in 1996.

  Equity Incentive Plan

     The Company has adopted the 1997 Equity Incentive Plan (the "Equity Incentive Plan"), which provides for the award ("Award") of up to 1,000,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock or stock units. All directors and employees of, and all consultants and advisors to, the Company (including its subsidiaries) are eligible to participate in the Equity Incentive Plan.

     The Equity Incentive Plan is administered by the Compensation Committee (the "Committee"), which determines who shall receive Awards from those individuals eligible to participate in the Equity Incentive Plan, the type of Award to be made, the number of shares of Common Stock that may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. Options that are ISOs may be exercisable for not more than 10 years after the date the option is awarded. The Committee may at any time accelerate the exercisability of all or any portion of an option.

     In the event of a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding shares of capital stock, or in the event of the sale or transfer of substantially all of the Company's assets, if the Committee so determines, all outstanding Awards will terminate, provided that on or before 20 days prior to the proposed effective date of any such transaction, the Committee either (i) makes all outstanding Awards exercisable prior to the consummation of the transaction or (ii) arranges for the surviving or acquiring corporation, if any, to grant to participants replacement Awards.

     The Equity Incentive Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

  Options to Purchase Shares of Common Stock

     Messrs. Hulett, Di Lillo and Gagne were awarded options under the Equity Incentive Plan to purchase 150,000, 75,000 and 75,000 shares of Common Stock, respectively. Each option (i) has a per share exercise price of $9.00, (ii) becomes exercisable with respect to one-third of the shares issuable thereunder on each of January 1, 1998, 1999 and 2000 and (iii) expires on September 24, 2007. With respect to Messrs. Hulett and Gagne, upon the effectiveness of a change in control (as defined in their employment contracts), the stock option granted to each of them will become exercisable in full. In addition, if the Company fails to continue Mr. Hulett's employment following the term of his employment contract for a reason other than for cause (as defined) or disability, then all options held by Mr. Hulett at such time will become exercisable in full. See "-- Employment Contracts."


     In addition to the options granted to Messrs. Hulett, Di Lillo and Gagne, the Company has awarded options under the Equity Incentive Plan to purchase an aggregate of 191,517 shares of Common Stock, with each such option having a per share exercise price equal to $9.00.


  Employment Contracts

     The Company has entered into employment agreements with its executive officers, the material terms of which are summarized below.

     Mr. Hulett has an employment contract ending May 31, 2000 to serve as the Company's Chief Executive Officer and President. Under this contract, Mr. Hulett will receive a base salary of $200,000, subject to discretionary increases and also subject to specified increases if the Company achieves budgeted net earnings per share. Mr. Hulett also may receive a bonus of up to 50% of his base salary based on performance goals and other criteria. Mr. Hulett has agreed not to compete with the Company for a period of two years following termination of his employment. From January through May 1997, Mr. Hulett served as a consultant to the Company pursuant to a consulting agreement.

     Mr. Gagne has an employment contract ending May 31, 2000 to serve as the Company's Chief Financial Officer. Under this contract, Mr. Gagne will receive a base salary of $125,000, subject to discretionary increases, and a bonus of up to 40% of his base salary based on performance goals and other criteria. Under certain circumstances, Mr. Gagne will receive as severance three months' salary, six months' benefits and a pro rata portion of his bonus payment, if payable. In the event of a change in control (as defined), Mr. Gagne may terminate the contract and receive one year's salary and a pro rata portion of his bonus, if payable. Mr. Gagne has agreed not to compete with the Company for a period of two years following termination of his employment.

     Mr. Di Lillo has an employment contract ending January 2, 2000. Under this contract, Mr. Di Lillo will receive a base salary of $125,000, subject to discretionary increases, and a bonus of up to 40% of his base salary based on performance goals and other criteria. The contract may be terminated by the Company without cause upon the approval of two-thirds of the Company's Board of Directors. Mr. Di Lillo is subject to the non-competition provisions described in "Certain Transactions--Organization of the Company; The Combination."

LIMITATION OF CERTAIN LIABILITY OF OFFICERS AND DIRECTORS

     As permitted by the DGCL, the Company's Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties. The directors, however, remain subject to equitable remedies. The Company's Certificate of Incorporation also provides that the Company will indemnify its directors and officers. In addition, the Company maintains an indemnification insurance policy covering all directors and officers of the Company. In general, the Company's Certification of Incorporation and the indemnification insurance policy attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

     Under the indemnification provisions of the Company's Certificate of Incorporation and the indemnification insurance policy, the Company will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 10, 1997 of (i) each director of the Company, (ii) the executive officers of the Company, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to beneficially own more than 5% of the outstanding Common Stock. Except as indicated in the footnotes below, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them.


                                                                    SHARES
                                                                 BENEFICIALLY      PERCENT
                                                                    OWNED          OWNED(1)
                                                                 ------------      --------
         William N. Hulett, III................................    235,000(2)         3.1%
         Rocco A. Di Lillo(3)..................................    635,851(4)         8.4
         Mark D. Gagne.........................................    109,400(5)         1.4
         Paul M. Verrochi......................................    300,500(6)         4.0
         James M. Biggar.......................................         --             --
         Sandra A. Brown(3)(7).................................    380,000            5.0
         Lynda D. Clutchey(3)..................................    555,213(8)         7.3
         Robert R. Mesel.......................................         --             --
         Connie F. O'Briant....................................    291,408(9)         3.9
         Melanie R. Sabelhaus(3)...............................    801,805(10)       10.6
         Jerry Sue Thornton, Ph.D..............................         --             --
         SLD Partnership(11)...................................  1,169,395           15.5
         All directors and executive officers as a group
           (10 persons)........................................  2,929,177(12)       38.2

---------------

 (1) Percentages are based upon 7,567,250 shares of Common Stock outstanding on November 10, 1997.



 (2) Includes options to purchase 50,000 shares of Common Stock that may be exercised within 60 days of November 10, 1997.


 (3) The stockholder's address is c/o BridgeStreet Accommodations, Inc., 30670 Bainbridge Road, Solon, Ohio 44139.


 (4) Includes options to purchase 25,000 shares of Common Stock that may be exercised within 60 days of November 10, 1997.



 (5) Includes 3,000 shares of Common Stock held by Mr. Gagne's children. Also includes options to purchase 25,000 shares of Common Stock that may be exercised within 60 days of November 10, 1997.


 (6) Includes 150,250 shares of Common Stock held in a trust for the benefit of Mr. Verrochi's children, with respect to which Mr. Verrochi disclaims beneficial ownership.

 (7) Ms. Brown is President and Chief Operating Officer of one of the Company's operating subsidiaries. Prior to the Combination, she was a senior executive officer of Home Again.

 (8) Consists of (i) 47,890 shares of Common Stock held jointly with Ms. Clutchey's spouse and (ii) 507,323 shares of Common Stock held of record by SLD Partnership, an Ohio general partnership, with respect to which Ms. Clutchey has voting and investment power.

 (9) Includes 141,790 shares of Common Stock held by Ms. O'Briant's spouse, as to which shares Ms. O'Briant disclaims beneficial ownership.

(10) Includes 18,250 shares of Common Stock held by Ms. Sabelhaus' spouse and 100,000 shares of Common Stock held by trusts for the benefit of Ms. Sabelhaus' children, all as to which Ms. Sabelhaus disclaims beneficial ownership.

(11) The address of SLD Partnership is 1515 Bethel Road, Columbus, Ohio 43220. Ms. Clutchey and two of her siblings are general partners of SLD Partnership.


(12) See Notes 2 ,4, 5, 6, 8, 9 and 10 above.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

  Start-Up Funding

     The Company was initially capitalized in August 1996 with an aggregate of $2,000 provided by Messrs. Verrochi, Donald W. Glazer, Joseph E. Palmer, Dominic
J. Puopolo and Michael L. Stark. As a result of a 499-for-1 stock split in November 1996 (and following certain subsequent transfers), these individuals currently beneficially own 818,140 shares of Common Stock in the aggregate.

  ABP


     Mr. Verrochi, Chairman of the Company, is a principal and Chairman of ABP, and Mr. Glazer, Secretary of the Company, is a principal of ABP. Certain of the expenses incurred by the Company in connection with the Combination and the IPO (estimated at approximately $535,000) were paid by ABP, and the Company reimbursed ABP out of the proceeds of the IPO. ABP previously had advanced funds on an interest-free basis on behalf of the Company to cover certain of such expenses.


     ABP has agreed to assist the Company to complete future acquisitions if the Company so requests. Under the terms of the agreement between the parties, which is terminable at will by either party, ABP will receive from the Company in cash 1% of the transaction value of acquisitions for which ABP at the Company's request provides assistance. ABP also will be reimbursed for all direct expenses incurred by ABP in connection with such acquisitions.

  The Combination

     In connection with the Combination, the Company acquired all of the issued and outstanding capital stock of the Founding Companies. See "Combination." The aggregate consideration paid by the Company in the Combination was 4,301,000 shares of Common Stock. Of this amount, individuals who are executive officers and/or directors of the Company received the following: Mr. Di Lillo, 835,901 shares; Ms. Sabelhaus, 1,001,805 shares (including shares issued to her spouse); Ms. O'Briant, 391,408 shares (including shares issued to her spouse); and Ms. Clutchey, 1,537,285 shares (including shares issued to a general partnership in which each of Ms. Clutchey and two of her siblings are general partners). See "Principal Stockholders." Pursuant to the terms of the agreements by which their Founding Companies were merged into the Company, each of Mr. Di Lillo, Ms. Sabelhaus, Ms. O'Briant and Ms. Clutchey were designated directors of the Company.

     Each of Ms. Sabelhaus, Ms. O'Briant and Ms. Clutchey has entered into an employment agreement with the Company, the material terms of which are summarized as follows. Each employment agreement provides for an initial base salary of $100,000, subject to upward adjustment in the sole discretion of the Company's Board of Directors, and participation in the Company's bonus and benefit plans. The employment agreements expire on January 2, 2000 but may be terminated earlier in the event of disability, for cause (as defined) or without cause by the approval of two-thirds of the Company's Board of Directors. Mr. Di Lillo also entered into an employment agreement in connection with the Combination. See "Management -- Executive Compensation; Employment Contracts."

     Each of Mr. Di Lillo, Ms. Sabelhaus, Ms. O'Briant and Ms. Clutchey has agreed not to compete with the Company until January 2, 2002 or, if later, three years from the date of termination of employment by the Company (regardless of the reason therefor).

TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

     As a result of the Combination, the Company assumed the obligations of TCH under a three-year contract, effective January 1, 1996, with Saturn Enterprises, Inc. ("Saturn"), a corporation of which David Clutchey III is the sole stockholder. Mr. Clutchey is the husband of Lynda D. Clutchey, a director of BridgeStreet. Pursuant to the contract, TCH leased from Saturn on a non-exclusive basis televisions, VCRs, and microwave ovens. In 1994, 1995 and 1996, TCH recorded expenses under this contract of approximately $123,400, $175,400 and $221,300, respectively. The Company has no obligation to lease equipment under the contract, but may continue to do so. BridgeStreet believes that the terms of this contract are no less favorable than could be obtained from non-affiliated parties.

     The Company also assumed TCH's obligations under an exclusive lease agreement with Integrity Furniture, Inc., a company which is 49% owned by SLD Partnership ("SLD"), an Ohio general partnership in which Ms. Clutchey and two of her siblings each are general partners. The agreement was entered into on September 12, 1995, has a five-year term and provides that the lessor has the exclusive right to furnish all of the Company's leased accommodations in Pittsburgh, Pennsylvania at agreed-upon prices. The initial unit lease terms are for minimum three-month periods that then are renewable monthly. The Company believes that the lease terms are no less favorable than could be obtained from non-affiliated parties. The rental amounts under this contract totalled approximately $213,000 during 1996.

     On October 15, 1995, TCH loaned to SLD $45,000, at an annual interest rate of 7% beginning November 1995. Also in 1995 SLD borrowed $109,602 from TCH. Both of these notes were repaid in full during 1996.

     Stephen and David Holzer performed consulting services for TCH from June 1992 until November 1996. For such services, each earned $48,000 per year during 1994, 1995 and 1996. The Holzers are brothers of Ms. Clutchey and general partners of SLD Partnership. The consulting agreements were terminated in November 1996.

     As a result of the Combination, the Company assumed the obligation of EIP to repay the outstanding balance borrowed to finance certain working capital requirements under a personal line of credit maintained by Melanie R. Sabelhaus. The Company repaid the outstanding balance from the net proceeds of the IPO, together with accrued interest at a rate equal to the rate under the line of credit.

     In February 1997, Thomas W. O'Briant loaned one of the Company's operating subsidiaries $50,000 to satisfy working capital requirements. The loan bore interest at a rate of 8.0%, and all outstanding principal and interest under such loan was repaid by the Company from the net proceeds of the IPO. Mr. O'Briant is the husband of Connie F. O'Briant, a director of the Company.

     CLI performed certain general and administrative services (e.g., accounting services) for City Visitor, an entity which publishes a travel magazine and is 100% owned by Mr. Di Lillo. For services during 1994, 1995 and 1996, City Visitor paid CLI approximately $42,000, $51,000 and $15,000, respectively. City Visitor sold advertising space in its magazine to CLI during these years, and was paid, respectively, approximately $34,000, $22,000 and $31,000. Following this offering, the Company intends to continue purchasing advertising space from City Visitor from time to time. However, the Company has neither entered into a contract with, nor made any commitment with respect to the amounts of advertising purchases from, City Visitor. The Company believes that the prices currently paid to City Visitor for advertising are no less favorable than could be obtained from non-affiliated third parties.

COMPANY POLICY

     The Company's policy is that any future transactions with directors, officers, employees or affiliates of the Company be approved in advance by a majority of the Company's Board of Directors, including a majority of disinterested directors, and be on terms no less favorable to the Company than the Company could obtain from non-affiliated parties.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 35,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. The following summary of the Common Stock and the Preferred Stock is qualified by reference to the Company's Amended and Restated Certificate of Incorporation and By-laws included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK


     The Company has outstanding 7,567,250 shares of Common Stock and options to purchase an aggregate of 529,017 shares of Common Stock. A total of 1,000,000 shares of Common Stock are reserved for issuance under the Equity Incentive Plan and a total of 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable, and the holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.


PREFERRED STOCK

     The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of Preferred Stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. In addition to having a preference with respect to dividends or liquidation proceeds, the Preferred Stock, if issued, may be entitled to the allocation of capital gains from the sale of the Company's assets. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock, and could have the effect of delaying, deterring or preventing a change in control of the Company or an unsolicited acquisition proposal.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company.

     These procedures require that a stockholder seeking to nominate a director or propose business at an annual meeting give written notice of such nomination or proposal, delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. Detailed requirements as to the form, timing and substance of that notice are specified in the By-laws. No persons shall be eligible for election as a director of the Company nor shall any business matter be conducted unless nominated or proposed, as the case may be, in strict accordance with the procedures set forth in the Company's By-laws, as determined by the President of the Company.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding nominations for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

OTHER PROVISIONS

     Special Meetings of the Stockholders of the Company. The Company's By-laws provide that a special meeting of the stockholders of the Company only may be called by the President, the Chairman of the Board or by order of the Board of Directors. The By-laws do not authorize the stockholders to call a special meeting of stockholders, potentially limiting the stockholders' ability to offer proposals between annual meetings if no special meetings are otherwise called by the President, Chairman or the Board.

     Amendment of the By-laws. The Company's Certificate of Incorporation provides that the By-laws may be amended only by a majority vote of the Board of Directors or by a vote of at least 75% of the outstanding shares of the Company's stock entitled to vote in the election of directors.

     No Action by Written Consent. The Company's Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and
(b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

TRANSFER AGENT

     The transfer agent and registrar for the Company is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 7,567,250 shares of Common Stock issued and outstanding. Of this amount, 3,007,250 shares are freely tradeable without restriction under the Securities Act, except any shares that were purchased in the IPO by an "affiliate" (as that term is defined under the rules and regulations of the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 of the Securities Act. The remaining shares outstanding are subject to the resale limitations of Rule 144.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) the average weekly reported volume of trading of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from the affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company and each of its directors, executive officers and pre-IPO stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock prior to March 24, 1998 without the written consent of Legg Mason Wood Walker, Incorporated and McDonald & Company Securities, Inc., subject, in the case of the Company, to an exception for the grant of options under the Company's Equity Incentive Plan and Directors' Plan or in connection with acquisitions (provided that the shares issued in any such acquisition are not resold during the 180-day period).


     The Company currently has 529,017 shares of the Common Stock issuable upon the exercise of outstanding options. In the aggregate, 100,000 shares of Common Stock are reserved for issuance under the Directors' Plan and 1,000,000 shares are reserved for issuance under the Equity Incentive Plan. The Company has filed a registration statement under the Securities Act to register Common Stock to be issued pursuant to the exercise of options granted or to be granted under the Directors' Plan and Equity Incentive Plan. As a result, Common Stock issued upon exercise of such options will be available for immediate resale in the open market, subject to the contractual restrictions described above and, in the case of affiliates, compliance with Rule 144.


     Sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the prevailing market price of the Common Stock. No predictions can be made as to the effect, if any, that sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to 1,500,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

     BridgeStreet intends to concentrate its acquisitions within the flexible accommodation services industry. If the opportunity arises, however, BridgeStreet may attempt to make acquisitions that are either complementary to its present operations or advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between BridgeStreet and the owners or controlling persons of businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     Affiliates of companies acquired by BridgeStreet who receive Common Stock under this Prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements thereof. The requirements of Rule 145 may limit the ability of such affiliates to resell Common Stock they may receive under this Prospectus.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement, to the extent of and for the periods indicated in the reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Constantine Alexander, a partner in the law firm Nutter, McClennen & Fish, LLP, currently serves as Assistant Secretary of the Company. Nutter, McClennen & Fish, LLP serves as counsel to the Company, and has rendered a legal opinion with respect to the validity of the shares being offered pursuant to this Registration Statement.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, and reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  Basis of Presentation...............................................................   F-3
  Pro Forma Combined Balance Sheet as of December 31, 1996 (unaudited)................   F-4
  Pro Forma Combined Statement of Operations for the Year Ended December 31, 1996
     (unaudited)......................................................................   F-5
  Pro Forma Combined Statement of Operations for the Nine Months Ended September 30,
     1997 (unaudited).................................................................   F-6
  Notes to Unaudited Pro Forma Combined Financial Statements..........................   F-7

HISTORICAL FINANCIAL STATEMENTS

  BRIDGESTREET ACCOMMODATIONS, INC.
     Consolidated Balance Sheets (unaudited)..........................................   F-9
     Consolidated Statements of Operations (unaudited)................................  F-10
     Consolidated Statements of Stockholders' Equity (unaudited)......................  F-11
     Consolidated Statements of Cash Flows (unaudited)................................  F-12
     Notes to Consolidated Financial Statements (unaudited)...........................  F-13

  BRIDGESTREET ACCOMMODATIONS, INC.
     Report of Independent Public Accountants.........................................  F-17
     Balance Sheet....................................................................  F-18
     Statement of Operations..........................................................  F-19
     Statement of Stockholders' Equity................................................  F-20
     Statement of Cash Flows..........................................................  F-21
     Notes to Financial Statements....................................................  F-22

  TEMPORARY CORPORATE HOUSING COLUMBUS, INC.
     Report of Independent Public Accountants.........................................  F-25
     Combined Balance Sheets..........................................................  F-26
     Combined Statements of Operations................................................  F-27
     Combined Statements of Stockholders' Equity......................................  F-28
     Combined Statements of Cash Flows................................................  F-29
     Notes to Combined Financial Statements...........................................  F-30

  CORPORATE LODGINGS, INC.
     Report of Independent Public Accountants.........................................  F-36
     Combined Balance Sheets..........................................................  F-37
     Combined Statements of Operations................................................  F-38
     Combined Statements of Stockholders' Equity (Deficit)............................  F-39
     Combined Statements of Cash Flows................................................  F-40
     Notes to Combined Financial Statements...........................................  F-41

                                                                                        PAGE
                                                                                        ----
  EXCLUSIVE INTERIM PROPERTIES, LTD.
     Report of Independent Public Accountants.........................................  F-46
     Combined Balance Sheets..........................................................  F-47
     Combined Statements of Operations................................................  F-48
     Combined Statements of Stockholders' Equity......................................  F-49
     Combined Statements of Cash Flows................................................  F-50
     Notes to Combined Financial Statements...........................................  F-51

  HOME AGAIN, INC.
     Report of Independent Public Accountants.........................................  F-56
     Combined Balance Sheets..........................................................  F-57
     Combined Statements of Operations................................................  F-58
     Combined Statements of Stockholder's Equity......................................  F-59
     Combined Statements of Cash Flows................................................  F-60
     Notes to Combined Financial Statements...........................................  F-61

  TEMPORARY HOUSING EXPERTS, INC.
     Report of Independent Public Accountants.........................................  F-64
     Balance Sheets...................................................................  F-65
     Statements of Operations.........................................................  F-66
     Statements of Stockholders' Equity...............................................  F-67
     Statements of Cash Flows.........................................................  F-68
     Notes to Financial Statements....................................................  F-69

               BRIDGESTREET ACCOMMODATIONS, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the acquisitions by BridgeStreet Accommodations, Inc. ("BridgeStreet" or the "Company"), through stock-for-stock mergers (the "Combination"), of the following providers of flexible accommodation services: (i) Temporary Corporate Housing Columbus, Inc. and three affiliates ("TCH"), (ii) Exclusive Interim Properties, Ltd. and an affiliate ("EIP"), (iii) Corporate Lodgings, Inc. and four affiliates ("CLI"), (iv) Home Again, Inc. and two affiliates ("Home Again") and (v) Temporary Housing Experts, Inc. ("THEI") (collectively, the "Founding Companies"). The acquisitions have been accounted for using the purchase method of accounting, and TCH has been identified as the acquiror for financial presentation purposes. The unaudited pro forma combined financial statements also give effect to the IPO and the use of proceeds therefrom. These financial statements are based on the historical financial statements of the Founding Companies included elsewhere in this Prospectus and the estimates and assumptions set forth herein.


     The unaudited pro forma combined balance sheet gives effect to the Combination, and the payment of the related purchase prices for the Founding Companies, as if the Combination had occurred on December 31, 1996. The allocation of the purchase price to the assets acquired and the liabilities assumed initially has been assigned and recorded based on estimates of their fair value, and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. It is management's opinion, however, that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts. The purchase price represents a fair market valuation of the acquired entities as determined by an independent investment banking firm based on specific information regarding TCH and each of the Founding Companies, which included historical financial statements, tax returns and detailed discussions with each company's management as to operations, financial condition and future prospects. Other valuation factors included published industry information and certain financial analyses. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to the Combination as if it had occurred on January 1, 1996. The historical results of operations for EIP represents 12 months derived from the unaudited three months ended March 31, 1996 and the audited nine months ended December 31, 1996. The unaudited pro forma combined statement of operations for the nine months ended September 30, 1997 gives effect to the acquisition of Home Again as if it occurred on January 1, 1997; the acquisition of TCH, EIP, CLI and THEI all occurred on January 2, 1997. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.


     The unaudited pro forma combined financial information presented herein does not purport to represent what the Company's financial position and results of operations actually would have been had such events occurred on the dates noted above, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

            BRIDGESTREET ACCOMMODATIONS, INC. AND FOUNDING COMPANIES

                        PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                                          HOME                   PRO FORMA
                                                         TCH      CLI     THEI    EIP     AGAIN  BRIDGESTREET   ADJUSTMENTS
                                                        ------   ------   ----   ------   ----   ------------   -----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................ $  598   $  180   $ 52   $   --   $146       $  6         $    --
  Investments in short-term marketable securities......    152       --     --       --     --         --              --
  Accounts receivable, net.............................    795      604     99      418    108         --              --
  Security deposits held by landlords..................     --       --     24      151      8         --              --
  Deferred tax asset...................................    129       28     71      166     --          1              --
  Prepaid expense & other..............................     34      126     26       --    218         --              --
                                                        ------   ------   ----   ------   ----       ----         -------
    Total current assets...............................  1,708      938    272      735    480          7              --
Operating stock........................................    268       --    146      580    196         --              --
Property and equipment.................................     27      118     57    1,392    143         --              --
Other assets...........................................     --        1     --        8     --        412            (176)(d)
Notes receivable-stockholders related party............     10       --     --       --     --         --              --
Goodwill...............................................     --       --     --       --     --         --          17,410(c)
                                                        ------   ------   ----   ------   ----       ----         -------
        Total assets................................... $2,013   $1,057   $475   $2,715   $819       $419         $17,234
                                                        ======   ======   ====   ======   ====       ====         =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt................. $   --   $   10   $ 19   $  137   $  9       $ --         $    --
  Due to stockholders and affiliates...................     --       28     --       95    191        417              --
  Accounts payable and accrued expenses................    622      440     58      584    366         --              --
  Accrued income taxes.................................    100       76     16       --     --         --              --
  Deferred revenue.....................................     --      428     34      155     31         --              --
  Security deposits due to customers...................     --       --     50      260     60         --              --
                                                        ------   ------   ----   ------   ----       ----         -------
    Total current liabilities..........................    722      982    177    1,231    657        417              --
Long-term debt, net of current maturities..............     --       --     12    1,049     26         --              --
Deferred income taxes..................................    107       --     58      233     --         --              --
Stockholders' Equity (Deficit):
  Common stock.........................................     31        5      1       --      3         12               3(d)
  Additional paid in capital...........................     --      180     --       75     --         (9)         17,603(d)
  Treasury stock.......................................     (4)      --     --       --     --         --               4(d)
  Retained earnings (deficit)..........................  1,157     (110)   227      127    133         (1)           (376)(d)
                                                        ------   ------   ----   ------   ----       ----         -------
    Total stockholders' equity.........................  1,184       75    228      202    136          2          17,234
                                                        ------   ------   ----   ------   ----       ----         -------
        Total liabilities and stockholders' equity..... $2,013   $1,057   $475   $2,715   $819       $419         $17,234
                                                        ======   ======   ====   ======   ====       ====         =======

                                                                                     PRO FORMA
                                                         PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                                         ---------   -----------    -----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................   $   982      $12,619(a)     $13,601
  Investments in short-term marketable securities......       152           --            152
  Accounts receivable, net.............................     2,024           --          2,024
  Security deposits held by landlords..................       183           --            183
  Deferred tax asset...................................       395           --            395
  Prepaid expense & other..............................       404           --            404
                                                          -------      -------        -------

    Total current assets...............................     4,140       12,619         16,759
Operating stock........................................     1,190           --          1,190
Property and equipment.................................     1,737           --          1,737
Other assets...........................................       245         (235)(e)         10
Notes receivable-stockholders related party............        10           --             10
Goodwill...............................................    17,410           --         17,410
                                                          -------      -------        -------

        Total assets...................................   $24,732      $12,384        $37,116
                                                          =======      =======        =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.................   $   175      $  (175)(b)    $    --
  Due to stockholders and affiliates...................       731         (731)(b)         --
  Accounts payable and accrued expenses................     2,070           --          2,070
  Accrued income taxes.................................       192           --            192
  Deferred revenue.....................................       648           --            648
  Security deposits due to customers...................       370           --            370
                                                          -------      -------        -------

    Total current liabilities..........................     4,186         (906)         3,280
Long-term debt, net of current maturities..............     1,087       (1,087)(b)         --
Deferred income taxes..................................       398           --            398
Stockholders' Equity (Deficit):
  Common stock.........................................        55           21(e)          76
  Additional paid in capital...........................    17,849       14,356(e)      32,205
  Treasury stock.......................................        --           --             --
  Retained earnings (deficit)..........................     1,157           --          1,157
                                                          -------      -------        -------

    Total stockholders' equity.........................    19,061       14,377         33,438
                                                          -------      -------        -------

        Total liabilities and stockholders' equity.....   $24,732      $12,384        $37,116
                                                          =======      =======        =======


           See accompanying notes to pro forma financial statements.

            BRIDGESTREET ACCOMMODATIONS, INC. AND FOUNDING COMPANIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                           HOME
                       TCH          CLI          THEI         EIP         AGAIN      BRIDGESTREET   ADJUSTMENTS(J)     PRO FORMA
                   -----------   ----------   ----------   ----------   ----------   ------------   --------------     ----------
Revenues.........   $   12,502   $    8,820   $    3,583   $    8,626   $    4,035      $    --        $     --        $   37,566
Cost of
 services........        9,088        6,106        2,578        7,039        3,134           --        $     --            27,945
Selling, general
 and
 administrative
 expense.........        2,327        2,519        1,078        1,374          586            2            (552)(f)         7,334
Goodwill
 amortization....           --           --           --           --           --           --             497(g)            497
                    ----------   ----------   ----------   ----------   ----------      -------        --------        ----------
Operating income
 (loss)..........        1,087          195          (73)         213          315           (2)             55             1,790
Other income
 (expenses)......           89         (206)           5         (130)          77           --             158(h)             (7)
                    ----------   ----------   ----------   ----------   ----------      -------        --------        ----------
Income (loss)
 before provision
 for income
 taxes...........        1,176          (11)         (68)          83          392           (2)            213             1,783
Provision
 (benefit) for
 income taxes....          513            9          (23)          41           --           (1)            373(i)            912
                    ----------   ----------   ----------   ----------   ----------      -------        --------        ----------
Net income
 (loss)..........   $      663   $      (20)  $      (45)  $       42   $      392      $    (1)       $   (160)       $      871
                    ==========   ==========   ==========   ==========   ==========      =======        ========        ==========
Pro forma net
 income per
 share...........                                                                                                      $     0.12
                                                                                                                       ==========
Shares used in
 computing pro
 forma net income
 per share.......                                                                                                       7,567,250


           See accompanying notes to pro forma financial statements.

            BRIDGESTREET ACCOMMODATIONS, INC. AND FOUNDING COMPANIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                   HOME
                                                                BRIDGESTREET      AGAIN      ADJUSTMENTS     PRO FORMA
                                                                -------------     ------     -----------     ----------
Revenues......................................................     $36,915        $1,167        $  --           $38,082
Cost of services..............................................      26,738           823           --            27,561
Selling, general and administrative expense...................       7,345           230           30(k)          7,605
Officers' stock compensation..................................       1,210            --           --             1,210
Goodwill amortization.........................................         359            --           16(l)            375
                                                                   -------        ------        -----           -------
Operating income..............................................       1,263           114          (46)            1,331
Other income..................................................         132             1          120(m)            253
                                                                   -------        ------        -----           -------
Income before provision for income taxes......................       1,395           115           74             1,584
Provision for income taxes....................................       1,172            --           85(n)          1,257
                                                                   -------        ------        -----           -------
Net income....................................................     $   223        $  115        $ (11)          $   327
                                                                   =======        ======        =====           =======
Pro forma net income per share................................                                                  $  0.04
                                                                                                                =======
Shares used in computing pro forma net loss per share.........                                                7,567,250


           See accompanying notes to pro forma financial statements.

            BRIDGESTREET ACCOMMODATIONS, INC. AND FOUNDING COMPANIES
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

1.  BACKGROUND

     BridgeStreet was incorporated in August 1996 with the objective of becoming a leading national provider of flexible accommodation services. The Company acquired all of the outstanding stock of TCH, EIP, CLI and THEI on January 2, 1997 and Home Again on March 31, 1997 in exchange for 4,301,000 shares of Common Stock of the Company. The Company conducted no operations prior to January 2, 1997 except in connection with the IPO and the Combination. For financial reporting purposes, TCH has been designated as the accounting acquiror, and its acquisition of the remaining four Founding Companies has been accounted for using the purchase method of accounting.

2. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

     (a) Records the net increase to cash from the proceeds of the IPO, less underwriters' discounts and other offering costs, and less the use of proceeds to pay down approximately $1,262 of bank debt and $731 payable to stockholders and affiliates.

     (b) Records the assumed repayment of bank debt and amounts payable to stockholders and affiliates.

     (c) Records the goodwill resulting from the acquisition of four of the Founding Companies by TCH. The goodwill is calculated as follows:


        Appraised value of the four Founding Companies...................  $   13,093
        Transaction costs................................................       4,648
                                                                           ----------
        Total purchase price.............................................      17,741
        Less: fair market value of net assets acquired...................         331
                                                                           ----------
        Goodwill.........................................................  $   17,410
                                                                           ==========


     The appraised value and the transaction costs in the table above are based on the estimated fair market value of the Common Stock as of the date of the Combination. The Company valued the Common Stock issued in the Combination and to certain executives based on an independent appraisal of TCH, the accounting acquirer. The appraisal was based on several estimates and assumptions about the future. Actual results could differ and the differences could be material. Below is a brief description of the appraisal methodology and the more important assumptions made.

     TCH was valued using a discounted cash flow approach which included an estimate of future TCH cash flows for five years plus a terminal value. This methodology was considered the most appropriate, and is commonly used for private companies similar to TCH for which market comparables are not readily available. The most important estimates and assumptions made for TCH only were
(a) sales growth ranging from 15% to 18%, (b) earnings before interest expense and taxes (EBIT) margins ranging from 12.2% to 13.4%, and (c) a discount rate of 19.74%. These estimates were made after considering, among other things, historical operating results, the 1997 budget and TCH's actual results through June 1997, various risk factors, the relative size of TCH, management depth, markets served and market position and an evaluation of sales training programs.

     A company's client base cannot be separated from the general goodwill of an ongoing business, and industry practice is not to assign separate value to client base. The Company has not allocated purchase price to its non-compete agreements with its executives who were former owners of the Founding Companies because the Company believes that the value of these agreements is immaterial to the consolidated financial statements. Although the agreements are legally enforceable, the Company expects that the executives will continue in the employ of the Company and will have no reason to compete with it. The executives all are significant shareholders of the Company's Common Stock (either alone or with their affiliates) and, as a result, have significant incentives to use their best efforts to maximize the value of such Common Stock.

            BRIDGESTREET ACCOMMODATIONS, INC. AND FOUNDING COMPANIES
             NOTES TO PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

     (d) Increase in stockholders' equity to record fair market value of shares issued to acquire Founding Companies other than TCH, record transaction fees paid in Company stock and eliminate in consolidation the acquired companies' equity sections. Also allocates to paid-in capital $176 of deferred merger costs.


     (e) Records proceeds of the IPO less underwriters' commissions and other offering costs of approximately $4,218. Also allocates to paid-in capital $235 of deferred IPO costs.


3. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     (f) Compensation to certain executives of the Founding Companies has been adjusted to reflect the compensation to be paid pursuant to employment agreements signed in connection with the Combination.

     (g) Amortization of goodwill over 35 years.

     (h) Interest expense related to the bank debt and notes payable to stockholders has been eliminated because it is assumed to have been repaid at the beginning of the period.

     (i) Pro forma provision for income taxes has been adjusted to reflect the Company's estimated consolidated effective tax rate subsequent to the Combination, after considering nondeductible goodwill amortization.

     (j) The pro forma combined statement of operations excludes any adjustments for the compensation to be paid in 1997 for services to be rendered in 1997 by the Company's Chief Executive Officer and Chief Financial Officer pursuant to their employment agreements. The statement also excludes approximately $1,210 of non-recurring non-cash compensation expense recorded in the first quarter of 1997 in connection with the vesting of restricted stock.

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1997 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )

     (k) Compensation to an executive of Home Again has been adjusted to reflect the compensation to be paid pursuant to an employment agreement signed in connection with the acquisition of Home Again.

     (l) Amortization of goodwill over 35 years associated with the acquisition of Home Again.

     (m) Interest expense related to the bank debt and notes payable to stockholders has been eliminated because it is assumed to have been repaid at the beginning of the period.

     (n) Tax provision of 40% of adjustments (k) and (m) above plus a 40% tax provision on Home Again's historical pretax income; Home Again historically was an S Corporation that did not pay corporate income taxes, but has become subject to income taxes subsequent to the Combination.

                       BRIDGESTREET ACCOMMODATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                                     BRIDGESTREET
                                                                          TCH        SEPTEMBER 30,
                                                                      DECEMBER 31,       1997
                                                                          1996       -------------
                                                                      ------------    (UNAUDITED)
                                     ASSETS
Current Assets:
     Cash and cash equivalents......................................   $  597,939     $15,449,539
     Investments in short-term marketable securities................      152,253              --
     Accounts receivables-
       Trade, less allowance for doubtful accounts of $45,000 in
        1996 and $296,204 in 1997...................................      794,445       3,628,038
     Security deposits held by landlords............................           --         237,571
     Deferred income taxes..........................................      129,200         404,859
     Other current assets...........................................       33,927         901,830
                                                                       ----------     -----------
          Total current assets......................................    1,707,764      20,621,837
Operating stock, net of accumulated amortization....................      268,086       1,663,282
Property and equipment, net of accumulated depreciation.............       26,961       2,272,682
Other assets........................................................           --           4,300
Notes receivable - stockholders/affiliates..........................       10,568              --
Goodwill, net of amortization.......................................           --      18,037,458
                                                                       ----------     -----------
          Total assets..............................................   $2,013,379     $42,599,559
                                                                       ==========     ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current maturities of long-term debt...........................   $       --    $     34,974
     Due to stockholders and affiliates.............................           --          10,683
     Accounts payable and accrued expenses..........................      622,021       5,297,052
     Accrued income taxes...........................................      100,000         398,577
     Deferred revenue...............................................           --       1,193,210
     Security deposits due to customers.............................           --         355,877
                                                                       ----------     -----------
          Total current liabilities.................................      722,021       7,290,373
Long-term debt, net of current maturities...........................           --          20,306
Deferred income taxes...............................................      107,744         491,747
Commitments and contingencies
Stockholders' Equity:
     Preferred stock................................................           --              --
     Common stock...................................................       31,000          75,672
     Additional paid in capital.....................................           --      33,341,635
     Treasury stock.................................................       (4,185)             --
     Retained earnings..............................................    1,156,799       1,379,826
                                                                       ----------     -----------
          Total stockholders' equity................................    1,183,614      34,797,133
                                                                       ----------     -----------
               Total liabilities and stockholders' equity...........   $2,013,379     $42,599,559
                                                                       ==========     ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                                --------------------------   --------------------------
                                                   TCH       BRIDGESTREET       TCH       BRIDGESTREET
                                                   1996          1997           1996          1997
                                                ----------   -------------   ----------   -------------
Revenues......................................  $3,472,743     $15,370,619   $9,053,672     $36,914,828
Operating Expenses:
     Cost of services.........................   2,474,878      10,922,684    6,643,879      26,737,715
     Selling, general and administrative
       expense................................     620,603       2,947,295    1,646,886       7,344,665
     Officers' stock compensation.............          --              --           --       1,210,261
     Goodwill amortization....................          --         129,750           --         358,840
                                                ----------     -----------   ----------     -----------
          Total operating expenses............   3,095,481      13,999,729    8,290,765      35,651,481
                                                ----------     -----------   ----------     -----------
          Operating income....................     377,262       1,370,890      762,907       1,263,347
Other Income (Expense):
     Interest income..........................          --          18,648        4,545          35,936
     Interest expense.........................          --         (22,170)        (107)       (119,643)
     Other income, net........................       5,994          87,147       83,048         215,831
                                                ----------     -----------   ----------     -----------
          Other income, net...................       5,994          83,625       87,486         132,124
                                                ----------     -----------   ----------     -----------
     Income before provision for income
       taxes..................................     383,256       1,454,515      850,393       1,395,471
     Provision for income taxes...............     167,015         654,424      370,582       1,172,444
                                                ----------     -----------   ----------     -----------
     Net income...............................  $  216,241     $   800,091   $  479,811     $   223,027
                                                ==========     ===========   ==========     ===========
     Net income per share.....................                 $      0.15                         0.04
                                                               ===========                  ===========
     Weighted average shares outstanding......                   5,498,952                    5,326,478


  The accompanying notes are an integral part of these consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)


                                       COMMON STOCK        ADDITIONAL                        TOTAL
                                   --------------------      PAID-IN       RETAINED      STOCKHOLDERS'
                                    SHARES      AMOUNT       CAPITAL       EARNINGS         EQUITY
                                   ---------    -------    -----------    -----------    -------------
Balance, December 31, 1996.......  1,174,000    $11,740    $    (9,024)   $    (1,336)     $     1,380
     Issuance of stock to
       founders..................  4,301,000     43,010     17,548,922      1,158,135       18,750,067
     Issuance of stock from
       initial public offering...  2,092,250     20,922     14,591,476             --       14,612,398
     Officers' stock
       compensation..............         --         --      1,210,261             --        1,210,261
     Net income..................         --         --             --        223,027          223,027
                                   ---------    -------    -----------    -----------      -----------
Balance, September 30, 1997......  7,567,250    $75,672    $33,341,635    $ 1,379,826      $34,797,133
                                   =========    =======    ===========    ===========      ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        BRIDGESTREET ACCOMMODATIONS, INC
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)


                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                     ---------------------------
                                                                        TCH         BRIDGESTREET
                                                                        1996            1997
                                                                     ----------     ------------
Cash Flows From Operating Activities:
  Net income.......................................................  $  479,811      $   223,027
  Adjustments to reconcile net income to net cash provided by operating activities--
     Officers' stock compensation..................................          --        1,210,261
     Depreciation and amortization.................................      49,442          641,038
     Change in operating assets and liabilities excluding the
      effect of acquisitions--
       Accounts receivable.........................................     (13,916)      (1,870,443)
       Security deposits held by landlords.........................          --          (56,590)
       Prepaid expenses............................................          --         (685,064)
       Other assets................................................      37,290               --
       Accounts payable and accrued expenses.......................     (16,415)       3,419,172
       Accrued taxes...............................................     (70,561)         206,589
       Deferred income taxes.......................................      19,565          161,506
       Security deposits due to customers..........................          --          (20,375)
       Deferred revenue............................................          --          533,450
                                                                     ----------      -----------
          Net cash provided by operating activities................     485,216        3,762,571
                                                                     ----------      -----------

Cash Flows From Investing Activities:
  Purchases of investments in short term marketable securities.....    (112,616)        (124,997)
  Sales of investments in short term marketable securities.........     104,843          277,250
  Acquisitions, net of cash acquired...............................          --         (655,581)
  Purchases of operating stock.....................................     (71,248)        (675,026)
  Purchases of property and equipment..............................     (24,247)        (582,175)
                                                                     ----------      -----------
          Net cash (used in) provided by investing activities......    (103,268)      (1,760,529)
                                                                     ----------      -----------
Cash Flows From Financing Activities:
  Proceeds from Initial Public Offering, net of offering costs.....          --       14,612,400
  Borrowings from stockholders.....................................          --         (806,742)
  Repayment of long term debt......................................          --       (1,203,451)
  Capitalization of offering costs.................................          --          236,783
  Collections of notes receivable..................................          --           10,568
                                                                     ----------      -----------
          Net cash provided by financing activities................          --       12,849,558
                                                                     ----------      -----------
          Net increase in cash and cash equivalents................     381,948       14,851,600
Cash and cash equivalents, beginning of period.....................     834,615          597,939
                                                                     ----------      -----------
Cash and cash equivalents, end of period...........................  $1,216,563      $15,449,539
                                                                     ==========      ===========
Supplemental Cash Flow Information:
          Cash paid for interest...................................  $      107      $   157,813
                                                                     ==========      ===========
          Cash paid for income taxes...............................  $  568,524      $   694,975
                                                                     ==========      ===========
Non-Cash Transaction:
  During the first quarter of 1997, the Company exchanged 4,301,000 shares of Common Stock in the Company for all of the outstanding stock of the five Founding Companies.


  The accompanying notes are an integral part of these consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION


     BridgeStreet Accommodations, Inc. ("BridgeStreet" or the "Company") was incorporated on August 19, 1996, to create a leading national provider of flexible accommodation services through the acquisition and consolidation of the operations of flexible accommodation service companies. During the first quarter of 1997, the Company became the holder of all the outstanding stock of the Founding Companies, five flexible accommodation service providers (the "Combination"), in exchange for 4,301,000 shares of Common Stock of the Company. The Company conducted no operations prior to January 2, 1997, except in connection with its initial public offering of Common Stock (including the Underwriters' exercise on September 26, 1997 of their over-allotment in connection therewith) (the "IPO") and the Combination. For financial reporting purposes, the largest founding company, Temporary Corporate Housing Columbus, Inc. (together with its three affiliates, "TCH") has been designated as the accounting acquiror, and its acquisition of the remaining four Founding Companies has been accounted for using the purchase method of accounting.



     The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts (on a combined basis where applicable) of TCH, Corporate Lodgings, Inc., Exclusive Interim Properties, Ltd. and Temporary Housing Experts, Inc. all of which were merged on January 2, 1997, as well as the accounts of Home Again, Inc. which was acquired on March 31, 1997. In the opinion of management, the financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of BridgeStreet's financial position at September 30, 1997, the results of operations for the three-and nine-month periods ended September 30, 1997, and cash flows for the nine-month period ended September 30, 1997.



     The financial position at September 30, 1996, the results of operations for the three- and nine-month periods ended September 30, 1996, and cash flows for the nine-month period ended September 30, 1996 presented herein are of TCH, the designated accounting acquiror. In the opinion of management these financial statements reflect all normal and recurring adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the period presented.


     Interim results are not necessarily indicative of results for a full year.

     The balance sheet presented as of December 31, 1996, has been derived from the financial statements of TCH that have been audited by the Company's independent public accountants. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes of TCH and the acquired companies included elsewhere in this prospectus.


2.  PUBLIC OFFERING OF COMMON STOCK



     In September 1997, the Company completed its IPO, in which 2,092,250 shares were issued by the Company and 915,000 shares were sold by certain stockholders of the Company at a public offering price of $9.00 per share. The net proceeds to the Company (after deducting underwriting discounts and commissions and expenses incurred in connection with the IPO) of approximately $14.6 million were used to repay $1,012,793 of certain indebtedness of the Founding Companies assumed in connection with the Combination, $2,775,000 of indebtedness outstanding under the Company's revolving credit facility, and $28,253 of the outstanding amount due under a loan made to the Company by the spouse of one of the Company's directors. The remaining net proceeds were invested in short-term, interest bearing, investment grade securities and will be used for working capital and general corporate purposes, including possible acquisitions and new market start-ups.

                       BRIDGESTREET ACCOMMODATIONS, INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Refer to the combined financial statement footnotes of TCH and the Company included in this registration statement. The Company follows these policies and the policies described in the next two paragraphs.

     The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company assesses the future useful life of the assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considered the future undiscounted cash flows of the acquired companies in assessing the recoverability of the asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

     The Company intends to account for its stock-based compensation plans under Statement of Financial Accounting Standard No. 123 Accounting for Stock-Based Compensation, and to elect the disclosure only provisions for stock options as permitted by SFAS No. 123.


     Certain items in the 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.



4.  INCOME TAXES


     The Company records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.


     Income taxes for the nine months ended September 30, 1997 have been provided based on the Company's estimated full year 1997 effective tax rate of approximately 45%, after excluding the nonrecurring $1,210,000 officers' restricted stock compensation charge. The 45% effective rate is higher than the Federal statutory rate of 34% because of state taxes and because goodwill amortization is not tax deductible. Deferred tax assets and liabilities resulting in temporary differences between tax and book reporting relate primarily to operating stock, accounts receivable and other accruals. Certain of the Founding Companies elected to be recognized as S corporations under the appropriate federal and state tax codes when formed. Upon their acquisition by the Company, these entities were converted to C Corporation tax filing status. The impact of the change in tax reporting was recorded in purchase accounting and was not material to the financial statements.



5.  ACQUISITIONS



     As discussed in Note 1, in the first quarter of 1997, the Company merged with five flexible accommoda tion operating companies in stock for stock tax-free mergers. The mergers have been accounted for using the purchase method of accounting with TCH designated as the accounting acquiror and the other operating companies designated as "acquired companies." The results of operations of the "acquired companies" have been included in the accompanying consolidated financial statements from their respective dates of acquisi tion. The purchase price of the four "acquired companies," including the value of stock issued to the founders of BridgeStreet as a transaction fee, was approximately $17.7 million based on an independent appraisal of TCH and the companies acquired. The aggregate cost of the acquisitions exceeded the estimated fair value of assets and liabilities of the acquired companies by $17,447,000. Goodwill is being amortized over 35 years. Allocation of the purchase price for these acquisitions was based on an independent appraisal of the fair value of the net assets acquired. Amortization expense was approximately $130,000 for the three months ended

                       BRIDGESTREET ACCOMMODATIONS, INC.

September 30, 1997 and accumulated goodwill amortization was approximately $359,000 as of September 30, 1997.



     Based on the unaudited data, the following table presents selected financial information for the Company, TCH and the four acquired companies on a pro forma basis, assuming the companies had been combined and the IPO had occurred as of the beginning of 1996 and 1997, respectively.



                                                               YEAR ENDED          NINE MONTHS ENDED
                                                           DECEMBER 31, 1996       SEPTEMBER 30, 1997
                                                           ------------------      ------------------
Revenues.................................................     $ 37,566,000            $ 38,082,000
Net income(1)............................................     $    547,000            $    342,000
Net income per share.....................................     $       0.07            $       0.05


---------------

(1) Pro forma net income assumes the net proceeds to the Company of the IPO were used to repay outstanding debt, and the pro forma net income for the year ended December 31, 1996 assumes the Combination occurred at the beginning of 1996 and reflects the goodwill amortization expense and the related tax effect.



     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions been made at the beginning of 1996 and 1997, respectively.



     On June 30, 1997, the Company acquired the assets of a flexible accommodation services provider in Memphis for $1.0 million in cash. The acquisition has been accounted for using the purchase method of accounting and the results of operations of this company have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $950,000, which has been accounted for as goodwill and will be amortized over 35 years. Allocation of purchase price was based on estimates of the fair value of the net assets acquired. Pro forma data is not presented since the acquisition was not material to the Company's results of operations.



6.  STOCK OPTION PLANS



     The Company adopted the 1997 Equity Incentive Plan (the "Equity Incentive Plan") which provides for the award of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock and stock units to all directors and employees of and consultants and advisors to the Company. The number of shares authorized and reserved for issuance under the Equity Incentive Plan is 1,000,000. In general, the terms of awards granted under the Equity Incentive Plan (including vesting schedules) will be established by the Compensation Committee of the Company's Board of Directors. As of November 1, 1997, the Company had awarded options to purchase 491,517 shares of Common Stock under the Equity Incentive Plan. Of this amount, options to purchase 300,000 shares were granted pursuant to employment agreements. Each option has a per-share exercise price equal to $9.00.



     The Company adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). Pursuant to the Directors' Plan, on the date of the final Prospectus used in connection with the IPO, each director nominee received an option to purchase 12,500 shares of Common Stock with a per-share exercise price equal to the IPO price of $9.00. These individuals will be granted, on every third anniversary of the final Prospectus (provided he or she still is a non-employee director at such time), an option to acquire an additional 7,500 shares of Common Stock, and each director initially elected who is not an employee of the Company or one of its subsidiaries and neither is a holder of five percent or more of the Company's Common Stock nor was a stockholder of the Company prior to the IPO also will be granted an option to purchase 7,500 shares of Common Stock, with each such option having a per-share exercise price equal to the fair market value of the Common Stock on the date of grant. The number of shares authorized and reserved for issuance under the Directors' Plan is 100,000. As of November 1, 1997, options to purchase 37,500 shares of Common Stock have been granted under the Directors' Plan.

                       BRIDGESTREET ACCOMMODATIONS, INC.

7.  RESTRICTED STOCK COMPENSATION



     In 1996, the CEO and CFO purchased 250,000 shares of restricted Common Stock for nominal value. The restrictions were originally scheduled to lapse upon the earlier to occur of five years from the date of purchase or upon the successful completion of an initial public offering of the Company's common stock or a change in control of the Company, as long as the individuals holding the stock were the CEO and CFO on the date the restrictions lapsed. As part of the negotiations involving these officers' employment agreements during the first quarter of 1997, the Company's Board of Directors removed all restrictions on the stock as of March 31, 1997, and all of the restricted shares became fully vested. In connection with this vesting, the Company recognized non-recurring, non-cash compensation expense of approximately $1,210,000, which was charged to operations with an offsetting credit to additional paid-in capital in the first quarter of 1997. The compensation charge of approximately $1,210,000 represented the difference between the value of the stock issued and the amount paid by the officers, measured by an independent appraisal as of the date the individuals were appointed to be the CEO and CFO.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of BridgeStreet Accommodations, Inc.:

     We have audited the accompanying balance sheet of BridgeStreet Accommodations, Inc. as of December 31, 1996, and the related statement of operations, stockholders' equity and cash flows from Inception (August 19, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements arc free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BridgeStreet Accommodations, Inc. as of December 31, 1996, and the results of its operations and its cash flows from inception through December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 10, 1997

                       BRIDGESTREET ACCOMMODATIONS, INC.

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
                                            ASSETS
Current Assets:
  Cash and cash equivalents.....................................................    $  5,804
  Deferred income taxes.........................................................         890
                                                                                    --------
     Total current assets.......................................................       6,694
Deferred offering and merger costs..............................................     411,783
Organization costs..............................................................         449
                                                                                    --------
          Total assets..........................................................    $418,926
                                                                                    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Due to affiliate..............................................................    $417,546
Stockholders' Equity:
  Capital stock.................................................................      11,740
  Additional paid-in capital....................................................      (9,024)
  Accumulated deficit...........................................................      (1,336)
                                                                                    --------
     Total stockholders' equity.................................................       1,380
                                                                                    --------
          Total liabilities and stockholders' equity............................    $418,926
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                            STATEMENT OF OPERATIONS

                                                                                   INCEPTION
                                                                               (AUGUST 19, 1996)
                                                                                    THROUGH
                                                                               DECEMBER 31, 1996
                                                                               -----------------
Revenues.....................................................................       $    --
Selling, general and administrative expense..................................         2,226
                                                                                    -------
Loss before benefit for income taxes.........................................        (2,226)
Benefit for income taxes.....................................................          (890)
                                                                                    -------
Net loss.....................................................................       $(1,336)
                                                                                    =======

   The accompanying notes are an integral part of these financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK          ADDITIONAL                         TOTAL
                                    ---------------------      PAID-IN       ACCUMULATED     STOCKHOLDERS'
                                     SHARES       AMOUNT       CAPITAL         DEFICIT          EQUITY
                                    ---------     -------     ----------     -----------     -------------
Balance, inception, August 19,
  1996............................         --     $    --      $     --        $    --          $    --
  Shares issued...................  1,174,000      11,740        (9,024)            --            2,716
  Net loss........................         --          --            --         (1,336)          (1,336)
                                    ---------     -------      --------        -------          -------
Balance, December 31, 1996........  1,174,000     $11,740      $ (9,024)       $(1,336)         $ 1,380
                                      =======     =======      ========        =======          =======

   The accompanying notes are an integral part of these financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                                                   INCEPTION
                                                                               (AUGUST 19, 1996)
                                                                                    THROUGH
                                                                               DECEMBER 31, 1996
                                                                               -----------------
Cash Flows From Operating Activities:
  Net loss...................................................................       $(1,336)
  Adjustments to reconcile net loss to net cash used in operating activities --
     Change in assets and liabilities --
       Deferred income taxes.................................................          (890)
                                                                                    -------
          Net cash used in operating activities..............................        (2,226)
Cash Flows Used in Investing Activities:
  Organization costs.........................................................          (449)

Cash Flows From Financing Activities:
  Advances from affiliate....................................................         5,763
  Issuance of common stock...................................................         2,716
                                                                                    -------
          Net cash provided by financing activities..........................         8,479
                                                                                    -------
Net increase in cash and cash equivalents....................................         5,804
          Cash and cash equivalents, beginning of period.....................            --
                                                                                    -------
          Cash and cash equivalents, end of period...........................       $ 5,804
                                                                                    =======

   The accompanying notes are an integral part of these financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     BridgeStreet Accommodations, Inc. ("BridgeStreet" or "the Company") was incorporated on August 19, 1996 to create a leading national provider of flexible accommodation services through the acquisition and consolidation of the operations of flexible accommodation service companies. During the first quarter of 1997 the Company acquired, through stock-for-stock transactions, five flexible accommodation service providers (the "Combination"). BridgeStreet intends to complete an initial public offering (the "Offering") of its common stock and subsequent to the Offering continue to acquire, through merger or purchase, similar companies to expand its national and regional operations.

     BridgeStreet's primary assets at December 31, 1996 are cash and deferred offering and merger costs. BridgeStreet's only operations to date have related to the Combination and the Offering. Funding for the deferred offering and merger costs has been provided by American Business Partners, LLC ("ABP"). See
Note 4.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

  Stock Based Compensation Plans

     The Company intends to account for its stock-based compensation plans under Statement of Financial Accounting Standards ("SFAS") No. 123, and to elect the disclosure only provisions for stock options as permitted by SFAS No. 123.

  Deferred offering and merger costs

     Deferred offering and merger costs consist primarily of legal, accounting and other professional fees incurred in connection with the Combination and the Offering. All of the costs associated with the Combination will be included as a component of the purchase price pursuant to the purchase method of accounting. All of the costs associated with the Offering will be charged to Stockholders' Equity as a reduction to the proceeds of the Offering when the Offering closes.

3.  INCOME TAXES

     The Company records income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax rates is recognized as income in the period that includes the enactment. At December 31, 1996 the Company has recorded as an asset deferred income taxes of $890.

                       BRIDGESTREET ACCOMMODATIONS, INC.

4.  RELATED PARTY TRANSACTIONS

     Funding for the deferred Offering and merger costs has been provided by ABP. Certain shareholders of BridgeStreet are principals of ABP including the Company's Chairman. In addition, the Chief Financial Officer of the Company was a consultant to ABP from January 1996 through December 1996, and the Chief Executive Officer of the Company was a consultant to ABP from October 31, 1996 through December 31, 1996. At December 31, 1996 ABP has provided aggregate funding of $417,546. Upon completion of the Offering the Company will pay ABP for the funding it provided.

     The Company also has a consulting agreement with ABP in which ABP will perform services for the Company in connection with its acquisition program. In exchange for such services, ABP will be paid a fee of 1% of the transaction value for each acquisition by the Company after the closing of the Offering for which ABP provides assistance. ABP also will be reimbursed for all direct expenses incurred by ABP in connection with such acquisitions. The Company is not obligated to utilize ABP's services in connection with its acquisition program.

5.  CAPITAL STOCK

     The Company's authorized capital stock consists of 35,000,000 (increased on April 10, 1997, from 10,000,000 at December 31, 1996) shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share.

     Common Stock. BridgeStreet effected a 499-for-one stock split in November 1996 of its Common Stock for each share of Common Stock then outstanding. The effects of the stock split have been retroactively reflected on the balance sheet and in the accompanying notes. At December 31, 1996 there were 1,174,000 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.

     Preferred Stock. At December 31, 1996 there were no shares of Preferred Stock outstanding. Holders of Preferred Stock would have priority over the holders of Common Stock with respect to dividends, and to other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without stockholder authorization, to issue shares of Preferred Stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations as among series.

6.  STOCK OPTION PLANS

     The Company has adopted the 1997 Equity Incentive Plan (the "Equity Incentive Plan") which provides for the award of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock or stock units to all directors and employees of (including directors and employees of the Founding Companies) and consultants and advisors to the Company. The number of shares authorized and reserved for issuance under the Equity Incentive Plan is 1,000,000. In general, the terms of awards granted under the Equity Incentive Plan (including vesting schedules) will be established by the Compensation Committee of the Company's Board of Directors. As of April 10, 1997 the Company had awarded options to purchase 334,000 shares of Common Stock under the Equity Incentive Plan effective as of the date of the final Prospectus used in connection with the Offering. Of this amount, options to purchase 300,000 shares were granted pursuant to employment agreements. Each option will have a per-share exercise price equal to the Offering price.

                       BRIDGESTREET ACCOMMODATIONS, INC.

     The Company has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). Pursuant to the Directors' Plan, on the date of the final Prospectus used in connection with the Offering, each director who is not an employee of the Company or one of its subsidiaries and neither is a holder of five percent or more of the Company's Common Stock nor was a stockholder of the Company prior to the Offering (a "non-employee director"), and each director nominee, will receive options to purchase 12,500 shares of Common Stock with a per-share exercise price equal to the Offering price. Thereafter, each such non-employee director will be granted, on every third anniversary of the final Prospectus (provided he or she still is a non-employee director at such time), an option to acquire an additional 7,500 shares of Common Stock, and each non-employee director initially elected following the Offering also will be granted an option to purchase 7,500 shares of Common Stock having a per-share exercise price equal to the fair market value of the Common Stock on the date of such grant. The number of shares authorized and reserved for issuance under the Directors Plan is 100,000. No options have been granted under the plan as of April 10, 1997.

7.  COMMITMENTS

     Subsequent to December 31, 1996 the Company entered into three year employment contracts with three officers requiring minimum base salaries aggregating $450,000 per year. The contracts also provide severance benefits of up to 12 months' pay for two of the officers.

8.  RESTRICTED STOCK COMPENSATION

     In 1996, the CEO and CFO purchased an aggregate of 250,000 shares of restricted Common Stock for nominal value. The restrictions were originally scheduled to lapse upon the earlier to occur of five years from the date of purchase or the successful completion of an initial public offering of the Company's common stock or a change in control of the Company, as long as the individuals holding the stock were the CEO and CFO on the date the restrictions lapsed. As part of the negotiations involving these officers' employment agreements during the first quarter of 1997, the Company's Board of Directors removed all of the restrictions as of March 31, 1997, and all of the restricted shares became fully vested on that date. In connection with this vesting, the Company recognized non-recurring, non-cash compensation expense of approximately $1,210,000, which will be charged to operations with an offsetting credit to Additional paid-in capital in the first quarter of 1997. The compensation charge of approximately $1,210,000 represented the difference between the value of the stock issued and the amount paid by the officers, measured by an independent appraisal as of the date the individuals were appointed to be the CEO and CFO.

9.  SUBSEQUENT EVENTS

     During the first quarter of 1997, the Company acquired through stock-for-stock mergers five flexible accommodation service providers. The aggregate consideration paid by the Company was 4,301,000 shares of Common Stock. The companies acquired were Temporary Corporate Housing Columbus, Inc. (together with its three affiliates), Corporate Lodgings, Inc. (together with its four affiliates), Exclusive Interim Properties, Ltd. (together with its affiliate), Home Again, Inc. (together with its two affiliates) and Temporary Housing Experts, Inc.

     During the first quarter of 1997 the Company entered into a credit agreement with a bank to provide up to $10 million of revolving credit. The revolving credit, secured by the capital stock of the Company's operating subsidiaries, extends to March 31, 2002. Interest is payable at the prime rate, 1.25% above the Eurodollar rate or a 30-day LIBOR rate. A commitment fee is payable on the average unused credit at a rate of 0.375%. The revolving credit agreement contains certain restrictive covenants with which the Company must comply.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Temporary Corporate Housing Columbus, Inc.:

     We have audited the accompanying combined balance sheets of Temporary Corporate Housing Columbus, Inc. as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Temporary Corporate Housing Columbus, Inc. as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 28, 1997

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
                               ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $  834,615     $  597,939
  Investment in short-term marketable securities....................     219,300        152,253
  Accounts receivable, less allowance for doubtful accounts
     of $45,000 in 1996.............................................     755,649        794,445
  Deferred income taxes.............................................     255,217        129,200
  Refundable taxes..................................................          --         33,927
  Other current assets..............................................      36,883             --
                                                                      ----------     ----------
     Total current assets...........................................   2,101,664      1,707,764
Operating stock, net of accumulated amortization....................     220,251        268,086
Property and equipment, net of accumulated depreciation.............      33,482         26,961
Notes receivable -- stockholder/related party.......................     154,602         10,568
                                                                      ----------     ----------
          Total assets..............................................  $2,509,999     $2,013,379
                                                                      ==========     ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................  $  208,712     $  218,407
  Accrued expenses --
     Payroll and employee benefits..................................     391,420         61,201
     Other..........................................................     371,880        342,413
  Accrued income taxes..............................................     501,520        100,000
  Due to stockholder................................................      64,844             --
                                                                      ----------     ----------
     Total current liabilities......................................   1,538,376        722,021
Deferred income taxes...............................................     102,500        107,744
Commitments and contingencies
Stockholders' Equity:
  Common stock......................................................      31,000         31,000
  Treasury stock....................................................      (4,185)        (4,185)
  Retained earnings.................................................     842,308      1,156,799
                                                                      ----------     ----------
     Total stockholders' equity.....................................     869,123      1,183,614
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $2,509,999     $2,013,379
                                                                      ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1994           1995           1996
                                                        ----------     ----------     -----------
Revenues..............................................  $8,308,840     $9,754,222     $12,501,885
Operating Expenses:
  Cost of services....................................   6,474,548      7,353,552       9,087,689
  Selling, general and administrative expense.........   1,628,406      2,064,463       2,326,772
                                                        ----------     ----------     -----------
     Total operating expenses.........................   8,102,954      9,418,015      11,414,461
                                                        ----------     ----------     -----------
     Operating income.................................     205,886        336,207       1,087,424
Other Income (Expense):
  Interest income.....................................       9,586         25,592          47,093
  Interest expense....................................      (2,957)        (6,914)           (107)
  Other income........................................      14,024         34,537          41,941
                                                        ----------     ----------     -----------
     Other income, net................................      20,653         53,215          88,927
                                                        ----------     ----------     -----------
Income before provision for income taxes..............     226,539        389,422       1,176,351
Provision for income taxes............................     113,116        178,269         512,627
                                                        ----------     ----------     -----------
Net income............................................  $  113,423     $  211,153     $   663,724
                                                        ==========     ==========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK                                        TOTAL
                                        ------------------     TREASURY      RETAINED      STOCKHOLDERS'
                                        SHARES     AMOUNT       STOCK        EARNINGS         EQUITY
                                        ------     -------     --------     ----------     -------------
Balance, December 31, 1993............  2,056      $31,000      $(4,185)    $  517,732       $  544,547
  Net income..........................     --           --           --        113,423          113,423
                                        -----      -------      -------     ----------       ----------
Balance, December 31, 1994............  2,056       31,000       (4,185)       631,155          657,970
  Net income..........................     --           --           --        211,153          211,153
                                        -----      -------      -------     ----------       ----------
Balance, December 31, 1995............  2,056       31,000       (4,185)       842,308          869,123
  Net income..........................     --           --           --        663,724          663,724
  Cash dividend.......................     --           --           --       (349,233)        (349,233)
                                        -----      -------      -------     ----------       ----------
Balance, December 31, 1996............  2,056      $31,000      $(4,185)    $1,156,799       $1,183,614
                                        =====      =======      =======     ==========       ==========

    The accompanying notes are an integral part of these combined financial statements.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
Cash Flows From Operating Activities:
  Net income............................................  $ 113,423     $ 211,153     $ 663,724
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization......................     66,652        78,684        60,333
     Gain on sale of assets.............................         --            --          (500)
     Change in operating assets and liabilities --
       Accounts receivable..............................   (207,780)     (154,680)      (38,796)
       Other assets.....................................        572       (30,978)       36,883
       Accounts payable.................................    (25,488)       53,404         9,695
       Accrued expenses.................................    280,353       560,967      (761,206)
       Deferred income taxes............................    (42,338)      (98,307)       97,334
                                                          ---------     ---------     ---------
          Net cash provided by operating activities.....    185,394       620,243        67,467
                                                          ---------     ---------     ---------
Cash Flows From Investing Activities:
  Purchases of investments in short-term marketable
     securities.........................................   (134,501)     (194,925)     (330,887)
  Sales of investments in short-term marketable
     securities.........................................     27,888       151,076       397,934
  Proceeds from sale of assets..........................         --            --         4,507
  Purchases of operating stock..........................    (76,610)      (24,591)      (77,642)
  Purchases of property and equipment...................    (30,341)      (57,798)      (28,012)
                                                          ---------     ---------     ---------
          Net cash used in investing activities.........   (213,564)     (126,238)      (34,100)
                                                          ---------     ---------     ---------
Cash Flows From Financing Activities:
  Due to stockholders...................................      5,154        (1,920)      (64,844)
  Cash dividend.........................................         --            --      (349,233)
  Payments of notes payable.............................    (10,318)           --            --
  Collections on notes receivable.......................         --            --       144,034
  Additions to notes receivable.........................         --      (154,602)           --
                                                          ---------     ---------     ---------
          Net cash used in financing activities.........     (5,164)     (156,522)     (270,043)
                                                          ---------     ---------     ---------
          Net (decrease) increase in cash and cash
            equivalents.................................    (33,334)      337,483      (236,676)
Cash and cash equivalents, beginning of year............    530,466       497,132       834,615
                                                          ---------     ---------     ---------
Cash and cash equivalents, end of year..................  $ 497,132     $ 834,615     $ 597,939
                                                          =========     =========     =========
Supplemental cash flow information:
          Cash paid for interest........................  $   2,957     $   6,914     $     107
                                                          =========     =========     =========
          Cash paid for income taxes....................  $  25,264     $  33,348     $ 828,618
                                                          =========     =========     =========

    The accompanying notes are an integral part of these combined financial statements.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     The accompanying combined financial statements include the accounts of Temporary Corporate Housing Columbus, Inc. and three affiliated entities in the same business (collectively, "TCH" or the "Company"), substantially all of which are commonly owned through a general partnership, the general partners of which are all family members. The affiliated entities are Temporary Corporate Housing Cincinnati, Inc., Temporary Corporate Housing Cleveland, Inc. and Temporary Corporate Housing Pittsburgh, Inc. The Company was founded in 1983, and provides fully-furnished apartments, townhouses, condominiums and, to a lesser extent, homes (collectively, "accommodations") to individuals in need of flexible accommodations. The Company has offices in four cities: Columbus, Cleveland and Cincinnati, Ohio; and Pittsburgh, Pennsylvania.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these combined financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Combination

     The accompanying combined financial statements include the accounts of Temporary Corporate Housing Columbus, Inc. and three affiliated entities. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The fair market value of the Company's financial instruments approximates their financial statement carrying value.

  Investments in Available-for-Sale Marketable Securities

     Investments in available-for-sale short-term marketable securities are stated at cost, which approximates market value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the combined statement of operations. Depreciation is determined using the straight-line method for financial

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

reporting and income tax reporting purposes over the estimated useful lives of the respective assets. Estimated useful lives are as follows:


                                                                       ESTIMATED
            ASSET CLASSIFICATION                                      USEFUL LIFE
            --------------------                                      -----------
            Computer equipment.....................................    1-5 Years
            Office furniture and equipment.........................      5 Years
            Automobiles............................................      5 Years

     Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new Company offices are expenses as incurred.

  Revenue Recognition

     The Company recognizes revenues on the rentals of accommodations to its clients on a pro rata basis over the length of the client's stay.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable. The Company does not require collateral or other security to support their receivables. The Company conducts periodic reviews of its clients' financial condition and payment practices to minimize collection risks on accounts receivable.

  Operating Stock

     Operating stock to furnish new units, including linen, glassware, silverware, utensils and minor appliances, is capitalized as it is purchased and amortized over a three year period to a residual value of 50% of the original cost. Additional purchases of operating stock for units already established is expensed as incurred.

  Accommodation and Furniture Leases

     The Company leases substantially all of its accommodations on a short-term basis with lease terms ranging from three months to one year. Furniture for the accommodations is leased on a monthly basis from various furniture rental companies, including a related party. (See Note 6)

3.  INCOME TAXES

     The Company records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

     The provision (benefit) for income taxes consists of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                    -----------------------------------
                                                      1994         1995         1996
                                                    --------     --------     ---------
        Current --
          City and state..........................  $ 12,360     $ 13,964     $ 112,447
          Federal.................................    58,418       65,998       531,441
                                                    --------     --------     ---------
                                                      70,778       79,962       643,888
                                                    --------     --------     ---------
        Deferred --
          City and state..........................     7,394       17,168       (22,923)
          Federal.................................    34,944       81,139      (108,338)
                                                    --------     --------     ---------
                                                      42,338       98,307      (131,261)
                                                    --------     --------     ---------
                  Total provision for income
                    taxes.........................  $113,116     $178,269     $ 512,627
                                                    ========     ========     =========

     A reconciliation between the provision for income taxes computed at the statutory rates and the amount reflected in the accompanying combined statements of operations is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1994         1995         1996
                                                     --------     --------     --------
        Computed expected federal tax provision for
          the three years ended December 31, 1994,
          1995 and 1996............................  $ 77,023     $132,403     $399,959
        Increase in taxes resulting from --
          City and state income taxes..............    16,297       28,015       84,627
          Other....................................    19,796       17,851       28,041
                                                     --------     --------     --------
                  Provision for income taxes.......  $113,116     $178,269     $512,627
                                                     ========     ========     ========

     Deferred tax assets (liabilities) consist of the following:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1996
                                                                 --------     --------
        Tax assets --
             Accruals not yet deductible for tax purposes......  $255,217     $129,200
             Net operating loss carryforward...................    17,391           --
        Less -- valuation allowance............................   (17,391)          --
                                                                 --------     --------
                                                                  255,217      129,200
                                                                 --------     --------
        Tax liabilities
             Operating stock and prepaid supplies expensed for
               tax purposes....................................   102,500      107,744
                                                                 --------     --------
                  Net deferred tax assets......................  $152,717     $ 21,456
                                                                 ========     ========

     The Company had no net operating loss ("NOL") carryforwards as of December 31, 1996. At December 31, 1995, the valuation allowance related to uncertainty concerning the Company's ability to realize the NOL.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

4.  PROPERTY AND EQUIPMENT; OPERATING STOCK

     Property and equipment, and operating stock, consist of the following:

                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                       1995         1996
                                                                     --------     ---------
    Computer equipment.............................................  $183,201      $169,577
    Furniture and office equipment.................................    89,252        80,738
    Automobiles....................................................    62,084        57,584
                                                                     --------      --------
              Total property and equipment.........................   334,537       307,899
    Less -- accumulated depreciation...............................   301,055       280,938
                                                                     --------      --------
              Property and equipment, net..........................  $ 33,482       $26,961
                                                                     ========      ========

    Operating stock................................................  $398,570      $476,212
    Less -- accumulated amortization...............................   178,319       208,126
                                                                     --------      --------
              Operating stock, net.................................  $220,251      $268,086
                                                                     ========      ========

5.  LEASE COMMITMENTS

     The Company leases administrative offices, accommodations and furniture at several locations through August 31, 1999. Rent expense for the fiscal years ended December 31, 1994, 1995 and 1996 was $4,965,215, $5,642,868 and
$6,998,444, respectively. Minimum future rental payments on noncancelable leases at December 31, 1996 are as follows:

                                                                               OPERATING
                                                                                 LEASES
                                                                               ----------
    1997.....................................................................  $  969,826
    1998.....................................................................     796,825
    1999.....................................................................     806,518
    2000.....................................................................     301,523
                                                                                 --------
              Total..........................................................  $2,874,692
                                                                                 ========

6.  RELATED PARTY TRANSACTIONS

     For the period from November 1, 1992 until October 31, 1995, the Company leased office space for its corporate headquarters located in Columbus, Ohio, from a former owner of the Company and spouse of one the general partners of SLD Partnership ("SLD"), an Ohio general partnership that owns substantially all of the outstanding capital stock of the Company. The lease term and annual rental amounts were comparable to the current lease agreement for the same premises that the Company entered into, effective November 1, 1995, with an unaffiliated entity. Rent expense related to this office space for the years ended December 31, 1994, 1995 and 1996 was $9,720, $10,200 and $11,378, respectively.

     The Company has entered into an exclusive furniture lease agreement with Integrity Furniture, Inc., which is 49% owned by SLD. The agreement was entered into on September 12, 1995, has a five year period and provides that the lessor will have the exclusive right to furnish all of the Company's leased accommodations in Pittsburgh, Pennsylvania at agreed-upon prices. The initial unit lease terms are for minimum three-month periods that then are renewable monthly. In management's opinion, the lease terms and rental amounts are comparable to other agreements that the Company has entered into with unaffiliated entities.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

     On October 15, 1995, the Company loaned to SLD $45,000 (included in related party notes receivable as of December 31, 1995), at an annual interest rate of 7% beginning November 1995. Also in 1995 SLD borrowed $109,602 from the Company. Both of these notes were repaid in full during 1996.

     The Company leases televisions, VCRs and microwave ovens from Saturn Enterprises, Inc. ("Saturn"), which is owned by the spouse of one of the general partners of SLD. The original agreement commenced on January 1, 1989, and was renewed on December 28, 1995 for a three-year period beginning on January 1, 1996. These items are rented at rates that are comparable to those charged by unaffiliated companies. Included in accounts payable at December 31, 1995 and 1996 are amounts owed to Saturn of approximately $47,000 and $17,500, respectively.

     For the period from June 1992 until November 1996, the Company received consulting services from two of the general partners of SLD. The cost incurred for these services was $96,000 in each of 1994, 1995 and 1996. The consulting contracts with the two general partners of SLD were terminated in November 1996.

7.  PROFIT SHARING PLAN

     Eligible employees of the Company participated in a profit sharing plan (the "Plan") sponsored by the Company. This defined contribution plan provides that the Company will make contributions to the Plan in its sole discretion. The Company's contributions to the Plan amounted to approximately $43,523 in 1995. The Plan was terminated by the Company on December 31, 1995. In accordance with the provisions of the Plan agreement, all plan assets were distributed to the participants during 1996.

8.  CONTINGENCIES

     The Company is a party to litigation in the ordinary course of business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

9.  STOCKHOLDERS' EQUITY

     Combined stockholders' equity includes the following common stock accounts as of December 31, 1995 and 1996 (no par value for all classes of stock):

                                                                     OUTSTANDING
                                                                       SHARES        AMOUNT
                                                                     -----------     -------
    Temporary Corporate Housing Columbus, Inc. --
      Class A common stock --
         Voting common stock authorized -- 500 shares..............       500        $25,000
      Class B common stock --
         Nonvoting common stock authorized -- 500 shares...........        56             --
    Temporary Corporate Housing Cleveland, Inc. --
         Voting common stock authorized -- 500 shares..............       500            500
    Temporary Corporate Housing Cincinnati, Inc. --
         Voting common stock authorized -- 500 shares..............       500          5,000
    Temporary Corporate Housing Pittsburgh, Inc. --
         Voting common stock authorized -- 500 shares..............       500            500
                                                                        -----        -------
                                                                        2,056        $31,000
                                                                        =====        =======

     The treasury stock in the combined financial statements represents 40 shares of TCH Class B common stock purchased for $4,185.

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

10.  ACCRUED EXPENSES -- OTHER

     Accrued expenses -- other includes an accrual for sales and use taxes of $125,000 and $200,000 as of December 31, 1995 and 1996, respectively.

11.  SALE OF COMPANY

     Effective on January 2, 1997, the Company was acquired, through a stock for stock merger, by Bridgestreet Accommodations, Inc. The stockholders of the Company received 1,596,350 shares of Bridgestreet Accommodations, Inc.'s common stock in exchange for all of the outstanding common stock of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Corporate Lodgings, Inc.:

     We have audited the accompanying combined balance sheets of Corporate Lodgings, Inc., as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Corporate Lodgings, Inc. as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 28, 1997

                            CORPORATE LODGINGS, INC.

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
                              ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $  343,231     $  179,795
  Accounts receivable -- trade, less allowance for doubtful accounts
     of $29,689 and $43,172 in 1995, and 1996, respectively.........     376,317        604,098
  Deferred income taxes.............................................      78,734         28,215
  Prepaid expenses and other current assets.........................     217,793        126,116
                                                                      ----------     ----------
          Total current assets......................................   1,016,075        938,224
  Property and equipment, net of accumulated depreciation...........     117,777        117,906
  Notes receivable -- stockholder...................................      30,034             --
  Other assets......................................................       1,752          1,249
                                                                      ----------     ----------
          Total assets..............................................  $1,165,638     $1,057,379
                                                                      ==========     ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Accounts payable..................................................  $  186,859     $  282,436
  Accrued expenses --
     Payroll, bonuses and related items.............................     275,007         65,238
     Other..........................................................      59,566         92,631
  Accrued income taxes..............................................     125,104         76,093
  Current portion of notes payable..................................      28,893          9,720
  Notes payable -- stockholder......................................     194,015         28,493
  Deferred revenue..................................................     371,283        427,987
                                                                      ----------     ----------
          Total current liabilities.................................   1,240,727        982,598
Notes payable.......................................................       9,720             --
Commitments and contingencies
Stockholders' Equity (Deficit):
  Common stock......................................................       5,000          5,000
  Additional paid-in capital........................................         800        179,797
  Accumulated deficit...............................................     (90,609)      (110,016)
                                                                      ----------     ----------
     Total stockholders' equity (deficit)...........................     (84,809)        74,781
                                                                      ----------     ----------
          Total liabilities and stockholders' equity (deficit)......  $1,165,638     $1,057,379
                                                                      ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                            CORPORATE LODGINGS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
Revenues...............................................  $4,069,094     $6,067,389     $8,820,039
                                                         ----------     ----------     ----------
Operating Expenses:
  Cost of services.....................................   2,744,916      4,046,624      6,105,473
  Selling, general and administrative expense..........   1,237,403      1,981,852      2,519,435
                                                         ----------     ----------     ----------
     Total operating expenses..........................   3,982,319      6,028,476      8,624,908
                                                         ----------     ----------     ----------
     Operating income..................................      86,775         38,913        195,131
Other Income (Expense):
  Interest income......................................       1,992          1,646          1,284
  Interest expense.....................................      (6,851)       (14,615)       (26,625)
  Other income (expense), net..........................      (2,491)           504       (180,449)
                                                         ----------     ----------     ----------
     Other expense, net................................      (7,350)       (12,465)      (205,790)
                                                         ----------     ----------     ----------
     Income (loss) before provision for income taxes...      79,425         26,448        (10,659)
Provision for income taxes.............................      50,454         47,463          8,748
                                                         ----------     ----------     ----------
Net income (loss)......................................  $   28,971     $  (21,015)    $  (19,407)
                                                         ==========     ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                            CORPORATE LODGINGS, INC.

             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                               TOTAL
                                            COMMON STOCK        ADDITIONAL                 STOCKHOLDERS'
                                        ---------------------    PAID-IN     ACCUMULATED      EQUITY
                                         SHARES      AMOUNT      CAPITAL       DEFICIT       (DEFICIT)
                                        ---------   ---------   ----------   -----------   -------------
Balance, December 31, 1993............      1,450      $3,000     $    800    $ (98,565)      $(94,765)
  Net income..........................         --          --           --       28,971         28,971
  Issuance of stock...................        100       1,000           --           --          1,000
                                            -----      ------     --------    ---------       --------
Balance, December 31, 1994............      1,550       4,000          800      (69,594)       (64,794)
  Net loss............................         --          --           --      (21,015)       (21,015)
  Issuance of stock...................        100       1,000           --           --          1,000
                                            -----      ------     --------    ---------       --------
Balance, December 31, 1995............      1,650       5,000          800      (90,609)       (84,809)
  Net loss............................         --          --           --      (19,407)       (19,407)
  Capital contribution................         --          --      178,997           --        178,997
                                            -----      ------     --------    ---------       --------
Balance, December 31, 1996............      1,650      $5,000     $179,797    $(110,016)      $ 74,781
                                            =====      ======     ========    =========       ========

    The accompanying notes are an integral part of these combined financial statements.

                            CORPORATE LODGINGS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1994         1995          1996
                                                           --------     ---------     ---------
Cash Flows From Operating Activities:
  Net (loss) income......................................   $28,971      $(21,015)     $(19,407)
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities --
     Depreciation and amortization.......................    16,376        36,496        52,970
     Change in operating assets and liabilities --
       Accounts receivable...............................   (43,184)     (145,204)     (227,781)
       Deferred income taxes.............................    (1,346)      (36,580)       50,519
       Prepaid expenses and other current assets.........   (10,206)     (141,831)       91,677
       Accounts payable..................................   (67,939)       98,767        95,577
       Accounts payable -- stockholder...................    72,468       (11,544)           --
       Accrued expenses..................................    47,090       209,822      (176,704)
       Accrued income taxes..............................    20,217        76,525       (49,011)
       Deferred income...................................    16,665       151,041        56,704
       Other.............................................      (379)         (434)           --
                                                            -------      --------      --------
          Net cash provided by (used in) operating
            activities...................................    78,733       216,043      (125,456)
                                                            -------      --------      --------
Cash Flows From Investing Activities:
  Purchases of property and equipment....................   (26,159)      (94,032)      (53,953)
  Other..................................................        --            --         1,357
                                                            -------      --------       -------
          Net cash used in investing activities..........   (26,159)      (94,032)      (52,596)
                                                            -------      --------       -------
Cash Flows From Financing Activities:
  Cash received from notes receivable -- stockholder.....     1,648         5,576        30,034
  Issuance (payments) of notes payable, net..............    13,642        11,303       (15,418)
  Issuance (payments) of notes payable -- stockholder....        --       112,000            --
  Issuance of common stock...............................     1,000         1,000            --
                                                            -------      --------      --------
          Net cash provided by financing activities......    16,290       129,879        14,616
                                                            -------      --------      --------
Net (decrease) increase in cash and cash equivalents.....    68,864       251,890      (163,436)
Cash and cash equivalents, beginning of year.............    22,477        91,341       343,231
                                                            -------      --------      --------
Cash and cash equivalents, end of year...................   $91,341      $343,231      $179,795
                                                            =======      ========      ========
Supplemental Cash Flow Information:
          Cash paid for interest.........................   $ 6,851      $ 14,615      $ 25,675
                                                            =======      ========      ========
          Cash paid for income taxes.....................   $31,583      $  7,518      $ 14,726
                                                            =======      ========      ========

Non-Cash Transaction:

     In 1996 the stockholder contributed to capital a note payable to the stockholder for $178,977.

    The accompanying notes are an integral part of these combined financial statements.

                            CORPORATE LODGINGS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     The accompanying combined financial statements include the accounts of Corporate Lodgings, Inc., a C corporation, and four S corporations which all are owned substantially by the same individual and operate similar businesses (collectively, the "Company"). The four S corporations are Corporate Lodgings, Pennsylvania Inc.; Corporate Lodgings, Minnesota Inc.; Corporate Lodgings, Kentucky Inc.; and Corporate Lodgings, Wisconsin Inc. The Company was founded in 1987 and provides fully-furnished apartments, townhouses, condominiums and, to a lesser extent, homes (collectively, "accommodations") to individuals in need of flexible accommodations. The Company has offices in: Ohio, Pennsylvania, Minnesota, Kentucky and Wisconsin.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these combined financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Combination

     The accompanying combined financial statements include the accounts of Corporate Lodgings, Inc. and four affiliated entities which are under common control of and management by a single shareholder. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The fair market value of the Company's financial instruments approximates their financial statement carrying value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the combined statements of operations. Depreciation is determined using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

                                                                             ESTIMATED
        ASSET CLASSIFICATION                                                USEFUL LIFE
        --------------------                                                -----------
        Computer equipment................................................    3 Years
        Office furniture and equipment....................................    5 Years

     Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new company offices are expensed as incurred.

                            CORPORATE LODGINGS, INC.

  Revenue Recognition

     The Company records cash payments from clients in advance of their stays as deferred revenue and recognizes these amounts as revenue on a pro rata basis over the length of the guests' stays.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable. The Company does not require collateral or other security to support their receivables. The Company conducts periodic reviews of its clients' financial condition and payment practices to minimize collection risk on accounts receivable.

  Operating Stock

     The Company leases operating stock such as linens, small appliances, glassware, silverware, dishes, etc.

  Accommodation and Furniture Leases

     The Company leases substantially all of its accommodations on a short-term basis with lease terms that range from three months to one year. Furniture for the accommodations is leased on a monthly basis from various furniture rental companies.

3.  INCOME TAXES

     The Company records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

     The provision for income taxes consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                           1994         1995         1996
                                                          -------     --------     --------
    Current provision (benefit) --
      State.............................................  $10,403     $ 16,142     $ (3,189)
      Federal...........................................   38,897       61,501      (12,311)
                                                          -------     --------     --------
                                                           49,300       77,643      (15,500)
                                                          -------     --------     --------
    Deferred provision (benefit) --
      State.............................................      171       (4,463)       3,586
      Federal...........................................      983      (25,717)      20,662
                                                          -------     --------     --------
                                                            1,154      (30,180)      24,248
                                                          -------     --------     --------
              Total provision for income taxes..........  $50,454     $ 47,463     $  8,748
                                                          =======     ========     ========

                            CORPORATE LODGINGS, INC.

     A reconciliation between the provision for income taxes computed at the statutory rates and the amount reflected in the accompanying combined statements of operations is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1995        1996
                                                            -------     -------     -------
    Computed expected federal tax provision (benefit).....  $27,005     $ 8,992     $(3,624)
    Increase (decrease) in taxes resulting from --
      Impact of S corporation not taxable.................   13,908      29,699       4,470
      State income taxes, net of federal benefit..........    5,141       2,547      (4,355)
      Other...............................................    4,400       6,225      12,257
                                                            -------     -------     -------
              Provision for income taxes..................  $50,454     $47,463     $ 8,748
                                                            =======     =======     =======

     Deferred tax assets (liabilities) consist of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1995          1996
                                                                   ---------     ---------
    Tax Assets:
      Accruals...................................................  $ 117,550     $ 152,152
      Other......................................................     63,750       178,641
                                                                   ---------     ---------
                                                                     181,300       330,793
                                                                   ---------     ---------
    Tax Liabilities:
      Receivables................................................    (73,016)     (251,205)
      Other......................................................    (29,550)      (51,373)
                                                                   ---------     ---------
                                                                    (102,566)     (302,578)
                                                                   ---------     ---------
              Net deferred tax asset.............................  $  78,734     $  28,215
                                                                   =========     =========

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------     --------
    Computer equipment.............................................  $127,281     $159,835
    Furniture and office equipment.................................    48,734       65,555
                                                                     --------     --------
              Total property and equipment.........................   176,015      225,390
    Less -- accumulated depreciation...............................    58,238      107,484
                                                                     --------     --------
              Property and equipment, net..........................  $117,777     $117,906
                                                                     ========     ========

5.  NOTES PAYABLE

     As of December 31, 1995 and 1996, the Company had $38,613 and $9,720, respectively, of notes payable outstanding, related in part to the purchase of computer equipment. The notes bear interest at rates ranging from 6.75% to 9.75% and are secured by all business assets. All such outstanding notes mature in 1997.

                            CORPORATE LODGINGS, INC.

6.  RELATED PARTY TRANSACTIONS

  Notes Receivable -- Stockholder

     As of December 31, 1995, the Company held notes receivable from the majority stockholder of $30,034. All of such notes are non-interest-bearing with the exception of one, which bears interest at 5.69%. Included in the accompanying statements of operations is $1,114, $1,023 and $854 of interest income related to these notes for the years ended December 31, 1994, 1995 and 1996, respectively. These notes were repaid in 1996.

  Notes Payable -- Stockholder

     As of December 31, 1995 and 1996, the Company had $194,015 and $28,493 respectively, of notes payable due to the majority stockholder. The notes bear interest at rates ranging from 6.75% and 9.75% and are payable on demand. Interest expense for the fiscal years ended December 31, 1994, 1995 and 1996 of $3,873, $10,943 and $24,168, respectively, related to these notes is included in the accompanying statements of operations.

  Contingent Liabilities

     During 1995, the Company entered into an agreement to guarantee a promissory note of the majority stockholder. As of December 31, 1995 and 1996, there was $25,000 outstanding on the note. In addition, during December 1995, the Company pledged the inventory, accounts receivable, contract rights, equipment and general intangibles of one of the affiliated companies to secure a $200,000 promissory note between the majority stockholder and a bank. As of December 31, 1995 and 1996, there was $137,000 and $109,000, respectively, outstanding on the promissory note.

  City Visitor

     The Company purchases advertising space from City Visitor Publications, Inc. ("City Visitor"), an entity which publishes a travel magazine and is 100% owned by the majority stockholder of the Company. Included in the accompanying statements of operations is $34,048, $21,780 and $31,356 of advertising expense paid to City Visitor in 1994, 1995, and 1996, respectively. In addition, the Company will from time to time pay expenses on behalf of City Visitor which are subsequently repaid to the Company by City Visitor. Included in accounts payable in the accompanying balance sheet is approximately $866 and $1,790 as of December 31, 1995 and 1996, respectively.

     In addition, the Company performed certain general and administrative functions, such as accounting and finance, on behalf of City Visitor. In connection with these services, the Company billed City Visitor approximately $42,200, $51,000 and $14,500 for the years ended December 31, 1994, 1995 and
1996, respectively.

7.  LEASE COMMITMENTS

     The Company leases administrative offices, accommodations and furniture at several locations through January 1998. The terms of the leases of accommodations are typically less than one year. Rent expense for the fiscal years ended December 31, 1994, 1995 and 1996 was $1,575,031, $2,317,274 and
$3,518,705, respectively. Minimum future rental payments at December 31, 1996 are as follows:

                                                                        OPERATING
                                                                         LEASES
                                                                        ---------
            1997......................................................   $ 78,583
            1998......................................................     61,558
            1999......................................................      3,834
                                                                         --------
            Total.....................................................   $143,975
                                                                         ========

                            CORPORATE LODGINGS, INC.

8.  PENSION PLAN

     Eligible employees of the Company participate in a defined contribution profit sharing plan sponsored by the Company. The plan provides that the Company may make discretionary contributions to the plan. For the years ended December 31, 1994, 1995 and 1996, the Company did not make any discretionary contributions to the plan.

9.  STOCKHOLDERS' EQUITY

     Combined stockholders' equity includes the following common stock accounts as of December 31, 1995 and 1996.

                                                                      OUTSTANDING
                                                                        SHARES        AMOUNT
                                                                      -----------     ------
    Corporate Lodgings, Inc.:
      No par value, voting common stock, 1,750 shares authorized....     1,250        $1,000
      Corporate Lodgings, Pennsylvania:
         No par value, voting common stock, 750 shares authorized...       100         1,000
      Corporate Lodgings, Minnesota:
         No par value, voting common stock, 750 shares authorized...       100         1,000
      Corporate Lodgings, Kentucky:
         No par value, voting common stock, 750 shares authorized...       100         1,000
      Corporate Lodgings, Wisconsin:
         No par value, voting common stock, 750 shares authorized...       100         1,000
                                                                         -----        ------
                                                                         1,650        $5,000
                                                                         =====        ======

10.  CONTINGENCIES

     Various lawsuits have arisen in the ordinary course of the Company's business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

11.  OTHER INCOME (EXPENSE), NET

     Included in other income (expense) for the year ended December 31, 1996 is approximately $160,000 for services rendered by an outside consultant related to the sale of the Company.

12.  SALE OF COMPANY

     Effective on January 2, 1997, the Company was acquired, through a stock for stock merger, by BridgeStreet Accommodations, Inc. The stockholders of the Company received 836,437 shares of BridgeStreet Accommodations, Inc.'s common stock in exchange for all of the outstanding common stock of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Exclusive Interim Properties, Ltd.:

     We have audited the accompanying combined balance sheets of Exclusive Interim Properties, Ltd. as of March 31, 1996 and as of December 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1996 and for the nine month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Exclusive Interim Properties, Ltd. as of March 31, 1996 and December 31, 1996, and the combined results of their operations and their cash flows for each of the two years in the period ended March 31, 1996 and for the nine month period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 11, 1997

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

                            COMBINED BALANCE SHEETS


                                                                      MARCH 31,      DECEMBER 31,
                                                                        1996             1996
                                                                      ----------     ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $   32,284     $       --
  Accounts receivable -- trade
     less allowance for doubtful accounts of $25,191 and
     $107,191 at March 31, 1996 and December 31, 1996,                   158,664        405,244
      respectively..................................................
  Other receivables.................................................      23,913         12,384
  Security deposits held by landlord................................      85,473        150,614
  Deferred income taxes.............................................     143,058        166,650
                                                                      ----------     ----------
     Total current assets...........................................     443,392        734,892
Operating stock, net of accumulated amortization....................     381,852        580,394
Land, property and equipment, net of accumulated depreciation.......   1,367,371      1,391,834
Other assets........................................................      10,504          7,950
                                                                      ----------     ----------
     Total assets...................................................  $2,203,119     $2,715,070
                                                                      ==========     ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................  $  296,444     $  366,004
  Accrued expenses
     Payroll, bonuses and related items.............................      18,852         15,308
     Other..........................................................      98,750        202,575
  Deferred revenue..................................................     123,138        155,313
  Security deposits due to customers................................     117,475        260,443
  Current portion of long-term debt.................................      70,080        136,579
  Notes payable-stockholder.........................................     110,549         94,655
                                                                      ----------     ----------
     Total current liabilities......................................     835,288      1,230,877
Deferred income taxes...............................................     152,741        232,168
Long-term debt, net of current maturities...........................   1,113,921      1,049,038
Commitments and contingencies
Stockholders' Equity:
  Common stock......................................................          20             20
  Additional paid in capital........................................      50,200         75,801
  Retained earnings.................................................      50,949        127,166
                                                                      ----------     ----------
     Total stockholders' equity.....................................     101,169        202,987
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $2,203,119     $2,715,070
                                                                      ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                      NINE MONTHS
                                                          YEAR ENDED MARCH 31,           ENDED
                                                        -------------------------     DECEMBER 31,
                                                           1995           1996            1996
                                                        ----------     ----------     ------------
Revenues..............................................  $4,014,541     $5,521,373      $7,136,843
Operating Expenses:
  Cost of services....................................   3,015,261      4,246,342       5,789,975
  Selling, general and administrative expense.........     895,109        975,186       1,110,249
                                                        ----------     ----------      ----------
     Total operating expenses.........................   3,910,370      5,221,528       6,900,224
                                                        ----------     ----------      ----------
     Operating income.................................     104,171        299,845         236,619
Other Income (Expense):
  Interest income.....................................       3,195             --              29
  Interest expense....................................    (110,726)      (133,025)        (95,974)
                                                        ----------     ----------      ----------
     Other expense, net...............................    (107,531)      (133,025)        (95,945)
                                                        ----------     ----------      ----------
Income (loss) before provision (benefit) for income
  taxes...............................................      (3,360)       166,820         140,674
Provision (benefit) for income taxes..................     (18,466)        57,723          64,457
                                                        ----------     ----------      ----------
Net income............................................  $   15,106     $  109,097      $   76,217
                                                        ==========     ==========      ==========

    The accompanying notes are an integral part of these combined financial statements.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                               TOTAL
                                           COMMON STOCK        ADDITIONAL     RETAINED     STOCKHOLDERS'
                                         -----------------      PAID-IN       EARNINGS        EQUITY
                                         SHARES     AMOUNT      CAPITAL       (DEFICIT)      (DEFICIT)
                                         ------     ------     ----------     --------     -------------
Balance, March 31, 1994................  2,000        $20        $ 40,500     $(73,254)       $(32,734)
  Contributions........................     --         --           2,600           --           2,600
  Net income...........................     --         --              --       15,106          15,106
                                         -----        ---        --------     --------        --------
Balance, March 31, 1995................  2,000         20          43,100      (58,148)        (15,028)
  Contributions........................     --         --          50,000           --          50,000
  Withdrawals..........................     --         --         (42,900)          --         (42,900)
  Net income...........................     --         --              --      109,097         109,097
                                         -----        ---        --------     --------        --------
Balance, March 31, 1996................  2,000         20          50,200       50,949         101,169
  Contributions........................     --         --          56,100           --          56,100
  Withdrawals..........................     --         --         (30,499)          --         (30,499)
  Net income...........................     --         --              --       76,217          76,217
                                         -----        ---        --------     --------        --------
Balance, December 31, 1996.............  2,000        $20        $ 75,801     $127,166        $202,987
                                         =====        ===        ========     ========        ========

    The accompanying notes are an integral part of these combined financial statements.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                      NINE MONTHS
                                                          YEAR ENDED MARCH 31,           ENDED
                                                        -------------------------     DECEMBER 31,
                                                           1995           1996            1996
                                                        -----------     ---------     ------------
Cash Flows From Operating Activities:
  Net income..........................................   $   15,106     $ 109,097       $  76,217
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization....................       70,149       118,131         116,218
     Provision for bad debts..........................           --        25,191          82,000
     Change in operating assets and liabilities
       Accounts receivable............................      (19,981)     (145,513)       (317,051)
       Security deposits held by landlord.............      (32,230)      (32,753)        (65,141)
       Accounts payable...............................      (22,061)      196,063          69,560
       Deferred revenue...............................       71,172        23,988          32,175
       Security deposits due to customers.............       10,100        29,150         142,968
       Accrued expenses...............................       59,803        21,194         100,281
       Other..........................................       20,769        58,306          55,836
                                                         ----------     ---------       ---------
          Net cash provided by operating activities...      172,827       402,854         293,063
                                                         ----------     ---------       ---------
Cash Flows From Investing Activities:
  Purchases of operating stock........................      (37,782)     (323,287)       (278,487)
  Purchases of property and equipment.................   (1,377,093)      (10,164)        (58,183)
                                                         ----------     ---------       ---------
          Net cash used in investing activities.......   (1,414,875)     (333,451)       (336,670)
                                                         ----------     ---------       ---------
Cash Flows From Financing Activities:
  Due to stockholder..................................       82,265       (11,716)        (15,894)
  Proceeds from long-term debt........................    1,191,600            --          71,266
  Principal payments of long-term debt................           --       (69,266)        (69,650)
  Capital contributions...............................        2,600        50,000          56,100
  Distributions to stockholder........................           --       (42,900)        (30,499)
                                                         ----------     ---------       ---------
          Net cash provided by (used in) financing
            activities................................    1,276,465       (73,882)         11,323
                                                         ----------     ---------       ---------
Net (decrease) increase in cash and cash
  equivalents.........................................       34,417        (4,479)        (32,284)
Cash and cash equivalents, beginning of period........        2,346        36,763          32,284
                                                         ----------     ---------       ---------
Cash and cash equivalents, end of period..............   $   36,763     $  32,284       $      --
                                                         ==========     =========       =========
Supplemental Cash Flow Information:
          Cash paid for interest......................   $   99,726     $ 133,025       $  92,391
                                                         ==========     =========       =========
          Cash paid for income taxes..................   $       --     $   1,273       $      --
                                                         ==========     =========       =========

    The accompanying notes are an integral part of these combined financial statements.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     The accompanying combined financial statements include the accounts of Exclusive Interim Properties, Ltd., which is owned by a sole stockholder, and Haus Account, LLC (the "LLC") and an individual condominium unit, each of which are owned by the sole stockholder of EIP and her spouse (collectively, the "Company"). These entities and the condominium unit are involved in the same business. The Company was founded in 1987 and provides fully-furnished apartments, townhouses, condominiums and, to a lesser extent, homes (collectively, "accommodations") to individuals in need of flexible accommodations. The Company has offices in Baltimore, Maryland; and Washington, D.C.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these combined financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Combination

     The accompanying combined financial statements include the accounts of Exclusive Interim Properties, Ltd. and one affiliated entity. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The fair market value of the Company's financial instruments approximates their financial statement carrying value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the combined statements of operations. Depreciation is computed on the straight-line method over estimated useful lives for financial reporting purposes. For income tax reporting purposes, depreciation on equipment is determined using the double-declining balance method. Condominiums are depreciated using the straight-line method for financial reporting and income tax reporting purposes over the estimated useful life of the units. Estimated useful lives are as follows:

        ASSET CLASSIFICATION                                   ESTIMATED USEFUL LIFE
        --------------------                                   ---------------------
        Computer equipment........................................       3 years
        Office furniture and equipment............................       7 years
        Condominiums..............................................      39 years
        Vehicles..................................................       5 years
        Leasehold improvements....................................    Lease life

     Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new company offices are expensed as incurred.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

  Revenue Recognition

     The Company records cash payments from clients in advance of their stay as Deferred Revenue and recognizes these amounts as revenue on a pro rata basis over the length of the guests' stays.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable. The Company does not require collateral or security to support their receivables. The Company conducts periodic reviews of its clients' financial condition and payment practices to minimize collection risk on accounts receivable.

  Operating Stock

     Operating stock to furnish new apartment units, including linens, glassware, silverware, utensils, and small appliances, is capitalized as it is purchased and amortized over a three-year period to a residual value of 50% of its original cost. Additional purchases of operating stock for apartment units already established is expensed as incurred.

  Accommodation and Furniture Leases

     The Company leases substantially all of its accommodations on a short-term basis with lease terms ranging from three months to one year. Furniture for the accommodations is leased on a monthly basis from various furniture rental companies.

3.  INCOME TAXES

     The Company records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

     The provision (benefit) for income taxes consists of the following:

                                                         YEAR ENDED MARCH 31,
                                                         --------------------    DECEMBER 31,
                                                           1995        1996          1996
                                                         --------    --------    ------------
    Total provision (benefit) for income taxes:
      State............................................  $ (7,673)   $ 13,294      $ 14,390
      Federal..........................................   (56,467)     97,833       105,902
                                                         --------    --------      --------
                                                          (64,140)    111,127       120,292
                                                         --------    --------      --------
    Deferred
      State............................................     5,464      (6,389)       (6,679)
      Federal..........................................    40,210     (47,015)      (49,156)
                                                         --------    --------      --------
                                                           45,674     (53,404)      (55,835)
                                                         --------    --------      --------
              Total provision (benefit) for income
                taxes..................................  $(18,446)   $ 57,723      $ 64,457
                                                         ========    ========      ========

     Income taxes are not provided on the portion of income related to the LLC because those taxes are paid by the partners.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

     A reconciliation between the provision for income taxes computed at the statutory rates and the amount reflected in the accompanying combined statements of operations for the two years ended March 31, 1996 and the nine months ended December 31, 1996 is as follows:

                                                                                 NINE MONTHS
                                                         YEAR ENDED MARCH 31,       ENDED
                                                         --------------------    DECEMBER 31,
                                                           1995        1996          1996
                                                         --------    --------    ------------
    Computed expected federal tax provision............  $ (1,142)   $ 56,719      $ 47,829
    Increase (decrease) in taxes resulting from:
      State income taxes...............................      (222)     11,010         9,284
      Deductions taken for books not allowed for tax
         purposes......................................     3,941       4,053         3,400
      LLC income not taxable...........................   (14,996)    (11,531)       (4,373)
      Other............................................    (6,047)     (2,528)        8,317
                                                         --------    --------      --------
              Provision (benefit) for income taxes.....  $(18,466)   $ 57,723      $ 64,457
                                                         ========    ========      ========

     The Company uses the cash basis method for its tax returns. Deferred tax (assets) liabilities consist of the following:

                                                            MARCH 31, 1996     DECEMBER 31, 1996
                                                            --------------     -----------------
    Tax assets:
      Payables and accruals not yet deducted for tax
         purposes.........................................       214,874             295,680
      Net operating loss carry forwards...................            --              39,638
                                                                --------            --------
                                                                 214,874             335,318
                                                                --------            --------
    Tax liabilities:
      Accounts receivable not yet reported for tax
         purposes.........................................       (63,466)           (162,098)
      Operating stock expensed for tax purposes...........      (152,741)           (232,158)
      Other...............................................        (8,350)             (6,580)
                                                                --------            --------
                                                                (224,557)           (400,836)
                                                                --------            --------
              Net deferred tax liabilities................        (9,683)            (65,518)
                                                                ========            ========

     The Company has net operating loss carryforwards of $99,000 as of December 31, 1996.

4.  LAND, PROPERTY AND EQUIPMENT; OPERATING STOCK

     Land, property and equipment, and operating stock consist of the following:

                                                            MARCH 31, 1996     DECEMBER 31, 1996
                                                            --------------     -----------------
    Land..................................................    $  266,235           $  266,235
    Condominiums..........................................     1,166,700            1,166,700
    Leasehold improvements & vehicles.....................            --               30,992
    Computer equipment....................................        37,392               64,582
    Furniture and office equipment........................        66,266               66,266
                                                              ----------           ----------
              Total land, property and equipment..........     1,536,593            1,594,775
    Less -- accumulated depreciation......................       169,222              202,941
                                                              ----------           ----------
              Land, property and equipment, net...........    $1,367,371           $1,391,834
                                                              ==========           ==========
    Operating stock.......................................    $  535,583           $  814,070
    Less -- accumulated amortization......................       153,731              233,676
                                                              ----------           ----------
              Operating stock, net........................    $  381,852           $  580,394
                                                              ==========           ==========

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

5.  LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                            MARCH 31, 1996     DECEMBER 31, 1996
                                                            --------------     -----------------
    Mortgage note -- LLC..................................    $  975,520           $  962,935
    Installment note -- LLC...............................       150,000              100,000
    Mortgage notes -- stockholder.........................        58,481               56,182
    Revolving lines of credit.............................            --               49,817
    Automobile loan.......................................            --               16,683
                                                              ----------           ----------
              Total.......................................     1,184,001            1,185,617
    Less-current maturities...............................        70,080              136,579
                                                              ----------           ----------
              Total long-term debt........................    $1,113,921           $1,049,038
                                                              ==========           ==========

  Mortgage Note -- LLC

     On May 12, 1994, the LLC entered into a Mortgage note agreement with a bank, under which the bank provided cash of $1,005,000 in exchange for a $1,005,000 Mortgage note (the "Mortgage"). The Mortgage is secured by substantially all assets of the LLC, including 18 condominiums owned by the LLC. The Mortgage calls for monthly principal payments of $1,340 through June 1, 1999 at which time all outstanding borrowings are due. The Mortgage bears interest at bank's prime rate plus 1.5%. The interest rates at both March 31, 1996 and December 31, 1996 were 9.75%. Interest is payable monthly, in arrears.

  Installment Note -- LLC

     On May 12, 1994, the LLC entered into an agreement with a bank, pursuant to which the bank provided the LLC with cash of $200,000 in exchange for a $200,000 installment note (the "Installment Note"). The Installment Note calls for annual principal payments of $50,000, from May 1, 1995 through May 1, 1998. The Installment Note bears interest at the highest prime rate published in the Wall Street Journal on the last day of the immediately prior calendar month plus 1.5%. The interest rate at both March 31, 1996 and December 31, 1996 was 9.75%. Interest is payable monthly, in arrears.

  Mortgage -- Stockholder

     On October 22, 1993, the principal stockholder of the Company entered into a mortgage note agreement for $65,000. The mortgage is secured by a condominium owned by the stockholder located in Baltimore, Maryland. The mortgage calls for monthly payments of principal and interest in the amount of $590. The mortgage bears interest at a fixed rate of 7.0%. The mortgage and the condominium were contributed by the stockholder to the Company.

  Revolving Lines of Credit

     At December 31, 1996, the Company had a line of credit agreement expiring February 15, 1997 which provided for borrowings of up to $50,000 and bore interest at 8.25% on such date. At December 31, 1996, the Company's advances on this line of credit were $49,817.

  Automobile Loan

     In April 1996, the Company entered into a note payable agreement for $21,000 with Chrysler Financial Group. The note calls for monthly payments of principal and interest of $570 through April 1999. The note bears interest at a fixed rate of 8.55%.

                       EXCLUSIVE INTERIM PROPERTIES, LTD.

     The following is a schedule of required debt payments as of December 31, 1996:

            YEAR                                                         AMOUNT
            ----                                                       ----------
            1997.....................................................  $  136,579
            1998.....................................................      70,080
            1999.....................................................     935,300
            2000.....................................................       4,000
            2001.....................................................       4,000
            Thereafter...............................................      35,658
                                                                       ----------
                      Total..........................................  $1,185,617
                                                                       ==========

6.  LEASE COMMITMENTS

     The Company leases administrative offices, accommodations and furniture at several locations through August 31, 1999. Rent expense for the fiscal years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1996 was $2,183,491, $3,240,935 and $4,102,087, respectively. Minimum future rental payments at December 31, 1996 are as follows:

                                                                        OPERATING
                                                                         LEASES
                                                                        ---------
            1997......................................................  $  57,212
            1998......................................................     56,522
            1999......................................................     48,526
            2000......................................................     50,088
            2001......................................................     41,741
                                                                        ---------
                      Total...........................................  $ 254,089
                                                                        =========

7.  CONTINGENCIES

     Various lawsuits have arisen in the ordinary course of the Company's business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

8.  SALE OF COMPANY

     Effective on January 2, 1997, the Company was acquired, through a stock for stock merger, by BridgeStreet Accommodations, Inc. The stockholders of the Company received 1,001,805 shares of BridgeStreet Accommodations, Inc.'s common stock in exchange for all of the outstanding common stock of and equity interests in the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Home Again, Inc.:

     We have audited the accompanying combined balance sheets of Home Again, Inc. as of December 31, 1995 and 1996, and the related combined statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Home Again, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 21, 1997

                                HOME AGAIN, INC.

                            COMBINED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1996
                                                                         --------     --------
                                           ASSETS
Current Assets:
  Cash and cash equivalents............................................  $ 14,210     $145,140
  Accounts receivable..................................................    68,905      109,167
  Security deposits held by landlords..................................     6,801        7,553
  Prepaid expenses.....................................................   131,325      217,172
  Other current assets.................................................     1,774        1,293
                                                                         --------     --------
     Total current assets..............................................   223,015      480,325
Operating stock, net of accumulated amortization.......................    35,966      196,015
Property and equipment, net of accumulated depreciation................    68,759      142,508
                                                                         --------     --------
          Total assets.................................................  $327,740     $818,848
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable.....................................................  $191,119     $300,755
  Accrued expenses --
     Payroll and employee benefits.....................................     6,977          290
     Other.............................................................    42,500       64,750
  Deferred revenue.....................................................    20,850       30,880
  Security deposits due to customers...................................        --       60,460
  Due to stockholder...................................................     2,812      191,404
  Current portion of long-term debt....................................        --        8,595
                                                                         --------     --------
     Total current liabilities.........................................   264,258      657,134
Long-term debt, net of current maturities..............................        --       25,608
Commitments and Contingencies

Stockholder's Equity:
  Common stock.........................................................        30           30
  Additional paid-in capital...........................................     2,970        2,970
  Retained earnings....................................................    60,482      133,106
                                                                         --------     --------
     Total stockholder's equity........................................    63,482      136,106
                                                                         --------     --------
          Total liabilities and stockholder's equity...................  $327,740     $818,848
                                                                         ========     ========

    The accompanying notes are an integral part of these combined financial statements.

                                HOME AGAIN, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
Revenues............................................................  $1,569,502     $4,034,905
Operating Expenses:
  Cost of services..................................................   1,283,752      3,133,900
  Selling, general and administrative expense.......................     212,242        586,339
                                                                      ----------     ----------
     Total operating expenses.......................................   1,495,994      3,720,239
                                                                      ----------     ----------
     Operating income...............................................      73,508        314,666
Other Income:
  Interest income...................................................         362          1,202
  Other income......................................................      33,042         75,702
                                                                      ----------     ----------
     Other income, net..............................................      33,404         76,904
                                                                      ----------     ----------
Net income..........................................................  $  106,912     $  391,570
                                                                      ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                                HOME AGAIN, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                               TOTAL
                                                  COMMON STOCK     ADDITIONAL   RETAINED    STOCKHOLDER'S
                                                 ---------------    PAID-IN     EARNINGS       EQUITY
                                                 SHARES   AMOUNT    CAPITAL     (DEFICIT)     (DEFICIT)
                                                 ------   ------   ----------   ---------   -------------
Balance, December 31, 1994.....................  1,000     $ 10      $  990     $ (46,430)    $ (45,430)
  Issuance of stock............................  2,000       20       1,980            --         2,000
  Net income...................................     --       --          --       106,912       106,912
                                                 -----     ----      ------     ---------     ---------
Balance, December 31, 1995.....................  3,000       30       2,970        60,482        63,482
  Distributions to stockholder.................     --       --          --      (318,946)     (318,946)
  Net income...................................     --       --          --       391,570       391,570
                                                 -----     ----      ------     ---------     ---------
Balance, December 31, 1996.....................  3,000     $ 30      $2,970     $ 133,106     $ 136,106
                                                 =====     ====      ======     =========     =========

    The accompanying notes are an integral part of these combined financial statements.

                                HOME AGAIN, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1995          1996
                                                                       --------      ---------
Cash Flows From Operating Activities:
  Net income..........................................................  $106,912     $ 391,570
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation and amortization....................................    23,518       101,045
     Change in operating assets and liabilities --
       Accounts receivable............................................   (54,407)      (40,262)
       Security deposits held by landlords............................      (783)         (752)
       Prepaid expenses...............................................   (96,119)      (85,847)
       Other current assets...........................................      (999)          481
       Accounts payable...............................................   171,759       109,636
       Advanced rent..................................................     5,132        10,030
       Security deposits due customers................................        --        60,460
       Accrued expenses...............................................    19,789        15,563
                                                                        --------     ---------
          Net cash provided by operating activities...................   174,802       561,924
                                                                        --------     ---------
Cash Flows From Investing Activities:
  Purchases of operating stock........................................   (43,159)     (200,689)
  Purchases of property and equipment.................................   (55,918)     (134,154)
                                                                        --------     ---------
          Net cash used in investing activities.......................   (99,077)     (334,843)
                                                                        --------     ---------
Cash Flows From Financing Activities:
  Due to stockholder..................................................   (64,179)      188,592
  Proceeds from issuance of stock.....................................     2,000            --
  Payments of long-term debt..........................................        --        (4,411)
  Proceeds from long-term debt........................................        --        38,614
  Distribution to stockholder.........................................        --      (318,946)
                                                                        --------     ---------
          Net cash used in financing activities.......................   (62,179)      (96,151)
                                                                        --------     ---------
Net increase in cash and cash equivalents.............................    13,546       130,930
Cash and cash equivalents, beginning of year..........................       664        14,210
                                                                        --------     ---------
Cash and cash equivalents, end of year................................  $ 14,210     $ 145,140
                                                                        ========     =========
Supplemental Cash Flow Information:
          Cash paid for interest......................................  $    362     $   1,202
                                                                        ========     =========

    The accompanying notes are an integral part of these combined financial statements.

                                HOME AGAIN, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     The accompanying combined financial statements include the accounts of Home Again, Inc. and two affiliated entities in the same business (collectively, "Home Again" or the "Company"), all of which are S corporations owned by the same stockholder. The Company was founded in 1994 and provides fully-furnished apartments, townhouses, condominiums and, to a lesser extent, homes (collectively, "accommodations") to individuals in need of flexible accommodations. The Company has offices in Minneapolis, Minnesota; and Oklahoma City, Oklahoma.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The fair market value of the Company's financial instruments approximates their financial statement carrying value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Leasehold improvements are capitalized and charged to expense through depreciation. Upon sale or retirements, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the statement of operations. Depreciation is determined using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

                                                                            ESTIMATED
        ASSET CLASSIFICATION                                               USEFUL LIFE
        --------------------                                               -----------
        Computer equipment...............................................    3-5 years
        Office furniture and equipment...................................      5 years
        Leasehold improvements...........................................      7 years
        Vehicles.........................................................      5 years

     Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new company offices are expenses as incurred.

  Revenue Recognition

     The Company recognizes revenues on the sublease of accommodations for its clients as services are provided.

                                HOME AGAIN, INC.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable. The Company does not require collateral or other security to support their receivables. The Company conducts periodic reviews of its clients' financial conditions and payment practices to minimize collection risks on accounts receivable.

  Operating Stock

     Operating stock to furnish new apartment units, including linen, glass and silver, and minor appliances is capitalized as it is purchased and amortized over a three-year period to a residual value of 50% of the original cost. Additional purchases of operating stock for apartment units established is expensed as incurred.

  Apartment and Furniture Leases

     The Company leases substantially all of its accommodations under lease terms ranging from one to two years. Furniture for the accommodations is leased on a monthly basis from various furniture rental companies.

3.  INCOME TAXES

     The Company, with the consent of its stockholder, elected to be recognized as an S corporation under the appropriate federal and state tax codes beginning June 8, 1993. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate shares of the Company's taxable income. As a result, the recognition of current and deferred income taxes is not needed in the accompanying combined financial statements.

4.  PROPERTY AND EQUIPMENT; OPERATING STOCK

     Property and equipment and operating stock consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1995         1996
                                                                      -------     --------
    Computer equipment..............................................  $18,542     $ 35,171
    Furniture and office equipment..................................   71,405      146,787
    Vehicles........................................................       --       42,143
                                                                      -------     --------
         Total property and equipment...............................   89,947      224,101
    Less -- accumulated depreciation................................   21,188       81,593
                                                                      -------     --------
              Property and equipment, net...........................  $68,759     $142,508
                                                                      =======     ========
    Operating stock.................................................  $43,159     $243,848
    Less -- accumulated amortization................................    7,193       47,833
                                                                      -------     --------
              Operating stock, net..................................  $35,966     $196,015
                                                                      =======     ========

5.  DEBT

     Long-term debt consist of the following:

                                                                              DECEMBER 31,
                                                                                  1996
                                                                              ------------
    Note payable to a bank, interest rate of 8.75%, due in 48 equal installments through October 2000, secured by an automobile
      purchased with the proceeds from the note...........................       $18,031
    Note payable to a bank, interest rate of 9.5%, due in 48 equal installments through March 2000; secured by an automobile purchased
      with the proceeds from the note.....................................        16,172
                                                                                 -------
                                                                                  34,203
    Less -- current maturities............................................         8,595
                                                                                 -------
    Total long-term debt..................................................       $25,608
                                                                                 =======

                                HOME AGAIN, INC.

     The following is a schedule of required debt payments as of December 31, 1996:

    1997.......................................................................  $ 8,595
    1998.......................................................................    9,641
    1999.......................................................................   10,561
    2000.......................................................................    5,406
                                                                                 -------
              Total............................................................  $34,203
                                                                                 =======

6.  LEASE COMMITMENTS

     The Company leases administrative offices, apartment units and furniture at several locations through 1998. Rent expense for the fiscal years ended December 31, 1995 and 1996 was $989,203 and $2,592,965 respectively. Minimum future rental payments on long-term leases at December 31, 1996 are as follows:

                                                                OPERATING LEASES
                                                                ----------------
                1997..........................................      $ 59,793
                1998..........................................        57,078
                1999..........................................        53,340
                2000..........................................        51,070
                2001..........................................        50,247
                Thereafter....................................       111,168
                                                                    --------
                          Total...............................      $382,696
                                                                    ========

7.  DISTRIBUTION TO STOCKHOLDER

     The Company declared a distribution to the stockholder during December 1996 in the amount of $191,404, related to 1996 earnings, to be paid in 1997.

8.  CONTINGENCIES

     Various lawsuits have arisen in the ordinary course of the Company's business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

9.  STOCKHOLDERS' EQUITY

     Combined stockholder's equity includes the following common stock accounts as of December 31, 1995 and 1996 (.01 par value and voting for all classes of common stock).

                                                                            OUTSTANDING
                                                                              SHARES      AMOUNT
                                                                            -----------   ------
Home Again, Inc.
     Authorized--1,000,000................................................     1,000       $ 10
Home Again, Corporate Housing, Inc.
     Authorized--100,000..................................................     1,000       $ 10
Home Again, Amenities, Inc.
     Authorized--100,000..................................................     1,000       $ 10

10.  SALE OF COMPANY

     Effective on March 31, 1997, the Company was acquired, through a stock for stock merger, by Bridgestreet Accomodations, Inc. The stockholder of the Company received 475,000 shares of Bridgestreet Accomodations, Inc.'s common stock in exchange for all of the outstanding common stock of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Temporary Housing Experts, Inc.:

     We have audited the accompanying balance sheets of Temporary Housing Experts, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Temporary Housing Experts, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Memphis, Tennessee
March 21, 1997
  (except for Note 10, for which
  the date is June 30, 1997)

                        TEMPORARY HOUSING EXPERTS, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1996
                                                                         --------     --------
                                            ASSETS
Current Assets:
  Cash and cash equivalents............................................  $213,845     $ 51,536
  Accounts receivable, less allowance for doubtful accounts of $1,311
     in 1995 and 1996..................................................    77,481       99,487
  Deferred income taxes................................................    46,300       70,794
  Prepaid expenses.....................................................        --       25,504
  Security deposits held by landlord complexes.........................    18,566       24,244
                                                                         --------     --------
     Total current assets..............................................   356,192      271,565
Operating stock, net of accumulated amortization.......................   141,680      145,086
Property and equipment, net of accumulated depreciation................    82,265       58,450
                                                                         --------     --------
          Total assets.................................................  $580,137     $475,101
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.................................  $ 15,669     $ 18,745
  Accounts payable.....................................................     1,257        6,046
  Security deposits due to customers...................................    51,087       50,548
  Deferred revenue.....................................................     3,363       34,347
  Accrued expenses.....................................................   115,750       51,875
  Accrued income taxes.................................................    48,287       15,895
                                                                         --------     --------
     Total current liabilities.........................................   235,413      177,456
Long-term debt, net of current maturities..............................    15,669       11,873
Deferred income taxes..................................................    56,671       58,033
Stockholders' Equity:
  Common stock.........................................................     1,000        1,000
  Retained earnings....................................................   271,384      226,739
                                                                         --------     --------
     Total stockholders' equity........................................   272,384      227,739
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $580,137     $475,101
                                                                         ========     ========

   The accompanying notes are an integral part of these financial statements.

                        TEMPORARY HOUSING EXPERTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
Revenues............................................................  $3,085,736     $3,582,924
Operating Expenses:
  Cost of services..................................................   2,190,252      2,578,247
  Selling, general and administrative expense.......................     865,689      1,077,568
                                                                      ----------     ----------
     Total operating expenses.......................................   3,055,941      3,655,815
                                                                      ----------     ----------
     Operating income (loss)........................................      29,795        (72,891)
Other Income (Expense):
  Interest expense..................................................      (1,018)          (977)
  Other income (expense)............................................      (3,649)         6,197
                                                                      ----------     ----------
     Other income (expense), net....................................      (4,667)         5,220
                                                                      ----------     ----------
Income (loss) before provision for income taxes.....................      25,128        (67,671)
Benefit for income taxes............................................      (1,923)       (23,026)
                                                                      ----------     ----------
Net income (loss)...................................................  $   27,051     $  (44,645)
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                        TEMPORARY HOUSING EXPERTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK                         TOTAL
                                                     -----------------     RETAINED     STOCKHOLDERS'
                                                     SHARES     AMOUNT     EARNINGS        EQUITY
                                                     ------     ------     --------     -------------
Balance, December 31, 1994.........................  1,000      $1,000     $244,333        $245,333
  Net income.......................................     --          --       27,051          27,051
                                                     -----      ------     --------        --------
Balance, December 31, 1995.........................  1,000       1,000      271,384         272,384
  Net loss.........................................     --          --      (44,645)        (44,645)
                                                     -----      ------     --------        --------
Balance, December 31, 1996.........................  1,000      $1,000     $226,739        $227,739
                                                     =====      ======     ========        ========

   The accompanying notes are an integral part of these financial statements.

                        TEMPORARY HOUSING EXPERTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1995          1996
                                                                       ---------     ---------
Cash Flows From Operating Activities:
  Net (loss) income................................................    $  27,051     $ (44,645)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities --
     Depreciation and amortization.................................       41,044        59,507
     Provision for bad debts.......................................       (1,359)           --
     Gain on sale of property and equipment........................           --        (6,197)
     Change in operating assets and liabilities --
       Accounts receivable.........................................          740       (26,547)
       Prepaid expenses and deposits...............................        1,247       (31,182)
       Accounts payable............................................      (12,131)        4,789
       Accrued expenses............................................      102,745       (96,267)
       Deferred revenue............................................       (4,615)       30,984
       Refundable customer deposits................................       17,584          (539)
       Loans made to employees.....................................       (1,676)           --
       Loan payments from employees................................           --         4,541
       Deferred income taxes.......................................      (23,512)      (23,132)
                                                                       ---------     ---------
          Net cash provided by (used in) operating activities......      147,118      (128,688)
                                                                       ---------     ---------
Cash Flows from Investing Activities:
  Purchases of operating stock.....................................      (54,534)      (23,250)
  Purchases of property and equipment..............................      (83,521)      (33,553)
  Proceeds from sale of property and equipment.....................           --        23,901
                                                                       ---------     ---------
          Net cash used in investing activities....................     (138,055)      (32,902)
                                                                       ---------     ---------
Cash Flows from Financing Activities:
  Proceeds from notes payable......................................       31,338        17,100
  Payments of notes payable........................................      (14,251)      (17,819)
  Advances from stockholder........................................           --        50,000
  Repayments to stockholder........................................           --       (50,000)
                                                                       ---------     ---------
          Net cash provided by (used in) financing activities......       17,087          (719)
                                                                       ---------     ---------
Net (decrease) increase in cash and cash equivalents...............       26,150      (162,309)
Cash and cash equivalents, beginning of year.......................      187,695       213,845
                                                                       ---------     ---------
Cash and cash equivalents, end of year.............................    $ 213,845     $  51,536
                                                                       =========     =========
Supplemental Cash Flow Information:
          Cash paid for interest...................................    $     979     $     969
                                                                       =========     =========
          Cash paid for income taxes...............................    $  17,800     $  27,564
                                                                       =========     =========

   The accompanying notes are an integral part of these financial statements.

                        TEMPORARY HOUSING EXPERTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     Temporary Housing Experts, Inc. (the "Company") was founded in 1991, and provides fully-furnished apartments, townhouses, condominiums and, to a lesser extent, homes (collectively "accommodations") to individuals in need of flexible accommodations. The Company has offices in: Memphis, Tennessee; and Jackson, Mississippi.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies followed in the preparation of these financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The fair market value of the Company's financial instruments approximates their financial statement carrying value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Leasehold improvements are capitalized and charged to expense through depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the statement of operations. Depreciation is determined using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

                                                                             ESTIMATED
        ASSET CLASSIFICATION                                                USEFUL LIFE
        --------------------                                                -----------
        Computer equipment..............................................        3 Years
        Office furniture and equipment..................................        5 Years
        Leasehold improvements..........................................        7 Years
        Vehicles........................................................        5 Years

  Revenue Recognition

     The Company recognizes revenues on the rentals of accommodations to its clients on a pro rata basis over the length of the client's stay.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable. The Company does not require collateral or other security to support their receivables. The Company conducts periodic reviews of its clients' financial condition and payment practices to minimize collection risks on accounts receivable.

                        TEMPORARY HOUSING EXPERTS, INC.

  Operating Stock

     Operating stock to furnish new units, including linen, glassware, silverware and minor appliances is capitalized as it is purchased and amortized over a three-year period to a residual value of 50% of the original cost. Additional purchases of operating stock for apartment units already established is expensed as incurred.

  Accommodation and Furniture Leases

     The Company leases substantially all of its accommodations under lease terms ranging from one to two years. Furniture for the accommodations is leased on a monthly basis from various furniture rental companies.

3.  INCOME TAXES

     The Company records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.

     The provision (benefit) for income taxes consists of the following:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1996
                                                                    ---------     ---------
    Current --
      State........................................................  $  5,009     $    106
      Federal......................................................    16,580           --
                                                                     --------     --------
                                                                       21,589          106
                                                                     --------     --------
    Deferred --
      State........................................................  $ (1,881)    $ (2,891)
      Federal......................................................   (21,631)     (20,241)
                                                                     --------     --------
                                                                      (23,512)     (23,132)
                                                                     --------     --------
              Total benefit for income taxes.......................  $ (1,923)    $(23,026)
                                                                     ========     ========

     A reconciliation between the benefit for income taxes computed at the statutory rates and the amount reflected in the accompanying statements of operations for the two years ended is as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                       1995          1996
                                                                    ---------     ---------
    Computed expected federal tax provision (benefit)..............  $  3,769     $(23,008)
    Increase (decrease) in taxes resulting from:
      State income taxes, net of federal benefit...................       829       (4,060)
      Other........................................................    (6,521)       4,042
                                                                     --------     --------
              Benefit for income taxes.............................  $ (1,923)    $(23,026)
                                                                     ========     ========

                        TEMPORARY HOUSING EXPERTS, INC.

                                                                     YEAR ENDED DECEMBER 31,
                                                                        1995         1996
                                                                     ---------    ----------
    Deferred tax assets (liabilities) consist of the following:
    Tax assets --
      Accruals not yet deductible for tax purposes.................  $ 46,300     $ 20,750
      Net operating loss carryforward..............................        --       50,044
                                                                     --------     --------
                                                                       46,300       70,794
    Tax liabilities --
      Operating stock expensed for tax purposes....................   (56,671)     (58,033)
                                                                     --------     --------
              Net deferred tax asset (liability)...................  $(10,371)    $ 12,761
                                                                     --------     --------

4.  PROPERTY AND EQUIPMENT; OPERATING STOCK

     Property and equipment and operating stock consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1995        1996
                                                                      ---------   --------
    Leasehold improvements..........................................   $  1,987   $  1,987
    Computer equipment..............................................     26,298     42,602
    Furniture and office equipment..................................     28,429     23,204
    Vehicles........................................................     80,258     65,296
                                                                       --------   --------
              Total property and equipment..........................    136,972    133,089
    Less -- accumulated depreciation................................     54,707     74,639
                                                                       --------   --------
              Property and equipment, net...........................   $ 82,265   $ 58,450
                                                                       ========   ========
    Operating stock.................................................   $203,244   $226,494
    Less -- accumulated amortization................................     61,564     81,408
                                                                       --------   --------
              Operating stock, net..................................   $141,680   $145,086
                                                                       ========   ========

5.  DEBT

     Long-term obligations consist of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1995       1996
                                                                       --------   --------
    Notes payable to financial institutions, interest ranging from 0%
      to 7.99% maturing at various dates through March 2001: secured by certain automobiles purchased with the proceeds from the
      notes..........................................................  $ 31,338   $ 30,618
    Less -- current maturities.......................................   (15,669)   (18,745)
                                                                       --------   --------
                                                                       $ 15,669   $ 11,873
                                                                       ========   ========

6.  LEASE COMMITMENTS

     The Company leases administrative offices, accommodations and furniture at several locations through 1998. Rent expense for the fiscal years ended December 31, 1995 and 1996 was $1,890,967 and $2,164,855, respectively. Minimum future rental payments on long-term leases at December 31, 1996 are as follows:

                                                                    OPERATING LEASES
                                                                    ----------------
            1997................................................        $709,278
            1998................................................          65,825
                                                                        --------
                      Total.....................................        $775,103
                                                                        ========

                        TEMPORARY HOUSING EXPERTS, INC.

7.  PENSION PLAN

     Eligible employees of the Company participate in a profit sharing plan sponsored by the Company. This defined contribution plan was effective on January 1, 1995 and provides that the Company will match participant contributions within specific limitations. The Company's contributions to the plan amounted to approximately $28,000 in 1995. There was no contribution to the plan in 1996.

8.  CONTINGENCIES

     Various lawsuits have arisen in the ordinary course of the Company's business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition and results of operations.

9.  SALE OF COMPANY

     Effective on January 2, 1997, the Company was acquired, through a stock for stock merger, by BridgeStreet Accommodations, Inc. The stockholders of the Company received 391,408 shares of BridgeStreet Accommodations, Inc.'s common stock in exchange for all of the outstanding common stock of the Company.

10.  SUBSEQUENT EVENTS


     On June 30, 1997, the Company acquired all the assets of a flexible accommodation services provider in Memphis for $1 million, which was financed with intercompany debt from BridgeStreet. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $900,000, which will be accounted for as goodwill and will be amortized over 35 years. Allocation of purchase price was based on estimates of the fair value of the net assets acquired.

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

               Prospectus Summary.........................     3
               Risk Factors...............................     8
               Combination................................    13
               Price Range of Common Stock................    14
               Dividend Policy............................    14
               Selected Financial Data....................    15
               Selected Individual Founding Company
                 Financial and Other Data.................    17
               Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations...............................    18
               Business...................................    26
               Management.................................    35
               Certain Transactions.......................    41
               Description of Capital Stock...............    43
               Shares Eligible for Future Sale............    45
               Plan of Distribution.......................    45
               Legal Matters..............................    46
               Experts....................................    46
               Interests of Named Experts and Counsel.....    46
               Additional Information.....................    47
               Index to Financial Statements..............   F-1

================================================================================

================================================================================



                                1,500,000 SHARES



                                      LOGO



                                  COMMON STOCK



                            ------------------------

                                   PROSPECTUS

                            ------------------------




                               NOVEMBER 14, 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Reference is made to Section 145 of the DGCL, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

     The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or is or was serving at the request of the Registrant as a director, officer, trustee employee or agent of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

     Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


                                                                                      SEQUENTIAL
EXHIBIT                                 DESCRIPTION                                    PAGE NO.
-------                                 -----------                                   ----------
  *3.1    Certificate of Incorporation of the Company.............................

  *3.2    By-laws of the Company..................................................

  *4.1    Form of Specimen Stock Certificate......................................

 **5      Opinion of Nutter, McClennen & Fish, LLP................................

 *10.1    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., EIP Acquisition Corp., Exclusive
          Interim Properties, Ltd. and Melanie R. Sabelhaus.......................

 *10.2    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., THEI Acquisition Corp., Temporary
          Housing Experts, Inc., Connie F. O'Briant and Thomas W. O'Briant........

 *10.3    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., TCHI Acquisition Corp., Temporary
          Corporate Housing Columbus, Inc., Temporary Corporate Housing Cleveland,
          Inc., Temporary Corporate Housing Cincinnati, Inc., Temporary Corporate
          Housing Pittsburgh, Inc., SLD Partnership, Lynda Clutchey, David
          Clutchey III, Beth Holzer and David Holzer..............................

 *10.4    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., CL Acquisition Corp., Corporate
          Lodgings, Inc., Corporate Lodgings of Kentucky, Inc., Corporate Lodgings
          of Minnesota, Inc., Corporate Lodgings of Pennsylvania, Inc., Corporate
          Lodgings of Wisconsin, Inc. and Rocco A. Di Lillo.......................

 *10.5    Agreement and Plan of Merger dated as of March 31, 1997 by and among
          BridgeStreet International Inc., HAI Acquisition Corp., Home Again,
          Inc., Home Again Amenities, Inc., Home Again Corporate Housing, Inc. and
          Sandra A. Brown.........................................................

 *10.6    1997 Equity Incentive Plan..............................................

 *10.7    Stock Plan for Non-Employee Directors...................................

 *10.8    Employment Agreement dated December 30, 1996, between CL Acquisition
          Corp. and Rocco A. Di Lillo.............................................

 *10.9    Employment Agreement dated December 30, 1996, between EIP Acquisition
          Corp. and Melanie R. Sabelhaus..........................................

 *10.10   Employment Agreement dated December 30, 1996 between THEI Acquisition
          Corp. and Connie F. O'Briant............................................

 *10.11   Employment Agreement dated December 30, 1996, between TCHI Acquisition
          Corp. and Lynda Clutchey................................................

 *10.12   Employment Agreement dated as of January 2, 1997, between BridgeStreet
          International Inc. and Mark D. Gagne....................................

 *10.13   Employment Agreement dated as of March 31, 1997, between BridgeStreet
          International Inc. and William N. Hulett, III...........................

 *10.14   Revolving Credit Agreement dated as of March 31, 1997 between
          BridgeStreet International Inc., as Borrower, and Fleet National Bank
          and the Other Lending Institutions listed on Schedule 1 thereto and
          Fleet National Bank as Agent............................................

 *10.15   Revolving Credit Note for the principal balance of $10,000,000, dated
          March 31, 1997..........................................................

 *10.16   Rental Agreement between Saturn Enterprises Inc. and Temporary Corporate
          Housing Inc. dated December 28, 1995....................................

                                                                                      SEQUENTIAL
EXHIBIT                                 DESCRIPTION                                    PAGE NO.
-------                                 -----------                                   ----------
 *10.17   Exclusive Lease Agreement between Integrity Furniture, Inc. and
          Temporary Corporate Housing Pittsburgh, Inc. dated September 12, 1995...

 *21      Subsidiaries of the Registrant..........................................

 +23.1    Consent of Arthur Andersen, LLP.........................................

**23.2    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).......

**24      Power of Attorney (contained in the signature page to this Registration
          Statement)..............................................................


---------------

 * Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-26647).

** Previously filed.

 + Filed herewith.

     (B) FINANCIAL STATEMENT SCHEDULES

     The following Financial Statement Schedule is filed herewith as part of this Registration Statement:

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, the State of Ohio, on the 14th day of November 1997.


                                          BRIDGESTREET ACCOMMODATIONS, INC.


                                          By:       /s/ MARK D. GAGNE
                                            ------------------------------------
                                                       Mark D. Gagne
                                                  Chief Financial Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----

         /s/ WILLIAM N. HULETT, III*           President, Chief Executive    November 14, 1997
---------------------------------------------    Officer and Director
             William N. Hulett, III

              /s/ MARK D. GAGNE                Chief Financial Officer and   November 14, 1997
---------------------------------------------    Principal Accounting
                  Mark D. Gagne                  Officer

            /s/ PAUL M. VERROCHI*              Chairman of the Board         November 14, 1997
---------------------------------------------
                Paul M. Verrochi

           /s/ ROCCO A. DI LILLO*              Vice President, Chief         November 14, 1997
---------------------------------------------    Operating Officer and
               Rocco A. Di Lillo                 Director

            /s/ JAMES M. BIGGAR*               Director                      November 14, 1997
---------------------------------------------
                James M. Biggar

           /s/ LYNDA D. CLUTCHEY*              Director                      November 14, 1997
---------------------------------------------
               Lynda D. Clutchey

            /s/ ROBERT R. MESEL*               Director                      November 14, 1997
---------------------------------------------
                Robert R. Mesel

           /s/ CONNIE F. O'BRIANT*             Director                      November 14, 1997
---------------------------------------------
               Connie F. O'Briant

                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----

          /s/ MELANIE R. SABELHAUS*            Director                      November 14, 1997
---------------------------------------------
              Melanie R. Sabelhaus

           /s/ JERRY SUE THORNTON*             Director                      November 14, 1997
---------------------------------------------
               Jerry Sue Thornton



*By:        /s/ MARK D. GAGNE
     -----------------------------------
                Mark D. Gagne
              Attorney-in-fact



      Powers of Attorney have been filed with this Registration Statement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of BridgeStreet Accommodations, Inc.

     We have audited, in accordance with generally accepted auditing standards, the combined financial statements of Temporary Corporate Housing Columbus, Inc. and have issued our report thereon dated February 28, 1997. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Temporary Corporate Housing Columbus, Inc.'s Schedule of Valuation and Qualifying Accounts, included in Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the combined financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 28, 1997

SCHEDULE II

                   TEMPORARY CORPORATE HOUSING COLUMBUS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                         PROVISION
                                          BALANCE AT      CHARGED                    ACCOUNTS     BALANCE
                                          BEGINNING         TO         ACCOUNTS      WRITTEN      AT END
                                           OF YEAR        EXPENSE      RECOVERED       OFF        OF YEAR
                                          ----------     ---------     ---------     --------     -------
Year Ended December 31, 1996
  Allowance for Doubtful Accounts.......     $ --         $ 45,000       $  --         $ --       $45,000

Year Ended December 31, 1995
  Allowance for Doubtful Accounts.......     $ --         $     --       $  --         $ --       $    --

Year Ended December 31, 1994
  Allowance for Doubtful Accounts.......     $ --         $     --       $  --         $ --       $    --

                                 EXHIBIT INDEX


                                                                                      SEQUENTIAL
EXHIBIT                                 DESCRIPTION                                    PAGE NO.
-------                                 -----------                                   ----------
  *3.1    Certificate of Incorporation of the Company.............................

  *3.2    By-laws of the Company..................................................

  *4.1    Form of Specimen Stock Certificate......................................

 **5      Opinion of Nutter, McClennen & Fish, LLP................................

 *10.1    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., EIP Acquisition Corp., Exclusive
          Interim Properties, Ltd. and Melanie R. Sabelhaus.......................

 *10.2    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., THEI Acquisition Corp., Temporary
          Housing Experts, Inc., Connie F. O'Briant and Thomas W. O'Briant........

 *10.3    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., TCHI Acquisition Corp., Temporary
          Corporate Housing Columbus, Inc., Temporary Corporate Housing Cleveland,
          Inc., Temporary Corporate Housing Cincinnati, Inc., Temporary Corporate
          Housing Pittsburgh, Inc., SLD Partnership, Lynda Clutchey, David
          Clutchey III, Beth Holzer and David Holzer..............................

 *10.4    Agreement and Plan of Merger dated as of December 30, 1996 by and among
          BridgeStreet International Inc., CL Acquisition Corp., Corporate
          Lodgings, Inc., Corporate Lodgings of Kentucky, Inc., Corporate Lodgings
          of Minnesota, Inc., Corporate Lodgings of Pennsylvania, Inc., Corporate
          Lodgings of Wisconsin, Inc. and Rocco A. Di Lillo.......................

 *10.5    Agreement and Plan of Merger dated as of March 31, 1997 by and among
          BridgeStreet International Inc., HAI Acquisition Corp., Home Again,
          Inc., Home Again Amenities, Inc., Home Again Corporate Housing, Inc. and
          Sandra A. Brown.........................................................

 *10.6    1997 Equity Incentive Plan..............................................

 *10.7    Stock Plan for Non-Employee Directors...................................

 *10.8    Employment Agreement dated December 30, 1996, between CL Acquisition
          Corp. and Rocco A. Di Lillo.............................................

 *10.9    Employment Agreement dated December 30, 1996, between EIP Acquisition
          Corp. and Melanie R. Sabelhaus..........................................

 *10.10   Employment Agreement dated December 30, 1996 between THEI Acquisition
          Corp. and Connie F. O'Briant............................................

 *10.11   Employment Agreement dated December 30, 1996, between TCHI Acquisition
          Corp. and Lynda Clutchey................................................

 *10.12   Employment Agreement dated as of January 2, 1997, between BridgeStreet
          International Inc. and Mark D. Gagne....................................

 *10.13   Employment Agreement dated as of March 31, 1997, between BridgeStreet
          International Inc. and William N. Hulett, III...........................

 *10.14   Revolving Credit Agreement dated as of March 31, 1997 between
          BridgeStreet International Inc., as Borrower, and Fleet National Bank
          and the Other Lending Institutions listed on Schedule 1 thereto and
          Fleet National Bank as Agent............................................

 *10.15   Revolving Credit Note for the principal balance of $10,000,000, dated
          March 31, 1997..........................................................

 *10.16   Rental Agreement between Saturn Enterprises Inc. and Temporary Corporate
          Housing Inc. dated December 28, 1995....................................

 *10.17   Exclusive Lease Agreement between Integrity Furniture, Inc. and
          Temporary Corporate Housing Pittsburgh, Inc. dated September 12, 1995...

 *21      Subsidiaries of the Registrant..........................................

                                                                                      SEQUENTIAL
EXHIBIT                                 DESCRIPTION                                    PAGE NO.
-------                                 -----------                                   ----------
 +23.1    Consent of Arthur Andersen, LLP.........................................

**23.2    Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).......

**24      Power of Attorney (contained in the signature page to this Registration
          Statement)..............................................................


---------------
 * Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-26647).


** Previously filed.


 + Filed herewith.